As filed with the Securities and Exchange Commission on December 21, 1999

                                  File No. 333-
                                File No. 811-5343

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

            Registration Statement Under the Securities Act of 1933 X
                           Pre-Effective Amendment No.
                          Post-Effective Amendment No.

           For Registration Under the Investment Company Act of 1940 X
                                  Amendment No.

                      GE Life & Annuity Separate Account 4
                           (EXACT NAME OF REGISTRANT)

                      GE Life and Annuity Assurance Company
                               (Name of Depositor)
                              6610 W. Broad Street
                            Richmond, Virginia 23230
               (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICE)
                  Depositor's Telephone Number: (804) 281-6000



(NAME AND ADDRESS OF AGENT FOR SERVICE)
            Patricia L. Dysart                           COPY TO:
         Associate General Counsel                 Stephen E. Roth, Esquire
         and Asst. Vice President             Sutherland, Asbill & Brennan, LLP.
          GE Financial Assurance                1275 Pennsylvania Avenue, N.W.
           6610 W. Broad Street                    Washington, D.C. 20004
        Richmond, Virginia  23230

                  APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 As soon as practicable after the effective date of the registration statement.

                      TITLE OF SECURITIES BEING REGISTERED:
Interests in a Separate Account Under Flexible Premium Variable Annuity Policies

                                FILING FEE: None

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      GE LIFE & ANNUITY SEPARATE ACCOUNT 4
                       VARIABLE DEFERRED ANNUITY CONTRACT

                                FORM P1153 12/99

ISSUED BY:                                 ADMINISTRATIVE OFFICE:
GE Life and Annuity Assurance Company      GE Life and Annuity Assurance Company
6610 West Broad Street                     P.O. Box 691
Richmond, VA  23230                        Leesburg, VA  20178
Telephone:  (804) 281-6000

This prospectus describes an individual flexible premium variable deferred annuity contract (the "Contract") issued by GE Life and Annuity Assurance Company (the "Company", "GE Life & Annuity," "we," "us," or "our"). Most transactions involving this Contract may be performed through our Electronic Service Center.

The Contract offers you the accumulation of Contract Value and payment of periodic annuity benefits. We pay these benefits on a variable basis.

You may allocate your Purchase Payments to the Separate Account. The Subaccounts of the Separate Account invest in shares of the Funds. We list the Funds, and their currently available portfolios, below.

Both the value of a Contract before the Annuity Commencement Date and the amount of monthly payments afterward will depend upon the investment performance of the portfolio(s) you select. You bear the investment risk of investing in the portfolios.

                           GE INVESTMENTS FUNDS, INC.
o S&P 500 Index Fund                            o Money Market Fund
o Total Return Fund                             o International Equity Fund
o Real Estate Securities Fund                   o Value Equity Fund
o Income Fund                                   o U.S. Equity Fund
o Premier Growth Equity Fund

                 FIDELITY VARIABLE INSURANCE PRODUCTS FUND
o VIP Overseas Portfolio

               FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
o VIP III Growth & Income Portfolio          o VIP III Growth Opportunities
                                               Portfolio

                            JANUS ASPEN SERIES
o Capital Appreciation Portfolio          o High Yield Portfolio
o Flexible Income Portfolio               o International Growth Portfolio
o Equity Income Portfolio

                           AIM VARIABLE INSURANCE FUNDS, INC.
o AIM V.I. Capital Appreciation Fund       o AIM V.I. Global Utilities Fund
o AIM V.I. Capital Development Fund        o AIM V.I. Aggressive Growth Fund
o AIM V.I. Telecommunications Fund         o AIM V.I. Government Securities Fund
o AIM V.I. Growth & Income Fund

                        DELAWARE GROUP PREMIUM FUND, INC.
o Delaware Devon Series                     o Delaware Social Awareness Series


Not all of these portfolios may be available in all states or in all markets.

YOUR INVESTMENT IN THE CONTRACT IS NOT A DEPOSIT OF A BANK AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENT AGENCY.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus details the information regarding the Separate Account that you should know before investing. Please read it carefully, and it will remain available through our Electronic Service Center. We have also provided current prospectuses that contain information about the Funds available under the Contract. You should read the Fund prospectuses carefully before purchasing a Contract and they will remain available through our Electronic Service Center.

A Statement of Additional Information (SAI), dated ______ __, 2000, concerning the Separate Account has been filed with the SEC and is incorporated by reference into this prospectus. A table of contents for the SAI appears on the last page of this prospectus. A free hard copy of the SAI is available upon e-mail request through our Electronic Service Center at http://AnnuityNet.com. The SAI is also available through the SEC website at http://www.sec.gov.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.


The date of this prospectus is _______ __, 2000.


==========================================================================================================
                                                 TABLE OF CONTENTS
==========================================================================================================




DEFINITIONS..............................................................................................1


EXPENSE TABLE............................................................................................2


SYNOPSIS.................................................................................................6


INVESTMENT RESULTS.......................................................................................8


FINANCIAL STATEMENTS.....................................................................................9


GE LIFE AND ANNUITY ASSURANCE COMPANY....................................................................9


SEPARATE ACCOUNT........................................................................................10

   THE FUNDS............................................................................................10
   SUBACCOUNTS..........................................................................................11
   CHANGES TO THE SEPARATE ACCOUNT AND THE SUBACCOUNTS..................................................17

CHARGES AND OTHER DEDUCTIONS............................................................................18

   DEDUCTIONS FROM THE SEPARATE ACCOUNT.................................................................18
   DEDUCTIONS FOR PREMIUM TAXES.........................................................................18
   OTHER CHARGES AND DEDUCTIONS.........................................................................18

THE CONTRACT............................................................................................19

   PURCHASE OF THE CONTRACT.............................................................................19
   OWNERSHIP............................................................................................19
   PURCHASE PAYMENTS....................................................................................20
   VALUATION DATE.......................................................................................20
   ALLOCATION OF PURCHASE PAYMENTS......................................................................20
   VALUATION OF ACCUMULATION UNITS......................................................................21

TRANSFERS...............................................................................................21

   TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE.......................................................21
   TELEPHONE TRANSACTIONS...............................................................................16
   TRANSFERS BY THIRD PARTIES...........................................................................22
   TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE........................................................23

SURRENDERS AND WITHDRAWALS..............................................................................16


THE DEATH BENEFIT.......................................................................................24

   DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE...................................................24
   DISTRIBUTION RULES...................................................................................25

ANNUITY PAYOUTS.........................................................................................26

   ANNUITY PAYMENT OPTIONS..............................................................................27
   LIFE ANNUITY WITH PERIOD CERTAIN.....................................................................27
   JOINT LIFE ANNUITY...................................................................................27
   GENERAL INFORMATION..................................................................................27
   ANNUITY PAYOUTS......................................................................................28

FEDERAL TAX MATTERS.....................................................................................29


VOTING RIGHTS...........................................................................................33

                                       i



REQUESTING PAYMENTS.....................................................................................34


DISTRIBUTION OF THE CONTRACTS...........................................................................34

   COMMISSIONS..........................................................................................35

ADDITIONAL INFORMATION..................................................................................35

   OWNER QUESTIONS......................................................................................35
   RETURN PRIVILEGE.....................................................................................35
   STATE REGULATION.....................................................................................35
   RECORDS AND REPORTS..................................................................................35
   OTHER INFORMATION....................................................................................36
   LEGAL MATTERS........................................................................................36

CONDENSED FINANCIAL INFORMATION.........................................................................36


TABLE OF CONTENTS FOR THE STATEMENT OF ADDITIONAL INFORMATION...........................................37

================================================================================
                                   DEFINITIONS
================================================================================

         We have tried to make this prospectus as understandable as possible. However, in explaining how the Contract works, we have had to use certain terms that have special meanings. We define these terms below.

ACCOUNT OR SEPARATE ACCOUNT -- The segregated investment account, GE Life & Annuity Separate Account 4, into which GE Life & Annuity sets aside and invests the assets for the Contract offered in this prospectus, and other variable annuity contracts that we issue.

ACCUMULATION UNIT -- A measure we use to calculate Contract Value before the Annuity Commencement Date.

ADMINISTRATIVE OFFICE -- The office designated by the Company to receive written customer requests. The address is GE Life and Annuity Assurance Company, P.O. Box 691, Leesburg, VA 20178.

ANNUITANT -- The person upon whose life we will base the annuity benefit payments made after the Annuity Commencement Date.

ANNUITY COMMENCEMENT DATE - The date when we apply the Contract Value (less any premium taxes) for payment of annuity benefits under the Annuity Payment Option selected. This is the date of the first annuity payment and is specified in your Contract unless changed after issue.

ANNUITY PAYMENT OPTION -- Any of the forms of annuity benefit payments allowed under the Contract.

ANNUITY PAYOUT -- An amount paid at regular intervals after the Annuity Commencement Date under one of the Annuity Payment Options available to the Owner and/or any other payee. The amount paid may vary.

ANNUITY UNIT -- A measure we use to calculate the amount of Annuity Payouts after the Annuity Commencement Date.

BENEFICIARY -- The person or entity whom the Owner designates to receive the Death Benefit, if any, in case of the Owner's death.

CODE -- The Internal Revenue Code of 1986, as amended.

CONTINGENT ANNUITANT -- The person named by named by the Owner who, at the death of the Annuitant before the Annuity Commencement Date, may become the Annuitant in certain circumstances.

CONTRACT VALUE -- At a given time before the Annuity Commencement Date, the total value of all Accumulation Units for a Contract.

CONTRACT YEAR -- Each one-year period starting with the effective date of the Contract to the anniversary of that date in the following year.

DEATH BENEFIT -- The amount payable to the Owner's designated Beneficiary if the Owner dies before the Annuity Commencement Date.

ELECTRONIC SERVICE CENTER -- The electronic site that GE Life & Annuity maintains specifically for this Contract to provide variable annuity contract information and other information to current and prospective annuity Contract Owners and through which various transactions may be performed. Certain of these transactions may require faxed or mailed signatures. The Universal Resource Locator (or "URL") for the Electronic Service Center is http://AnnuityNet.com.

FUND - Any open-end management investment company or portfolio thereof, or any unit investment trust or series thereof, in which a Subaccount invests.

OWNER - The individual(s) or entity who possesses rights of ownership under the Contract. "You" and "your" refer to the Owner. An Owner or joint Owner is entitled to receive Annuity Payouts after the Annuity Commencement Date. Owners refers to the Owner or joint Owner.

PURCHASE PAYMENTS - A payment received by the Company and applied to this Contract. When used in connection with this Contract, the term "Purchase Payment" means the same as the term "premium payment".

SUBACCOUNT -- That portion of the Separate Account which invests in shares of a portfolio of a particular Fund. A Subaccount corresponds to each portfolio of a Fund.

VALUATION DATE -- Each day the New York Stock Exchange (NYSE) is open for regular trading except for days that a Subaccount's corresponding Fund does not value its shares.

VALUATION PERIOD -- The period commencing at the close of regular trading (currently 4:00 p.m. New York time) on each day that the NYSE is open for regular trading (in other words, the Valuation Date) and ending at the close of such trading on the next succeeding Valuation Date.


================================================================================
                                  EXPENSE TABLE
================================================================================

         This table describes the various costs and expenses that you will pay (either directly or indirectly) if you purchase the Contract. The table reflects expenses both of the Subaccounts of the Separate Account and of the portfolios. For more complete descriptions of the various costs and expenses involved, SEE Charges and Other Deductions in this prospectus and the prospectuses for the Funds. Premium tax charges also may apply, although they do not appear in the table. In addition, we reserve the right to impose a $10.00 transfer charge, although we do not currently do so.

OWNER TRANSACTION EXPENSES:

None.

SEPARATE ACCOUNT ANNUAL EXPENSES FOR THE SUBACCOUNTS:

(as a percentage of average Contract Value for each Subaccount):

Maximum Annuity Asset Charge
         Mortality and expense risk charge                                .40%
         Administrative expense charge                                    .35%
                                                                           ---
         Effective annual rate not to exceed                              .75%

PORTFOLIO ANNUAL EXPENSES:

Annual expenses of the portfolios of the Funds for the year ended December 31, 1998 (as a percentage of each portfolio's average net assets.)



                                                  MANAGEMENT FEES          OTHER EXPENSES
                                                  (AFTER FEE WAIVERS    (AFTER REIMBURSEMENT
PORTFOLIO                                         AS APPLICABLE) +         AS APPLICABLE) =     TOTAL EXPENSES
---------                                         ------------------       ----------------     --------------

INTERNATIONAL
Janus Aspen International Growth Portfolio(4)             0.66                   0.20                  0.86
GE Investments International Equity  Fund                 1.00                   0.15                  1.15
VIP Overseas Portfolio(2)*                                0.74                   0.17                  0.91
SPECIALTY
GE Investments Real Estate Securities Fund                0.85                   0.14                  0.99
AIM V.I. Global Utilities Fund(5)                         0.65                   0.46                  1.11
AIM V.I. Telecommunications Fund(5)                       1.00                    TBD                  1.00+
Delaware Group Social Awareness Series                       0                      0                     0
SMALL-CAP BLEND
AIM V.I. Capital Development Fund(5)                      0.00                   1.21                  1.21
SMALL-CAP GROWTH
AIM V.I. Aggressive Growth Fund(5)                        0.10                   1.06                  1.16
MID-CAP VALUE
GE Investments Value Equity Fund**                        0.65                   0.10                  0.75
MID-CAP BLEND
Delaware Group Devon Series(6)                               0                      0                     0
MID-CAP GROWTH
AIM V.I. Capital Appreciation Fund(5)                     0.62                   0.05                  0.67
LARGE-CAP BLEND
VIP III Growth & Income Portfolio(3)*                     0.49                   0.12                  0.61
AIM V.I. Growth and Income Fund(5)                        0.61                   0.04                  0.65
GE Investments S&P 500 Index Fund                         0.35                   0.10                  0.45
LARGE-CAP GROWTH
Janus Aspen Capital Appreciation Portfolio(4)             0.70                   0.22                  0.92
Janus Aspen Equity Income Portfolio                       0.75                   0.50                  1.25




LARGE-CAP VALUE
VIP III Growth Opportunities Portfolio(3)*                0.59                   0.12                  0.71
GE Investments U.S. Equity Fund                           0.55                   0.14                  0.69
GE Investments Premier Growth Equity Fund                 0.65                   0.17                  0.82
BALANCED
GE Investments Total Return Fund                          0.50                   0.13                  0.63
DOMESTIC BONDS
GE Investments Income Fund                                0.50                   0.14                  0.64
Janus Aspen Flexible Income Portfolio                     0.65                   0.08                  0.73
AIM V.I. Government Securities Fund(5)                    0.50                   0.26                  0.76
HIGH YIELD BOND
Janus Aspen High Yield Bond Portfolio                     0.75                   0.25                  1.00
MONEY MARKET
GE Investments Money Market Fund(1)                       0.25                   0.12                  0.37



Not all portfolios may be available in all states or markets.

* The fees and expenses reported for the Variable Insurance Products Fund (VIP) and Variable Insurance Products Fund III (VIP III) are prior to any fee waivers and/or reimbursements as applicable.

** Although past practice reflects investments within the mid cap range, the portfolio is not restricted on the capitalizations of the companies in which it can invest.

1 GE Investment Management Incorporated currently serves as investment adviser to GE Investments Funds, Inc. and has voluntarily agreed to waive a portion of the fee payable by the Fund. Absent this fee waiver, the total annual expenses during 1998 of the GE Money Market Fund would have been .59%.

2 A portion of the brokerage commissions that certain funds pay was used to reduce fund expenses. In addition, certain funds, or FMR on behalf of certain funds have entered into arrangements with their custodian whereby credits realized as a result of uninvested cash balances were used to reduce custodian expenses. Absent these reductions and credits, the total annual expenses of the portfolios of the Variable Insurance Products Fund during 1998 would have been .91% for VIP Overseas Portfolio.

3 A portion of the brokerage commissions that certain funds pay was used to reduce fund expenses. In addition, certain funds, or FMR on behalf of certain funds have entered into arrangements with their custodian whereby credits realized as a result of uninvested cash balances were used to reduce custodian expenses. Absent these reductions and credits, the total annual expenses of the portfolios of the Variable Insurance Products Fund during 1998 would have been .61% for VIP III Growth & Income Portfolio and .71% for Growth Opportunities Portfolio.

4 Absent reimbursements, the total annual expenses of the portfolios of the Janus Aspen Series during 1998 would have been .95% for International Growth Portfolio, and .97% for Capital Appreciation Portfolio.

5 Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of AIM Variable Insurance Funds, Inc. would have been 4.62% for AIM V.I. Aggressive Growth Fund, .67% for AIM V.I. Capital AppreciationFund, 5.80% for AIM V.I. Capital Development Fund, 1.11 for AIM V.I. Global Utilities Fund, .76% for AIM V.I. Government Securities Fund.65% for AIM V.I. Growth and Income Fund and 2.00% for AIM V.I. Telecommunications Fund.

6 Absent certain fee waivers or reimbursements, the total annual expenses of the portfolios of Delaware Group Premium Fund, Inc. would have been .66% for Devon Series and .83% for Social Awareness Series.

EXAMPLES

         These examples show what your costs would be under certain hypothetical situations. The examples do not represent past or future expenses. Your actual expenses may be more or less than those shown. The examples are based on the annual expenses of the portfolios for the year ended December 31, 1998 (shown above in Portfolio Annual Expenses).

                                      * * *

EXAMPLES: An Owner would pay the following expense on a $1,000 investment, assuming a 5% annual return on assets and the charges and expenses reflected in the Expense Table above:

[To be added in a pre-effective amendment]

1.       If you surrender* your Contract at the end of the applicable period:

                  1 year            3 years          5 years           10 years
                  ------            -------          -------           --------


*Surrender includes annuitization over a period of less than 5 years


2. If you annuitize at the end of the applicable period, or do not surrender*:

                  1 year            3 years          5 years           10 years
                  ------            -------          -------           --------




         The Funds supplied all of the figures provided under the subheading Portfolio Annual Expenses and part of the data used to produce the figures in the examples. We have not independently verified this information. Certain portfolio expenses are shown net of fee waivers and reimbursements. We cannot guarantee that the fee waivers and reimbursements will continue.

OTHER CONTRACTS

         We offer other variable annuity contracts which may also invest in the same portfolios offered in the Contract. These contracts have different charges that could affect their subaccounts' performance and they offer different benefits.


================================================================================
                                    SYNOPSIS
================================================================================

WHAT TYPE OF CONTRACT AM I      It is an individual deferred variable annuity
BUYING?                         contract issued by GE Life & Annuity.  This
                                prospectus only provides disclosure about the Contract. Certain features described in this prospectus may vary from your Contract. See The
                                Contract.

WHAT IS THE ACCOUNT?            It is a separate account established under
                                Virginia insurance law, and registered with the SEC as a unit investment trust. The assets of the Separate Account are allocated to one or more Subaccounts. Those assets are not chargeable with liabilities arising out of any other business which GE Life & Annuity may conduct. See Separate Account.

WHAT ARE MY INVESTMENT          Through its various Subaccounts, the Separate
CHOICES?                        Account uses your Purchase Payments to purchase
                                shares, at your direction, in one or more of the portfolios of the Funds. In turn, each portfolio holds securities consistent with its own particular investment policy. See Separate
                                Account - Subaccounts.

HOW DOES THE CONTRACT WORK?     During the accumulation period, while you are
                                paying in, your Purchase Payments will buy
                                Accumulation Units under the Contract. When you annuitize (that is, change your Contract to a payment mode rather than an accumulation mode), your Accumulation Units will be converted to Annuity Units. Your periodic Annuity Payout will be based upon the number of Annuity Units to which you became entitled at the time you annuitized and the value of each unit on the Valuation Date the payment is calculated. See
                                The Contract.

WHAT CAN I DO THROUGH THE       The Electronic Service Center is maintained to
ELECTRONIC SERVICE CENTER?      provide information to current and prospective
                                customers and to enable various transactions.
                                For security, we may issue you a Personal
                                Identification Number (PIN) or password. You are
                                responsible for any use of this PIN or password.
                                Detailed  instructions on how to perform various
                                transactions such as transferring funds from one
                                Subaccount to another  Subaccount,  changing the
                                Beneficiary  or making a withdrawal can be found
                                at  the   Electronic   Service   Center.   These
                                procedures must be followed.

                                For legal reasons, certain transactions require a document with a signature. Electronic requests for transactions that require a signature will not be processed.

WHAT CHARGES ARE                We assess annual charges in the aggregate at an
ASSOCIATED WITH THIS            effective annual rate of .75% against the daily
CONTRACT?                       net  asset  value  of  the   Separate   Account,
                                including    that   portion   of   the   Account
                                attributable to your Purchase Payments. These charges consist of an administrative expense charge of .35% and a mortality and expense risk charge of .40%.

                                If your state assesses a premium tax with respect to your Contract, we will deduct those amounts from Purchase Payments or Contract Value at the time the tax is incurred (or at another time we choose). See Charges and Other Deductions.

                                Finally, each portfolio pays a management fee to its investment advisers based upon its average daily net asset value. Each portfolio also has additional operating expenses associated with the daily operation of the Funds. See the Expense Table. These fees and expenses are more fully described in the prospectuses for the Funds.

HOW MUCH MUST I PAY, AND        You may purchase the contract for $1000.00. In
HOW OFTEN?                      general, Purchase Payments are flexible,
                                although some limitations on the amounts may apply. See The Contract - Purchase Payments.

HOW WILL MY ANNUITY             When you annuitize, you elect an Annuity Payment
PAYOUTS BE CALCULATED?          Option.  Once you have  done  so,  your  Annuity
                                Payout  will be based upon a number of  factors.
                                One factor will be the changing values of the Subaccounts to which you have allocated Purchase
                                Payments. Another factor will be your age at the Annuity Commencement Date. See Annuity Payouts.

WHAT HAPPENS IF I DIE           We will pay the Contract Value to your
BEFORE I ANNUITIZE?             designated  Beneficiary.  Your  Beneficiary will
                                have certain options for how we pay the money out. See the Death Benefit.

MAY I TRANSFER CONTRACT         Yes, but there may be limits on how often you
VALUE AMONG SUBACCOUNTS?        may do so.  Transfers are limited to three times
                                annually  after the Annuity  Commencement  Date.
                                See Transfers.

MAY I SURRENDER THE             Yes, subject to Contract requirements.  See
CONTRACT OR MAKE A              Surrenders and Withdrawals.
WITHDRAWAL?
                                If you surrender the Contract or make a
                                withdrawal, certain charges may be assessed, as discussed above and under Charges and Other
                                Deductions. In addition, if you take a
                                distribution before age 59 1/2 the Internal
                                Revenue Service may assess a 10% premature withdrawal penalty tax. A surrender or a withdrawal may be subject to tax withholding.
                                See Federal Tax Matters.

DO I GET A FREE LOOK AT         Yes.  If within ten days (or a longer period
THIS CONTRACT?                  if required by law) of the date you receive the
                                signed Contract through the Electronic Service
                                Center, you cancel the Contract through the
                                Electronic  Service Center or return it, postage
                                prepaid to our Administrative Office, it will be
                                canceled.   We  will   allocate   your  Purchase
                                Payments  to  the  Subaccount  investing  in  GE
                                Investments Funds' Money Market Fund until we deem the free look period to have expired.
                                Solely for this purpose, we deem the free look period to expire 15 days after we deliver your Contract to your personal folder.

                                If you exercise this right, we will cancel the Contract as of the day we receive your request, and send you a refund equal to your Contract Value plus any charges we have deducted from your Purchase Payments prior to the allocation to the Separate Account (and excluding any charges the portfolios may have deducted) on or before the date we received the returned Contract. Or, if greater, we will refund your Purchase Payments (less any withdrawals previously taken). See Additional Information - Return Privilege.

MAY I RECEIVE MATERIALS IN      Yes.  You may receive any materials in writing,
WRITING FROM GE LIFE &          such as the prospectuses and annual reports, by
ANNUITY?                        contacting our Administrative Office or by
                                e-mailing our Electronic Service Center. In addition, at any time, you may revoke your consent to receive materials electronically by writing our Administrative Office.



================================================================================
                               INVESTMENT RESULTS
================================================================================

         At times, the Separate Account may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature, and advertisements. We will calculate the results on a total return basis for various periods. Total returns include the reinvestment of all distributions. Total returns reflect portfolio charges and expenses, the administrative expense charge, and the mortality and expense risk charge. Total returns do not reflect any premium taxes. See the SAI for further information.

================================================================================
                              FINANCIAL STATEMENTS
================================================================================

         The consolidated financial statements for The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and Life of Virginia Separate Account 4, now known as GE Life & Annuity Separate Account 4, are located in the Statement of Additional Information ("SAI"). If you would like a free hard copy of the SAI, please contact our Electronic Service Center at http://www.annuitynet.com. Otherwise, the SAI is available on the SEC's website at http://www.sec.gov.


================================================================================
                      GE LIFE AND ANNUITY ASSURANCE COMPANY
================================================================================

         We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance and annuity policies. We may do business in 49 states and the District of Columbia. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230. Before January 1, 1999, our name was The Life Insurance Company of Virginia.

         General Electric Capital Assurance Company ("GE Capital Assurance") owns the majority of our capital stock. GE Capital Assurance is an indirect wholly owned subsidiary of General Electric Capital Corporation ("GE Capital"). GE Financial Assurance Holdings Inc., a direct wholly owned subsidiary of GE Capital, owns the remaining stock. GE Capital, a New York corporation, is a diversified financial services company whose subsidiaries consist of specialty insurance, equipment management, and commercial and consumer financing businesses. GE Capital's indirect parent, General Electric Company, founded more than one hundred years ago by Thomas Edison, is the world's largest manufacturer of jet engines, engineering plastics, medical diagnostic equipment, and large power generation equipment.

         GNA Corporation, a direct wholly owned subsidiary of GE Financial Assurance Holdings, Inc., directly owns the stock of Capital Brokerage Corporation (the principal underwriter for the Contracts and a broker/dealer registered with the U.S. Securities and Exchange Commission).

         We are a member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

================================================================================
                                SEPARATE ACCOUNT
================================================================================

         We established the Separate Account as a separate investment account on August 19, 1987. The Separate Account may invest in mutual funds, unit investment trusts, managed separate accounts, and other portfolios. We use the Separate Account to support the Contract as well as for other purposes permitted by law.

         The Separate Account currently has 26 Subaccounts that are available under the Contract, but that number may change in the future. Each Subaccount invests exclusively in shares representing an interest in a separate corresponding portfolio of the Funds described below. We allocate net Purchase Payments in accordance with your instructions after we deem the free look period to have ended.

         The assets of the Separate Account belong to us. Nonetheless, we do not charge the assets in the Separate Account attributable to the Contracts with liabilities arising out of any other business which we may conduct. The assets of the Separate Account shall, however, be available to cover the liabilities of our general account to the extent that the assets of the Separate Account exceed its liabilities arising under the Contracts supported by it. Income and both realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to the income, gains, or losses arising out of any other business we may conduct.

         We registered the Separate Account with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act"). The Separate Account meets the definition of a separate account under the federal securities laws. Registration with the SEC does not involve supervision of the management or investment practices or policies of the Separate Account by the SEC. You assume the full investment risk for all amounts you allocate to the Separate Account.

THE FUNDS                       There is a separate Subaccount which corresponds
                                to  each  portfolio  of a Fund  offered  in this
                                Contract.  You decide the  Subaccounts  to which
                                you allocate net Purchase Payments after we deem
                                the free  look  period  to have  ended.  You may
                                change  your   allocation   without  penalty  or
                                charges.   Each  Fund  is  registered  with  the
                                Securities   and  Exchange   Commission   as  an
                                open-end management investment company under the
                                1940  Act.  The  assets  of each  portfolio  are
                                separate  from  other  portfolios  of a Fund and
                                each    portfolio   has   distinct    investment
                                objectives and policies. As a result, each portfolio operates as a separate portfolio and the investment performance of one portfolio has no effect on the investment performance of any other portfolio.

                                Before allocating your net Purchase Payments and Contract Value to a Subaccount, carefully read the prospectus for each Fund, along with this prospectus. We summarize the investment objectives of each portfolio below. There is no assurance that any of the portfolios will meet these objectives. We do not guarantee any minimum value for the amounts you allocate to the Separate Account. You bear the investment risk of investing in the portfolios.

                                The investment objectives and policies of certain portfolios may be similar to the investment objectives and policies of other portfolios that may be managed by the same investment adviser or manager, but are not available under the Contract. The investment results of the portfolios, however, may be higher or lower than the results of such other portfolios. There can be no assurance, and no representation is made, that the investment results of any of the portfolios will be comparable to the investment results of any other portfolio, even if the other portfolio has the same investment adviser or manager, or if the other portfolio has a similar name.

SUBACCOUNTS                     We offer you a choice from among 26 Subaccounts,
                                each of which invests in an underlying portfolio of one of the Funds.



                                                    SUBACCOUNTS



-------------------------    --------------------------------------------------   ----------------------------

      SUBACCOUNT                            INVESTMENT OBJECTIVE(1)                   ADVISER (AND SUB-
                                                                                    ADVISER, AS APPLICABLE)
-------------------------    --------------------------------------------------   ----------------------------

                                                International Fund
=========================    ==================================================   ============================

JANUS ASPEN SERIES           Seeks long term growth of capital.  Normally, the    Janus Capital Corporation
International Growth         Portfolio pursues its objective by investing at
Portfolio                    least 65% of its total assets in securities of
                             issuers from at least five different countries,
                             excluding the United States.  Although the
                             Portfolio intends to invest substantially all of
                             its assets in issuers outside of the United States,
                             it may at times invest in U.S. issuers and it may
                             at times invest all of its assets in fewer than
                             five countries or even a single country.
-------------------------    --------------------------------------------------   ----------------------------

FIDELITY VARIABLE INSURANCE  Seeks long-term growth of capital by investing at    Fidelity Management &
PRODUCTS FUND                least 65% of total assets in foreign securities,     Research Company (Subadvised
VIP Overseas Portfolio       primarily in common stocks.                          by Fidelity Management &
                                                                                  Research (U.K.) Inc.,
                                                                                  Fidelity Management &
                                                                                  Research Far East Inc.,
                                                                                  Fidelity International
                                                                                  Investment Advisors and
                                                                                  Fidelity International
                                                                                  Investment Advisors (U.K.)
                                                                                  Limited)
------------------------------
(1) Morningstar, together with the Funds, determined the catergories shown in this column.

                                       11


-------------------------    --------------------------------------------------   ----------------------------

GE INVESTMENTS FUNDS         Objective of providing long-term growth of capital   GE Investment
International Equity Fund    by investing primarily in foreign equity and         Management Incorporated
                             equity-related securities which the Adviser
                             believes have long-term potential for capital
                             growth.
-------------------------    --------------------------------------------------   ----------------------------
                                                     Specialty
=========================    ==================================================   ============================

GE INVESTMENTS FUNDS         Objective of providing maximum total return through  GE Investment Management
Real Estate Securities Fund  current income and capital appreciation by           Incorporated (Subadvised by
                             investing primarily in securities of U.S. issuers    Seneca Capital Management,
                             that are principally engaged in or related to the    L.L.C.)
                             real estate industry including those that own
                             significant real estate assets. The portfolio will
                             not invest directly in real estate.
-------------------------    --------------------------------------------------   ----------------------------

AIM VARIABLE INSURANCE       Objectives are to achieve a high level of current    AIM Advisors, Inc.
FUNDS, INC.                  income and secondarily, growth of capital, by        (Subadvised by INVESCO
Global Utilities Fund        investing  primarily in the common and preferred     Asset Management Limited)
                             stocks of public utility companies (either domestic
                             or  foreign).  The fund seeks to meet these
                             objectives by investing, normally, at least 65% of
                             its total assets in securities of domestic and
                             foreign public utility companies.
-------------------------    --------------------------------------------------   ----------------------------

AIM VARIABLE INSURANCE       Objective is long-term growth of capital.  The fund  AIM Advisors, Inc.
FUNDS, INC.                  seeks this objective by investing primarily in       (Subadvised by INVESCO
Telecommunications Fund      equity securities of companies throughout the world  Asset Management Limited)
                             engaged in the development, manufacture or sale of
                             telecommunications services or equipment.  The fund
                             will invest,  normally, at least 65% of its total
                             assets in common and preferred stocks and warrants
                             to acquire such stocks issued by telecommunications
                             companies.
-------------------------    --------------------------------------------------   ----------------------------

DELAWARE GROUP PREMIUM       This fund invests primarily in stocks of medium to   Delaware Management Group
FUND, INC.                   large sized companies that meet certain socially     (Subadvised by Vantage
Social Awareness Series      responsible criteria and which the fund expects to   Investment Advisors)
                             grow over time. The fund strives to provide long
                             term capital appreciation to its shareholders.
-------------------------    --------------------------------------------------   ----------------------------

                                                  Small-Cap Blend
=========================    ==================================================   ============================

AIM VARIABLE INSURANCE       Objective is long-term growth of capital.  The fund   AIM Advisors, Inc.
FUNDS, INC.                  seeks to meet this objective by investing primarily   (Subadvised by INVESCO
Capital Development Fund     in  securities, including common stocks,              Asset Management Limited)
                             Convertible securities and bonds, of small and
                             medium sized companies.  The fund may also invest
                             up to 25% of its total assets in  foreign
                             securities.
-------------------------    --------------------------------------------------   ----------------------------

                                                 Small-Cap Growth
=========================    ==================================================   ============================

AIM VARIABLE INSURANCE       Objective is to achieve long-term growth of          AIM Advisors, Inc.
FUNDS, INC.                  capital.  The fund seeks to meet this objective by   (Subadvised by INVESCO
Aggressive Growth Fund       investing  primarily in common stocks, convertible   Asset Management Limited)
                             bonds, convertible preferred stocks and warrants of
                             small and medium sized companies whose earnings the
                             fund's portfolio managers expect to grow more than
                             15% per year.  The fund may also invest up 25% of
                             its total assets in foreign securities.
-------------------------    --------------------------------------------------   ----------------------------



                                                   Mid-Cap Blend
-------------------------    --------------------------------------------------   ----------------------------
-------------------------    --------------------------------------------------   ----------------------------

DELAWARE GROUP PREMIUM       A total return fund that invests the majority of     Delaware Management Company
FUND, INC.                   its assets in stocks.  This series has a dual
Devon Series                 objective of capital appreciation and current
                             income. The fund invests primarily in common stocks
                             that it believes have the potential for above-
                             average dividend increases over time.  Generally,
                             at least 65% of the Series assets will be invested
                             in dividend paying stocks.
-------------------------    --------------------------------------------------   ----------------------------

                                                  Mid-Cap Growth
=========================    ==================================================   ============================

AIM VARIABLE INSURANCE       Objective is growth of capital through investment    AIM Advisors, Inc.
FUNDS, INC.                  in common stocks,  with emphasis on medium and       (Subadvised by INVESCO
Capital Appreciation Fund    small sized growth companies.                        Asset Management Limited)
-------------------------    --------------------------------------------------   ----------------------------

                                                   Mid-Cap Value
-------------------------    --------------------------------------------------   ----------------------------
-------------------------    --------------------------------------------------   ----------------------------

GE INVESTMENTS FUNDS         Objective of providing long term growth of capital   GE Investment Management
Value Equity Fund            by investing primarily in common stock and other     Incorporated (Subadvised by
                             equity securities of companies that the investment   NWQ Investment Management
                             adviser believes are undervalued by the marketplace  Company)
                             at the time of purchase and that offer the
                             potential for above-average growth of capital.
                             Although the current portfolio reflects investments
                             primarily within the mid cap range, the Fund is not
                             restricted to investments within any particular
                             capitalization and may in the future invest a
                             majority of its assets in another capitalization
                             range.
-------------------------    --------------------------------------------------   ----------------------------

                                                  Large-Cap Blend
=========================    ==================================================   ============================

FIDELITY VARIABLE            Seeks high total return through a combination of     Fidelity Management &
INSURANCE                    current income and capital appreciation by           Research Company (Subadvised
PRODUCTS FUND III            investing a majority of  assets in common stocks     by Fidelity Management &
VIP III Growth & Income      with a focus on those that pay current dividends     Research (U.K.) Inc. and
Portfolio                    and show potential for capital appreciation.         Fidelity Management &
                                                                                  Research Far East Inc.)
-------------------------    --------------------------------------------------   ----------------------------

GE INVESTMENTS FUNDS         Objective of providing capital appreciation and      GE Investment Management
S&P 500 Index Fund(2)        accumulation of income that corresponds to the       Incorporated (Subadvised by
                             investment return of the Standard & Poor's 500       State Street Global Advisors)
                             Composite Stock Price Index through investment in
                             common stocks comprising the Index.
-------------------------    --------------------------------------------------   ----------------------------

AIM VARIABLE INSURANCE       Objective is growth of capital with a secondary      AIM Advisors, Inc.
FUNDS, INC.                  objective of current income. The fund seeks to meet  (Subadvised by INVESCO
Growth and Income Fund       these objectives by investing at least 65% of its    Asset Management Limited)
                             net assets in income producing securities,
                             including dividend paying common stocks and
                             convertible securities.
-------------------------    --------------------------------------------------   ----------------------------
2 "Standard & Poor's," "S&P," and "S&P 500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by GE Investment Management Incorporated. The S&P 500 Index Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's, and Standard & Poor's makes no representation or warranty, express or implied, regarding the advisability of investing in this Fund or the Contract.



                                                 Large-Cap Growth
=========================    ==================================================   ============================


JANUS ASPEN SERIES           Seeks long-term growth of capital. Pursues this      Janus Capital Corporation
Capital Appreciation         objective by investing primarily in common  stocks
Portfolio                    of companies of any size.
-------------------------    --------------------------------------------------   ----------------------------

JANUS ASPEN SERIES           Seeks current income and long-term growth of         Janus Capital Corporation
Equity Income Portfolio      capital.  It pursues its objective by normally
                             emphasizing investments in common stock, and growth
                             potential is a significant investment consideration.
-------------------------    --------------------------------------------------   ----------------------------

                                                  Large-Cap Value
=========================    ==================================================   ============================

FIDELITY VARIABLE INSURANCE  Seeks to provide capital growth by investing         Fidelity Management &
PRODUCTS FUND III            primarily in common stock and other types of         Research Company (Subadvised
VIP III Growth Opportunities securities, including bonds, which may be lower-     by Fidelity Management &
Portfolio                    quality debt securities.                             Research (U.K.) Inc. and
                                                                                  Fidelity Management &
                                                                                  Research Far East Inc.)
-------------------------    --------------------------------------------------   ----------------------------

GE INVESTMENTS FUNDS         Objective of providing long-term growth of capital   GE Investment Management
Premier Growth Equity        as well as future (rather than current) income by    Incorporated
Fund                         investing primarily in growth-oriented equity
                             securities.
-------------------------    --------------------------------------------------   ----------------------------

GE INVESTMENTS FUNDS         Objective of providing long-term growth of capital   GE Investment Management
U.S. Equity Fund             through investments primarily in equity securities   Incorporated
                             of U.S. companies.


-------------------------    --------------------------------------------------   ----------------------------

                                                     Balanced
=========================    ==================================================   ============================

GE INVESTMENTS FUNDS         Objective of providing the highest total return,     GE Investment Management
Total Return Fund            composed of current income and capital               Incorporated
                             appreciation, as is consistent with prudent
                             investment risk by investing in common stock, bonds
                             and money market instruments, the proportion of
                             each being continuously determined by the
                             investment adviser.
-------------------------    --------------------------------------------------   ----------------------------

                                                  High Yield Bond
=========================    ==================================================   ============================

JANUS ASPEN SERIES           Seeks to obtain a high current income. Capital       Janus Capital Corporation
High Yield Bond Portfolio    appreciation is secondary objective when consistent
                             with its primary objective. It pursues its
                             objectives by normally investing 65% of its assets
                             in high-yield-risk fixed-income securities, and may
                             at time invest all of its assets in these
                             securities.
=========================    ==================================================   ============================


                                                  Domestic Bonds
=========================    ==================================================   ============================


JANUS ASPEN SERIES           Seeks maximum total return consistent with           Janus Capital Corporation
Flexible Income Portfolio    preservation of capital. Total return is expected
                             to result from a combination of income and capital
                             appreciation. The portfolio pursues its objective
                             primarily by investing in any type of income-
                             producing securities. This portfolio may have
                             substantial holdings of lower-rated debt securities
                             or "junk" bonds. The risks of investing in junk
                             bonds are described in the prospectus for Janus
                             Aspen Series, which should be read carefully before
                             investing.
-------------------------    --------------------------------------------------   ----------------------------

GE INVESTMENTS FUNDS         Objective of providing maximum income consistent     GE Investment Management
Income Fund                  with prudent  investment management and              Incorporated
                             preservation of capital by investing primarily in
                             income-bearing debt securities and other income
                             bearing instruments.
-------------------------    --------------------------------------------------   ----------------------------

AIM VARIABLE INSURANCE       Objective is to achieve a high level of current      AIM Advisors, Inc.
FUNDS, INC.                  income consistent with reasonable concern for        (Subadvised by INVESCO
Government Securities Fund   safety of principal by investing in debt securities  Asset Management Limited)
                             issued, guaranteed or otherwise backed by the
                             United States Government.
-------------------------    --------------------------------------------------   ----------------------------

                                                   Money Market
=========================    ==================================================   ============================

GE INVESTMENTS FUNDS         Objective of providing highest level of current      GE Investment Management
Money Market Fund            income as is  consistent with high liquidity and     Incorporated
                             safety of principal by investing in various types
                             of good quality money market securities.
-------------------------    --------------------------------------------------   ----------------------------


Not all of these portfolios may be available in all states or markets.

                                We will purchase shares of the portfolios at net asset value and direct them to the appropriate Subaccounts of the Separate Account. We will redeem sufficient shares of the appropriate portfolios at net asset value to pay Death Benefits and surrender/withdrawal proceeds, to make Annuity Payouts, or for other purposes described in the Contract. We automatically reinvest all dividend and capital gain distributions of the portfolios in shares of the distributing portfolios at their net asset value on the date of distribution. In other words, we do not pay portfolio dividends or portfolio distributions out to Owners as additional units, but instead reflect them in unit values.
                                Shares of the Funds are not sold directly to the general public. They are sold to the Company and they may also be sold to other insurance companies that issue variable annuity and variable life insurance policies. In addition, they may be sold to retirement plans.

                                When a Fund sells shares in any of its
                                portfolios both to variable annuity and to variable life insurance separate accounts, it engages in mixed funding. When a Fund sells shares in any of its portfolios to separate accounts of unaffiliated life insurance companies, it engages in shared funding.

                                Each Fund may engage in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various shareholders participating in a Fund could conflict. A Fund's Board of Directors will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the prospectuses for the Funds.

                                We have entered into agreements with either the investment adviser or distributor of each of the Funds under which the adviser or distributor pays us a fee ordinarily based upon a percentage of the average aggregate amount we have invested on behalf of the Separate Account and other separate accounts. These percentages differ, and some investment advisers or distributors pay us a greater percentage than other advisers or distributors. These agreements reflect administrative services we provide.

CHANGES TO THE SEPARATE         We reserve the right, within the law, to make
ACCOUNT AND THE SUBACCOUNTS     additions, deletions and   substitutions for the
                                Funds and/or any portfolios within the Funds in which the Separate Account participates. We may substitute shares of other portfolios for shares already purchased, or to be purchased in the future, under the Contract. This substitution might occur if shares of a portfolio should no longer be available, or if investment in any Fund's shares should no longer be available, or if investment in any portfolio's shares should become inappropriate, in the judgment of our management, for the purposes for the Contract.
                                We cannot substitute shares attributable to your Contact without notice to you and before approval of the SEC, in accordance with the 1940
                                Act. In this event we will inform you within fifteen (15) days after such substitution occurs by placing a notice in your personal folder at the Electronic Service Center. This notice will also be sent to your e-mail address on file with us.

                                We also reserve the right to establish
                                additional Subaccounts, each of which would invest in a separate portfolio of a Fund, or in shares of another investment company, with a specified investment objective. We may also eliminate one or more Subaccounts if, in our sole discretion, marketing, tax, or investment conditions warrant. We may combine existing Subaccounts.

                                If permitted by law, we may deregister the Separate Account under the 1940 Act in the event such registration is no longer required, manage the Separate Account under the direction of a committee, create new separate accounts, or combine the Separate Account with other separate accounts of the Company. Further, to the extent permitted by applicable law, we may transfer the assets of the Separate Account to another separate account.

================================================================================
                          CHARGES AND OTHER DEDUCTIONS
================================================================================

         We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contracts and for providing the benefits payable thereunder. Our administrative services include:

         o   processing applications for and issuing the Contracts;

         o processing purchases and redemptions of portfolio shares as required;

         o   maintaining records;

         o   telephone transfers;

         o   administering Annuity Payouts;

         o furnishing accounting and valuation services (including the calculation and monitoring of daily Subaccount values);

         o   reconciling and depositing cash receipts;

         o   providing Contract confirmations and periodic statements; and

         O   providing Electronic services.

The risks we assume include:

    o the risk that the actual life-span of persons receiving Annuity Payouts under the Contract will exceed the assumptions reflected in our guaranteed rates (these rates are incorporated in the Contract and cannot be changed); and

    o the risk that our costs in providing the services will exceed our revenues from Contract charges (which cannot be changed by us).


         The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. We also may realize a profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.



DEDUCTIONS FROM THE             We deduct from the Separate Account an amount,
SEPARATE ACCOUNT                computed daily, which is equal to an annual rate
                                of 0.75% of the daily net asset value. This is our annuity asset charge. This charge consists of an administrative expense charge of .35% and a mortality and expense risk charge of .40%. We will pay an administrative expense charge to AnnuityNet, P.O. Box 691, Leesburg, VA 20178 for the services it provides. AnnuityNet maintains the Electronic Service Center, processes applications, and performs various other administrative services. These deductions are reflected in your Contract Value.

DEDUCTIONS FOR PREMIUM          Any premium tax or other tax levied by any
TAXES                           governmental entity as a result of the existence
                                of the Contracts or the Separate Account will be deducted from the Contract Value when incurred, or at another time of our choosing.

                                The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes will vary, generally depending upon the law of your state of residence. In those states which tax these premiums, the tax generally ranges from 0.5% to 4.0%.

OTHER CHARGES AND               There are deductions from and expenses paid out
DEDUCTIONS                      of the assets of the underlying Funds that are
                                more fully described in the prospectuses for the Funds.

                                In addition, we reserve the right to impose a $10.00 transfer charge.

================================================================================
                                  THE CONTRACT
================================================================================

         The Contract is an individual flexible premium variable deferred annuity Contract. We describe your rights and benefits below and in the Contract. Your Contract may differ in certain respects from the description below because of the requirements of the state where we issued your Contract.
In addition, we reserve the right to amend the Contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified of any changes, modifications, or waivers through the Electronic Service Center.

PURCHASE OF THE CONTRACT        If you wish to purchase the Contract, you must
                                apply   for  it  by   downloading,   completing,
                                signing, and then sending the application to our
                                Administrative   Office.  When  we  receive  the
                                completed  application,  we  decide  whether  to
                                accept  or  reject  it.  If the  application  is
                                accepted,  the Contract is prepared and executed
                                by our legally authorized officers. The Contract
                                is then  provided to you through the  Electronic
                                Service   Center.   See   Distribution   of  the
                                Contracts.

                                Once a completed application and all other information necessary for processing a purchase order are received, we will apply your initial Purchase Payment no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold the initial Purchase Payment for no more than five business days. If an incomplete application cannot be completed within those five days, you will be informed of the reasons, and the Purchase Payment will be returned immediately (unless you specifically authorize us to keep it until the application is complete). Once the application is complete, we must apply the initial Purchase Payment within two business days.

                                Purchase Payments can be made electronically by an electronic fund transfer ("EFT"), wired or mailed to: GE Life and Annuity Assurance Company, P. O. Box 691, Leesburg, VA 20178.

                                To apply for a Contract, you must be of legal age in a state where we may lawfully sell the Contract. The Annuitant cannot be older than age 85 at the time of issue.

OWNERSHIP                       As the Owner, you have all the rights under the
                                Contract, subject to the rights of any
                                irrevocable Beneficiary. According to Virginia law, the assets in the Separate Account equal to the Contract liabilities are held for the exclusive benefit of all Owners and their designated Beneficiaries. You may not assign your Contract without our permission.

                                If you name a joint Owner in the application, we will treat the joint Owners as having equal undivided interests in the Contract. Either joint Owner, independently of the other, may exercise any ownership rights in the contract.

PURCHASE PAYMENTS               You may make  Purchase  Payments  at a frequency
                                and in the amount you select, subject to certain
                                limitations. You must obtain our approval before
                                you  make  total   Purchase   Payments   for  an
                                Annuitant  age  79 or  younger  that  exceed  $2
                                million.  If the Annuitant is age 80 or older at
                                the  time  of  payment,  the  total  amount  not
                                subject to prior  approval  is $1  million.  The
                                minimum  initial  Purchase  Payment  is  $1,000.
                                Subsequent  Purchase  Payments  must be at least
                                $100.  Payments  may be  made  or,  if  stopped,
                                resumed   at  any   time   until   the   Annuity
                                Commencement   Date,   the   surrender   of  the
                                Contract,  or the  death of the  Owner (or joint
                                Owner, if applicable), whichever comes first. We reserve the right to refuse to accept a Purchase
                                Payment for any lawful reason.

VALUATION DATE                  We will  value  Accumulation  Units and  Annuity
                                Units once daily at the close of regular trading
                                (currently, 4:00 p.m. New York time) on each day
                                the New York Stock  Exchange  is open except for
                                days on which a corresponding portfolio does not
                                value  its  shares   (Valuation   Date).   If  a
                                Valuation Period contains more than one day, the unit values will be the same for each day in the Valuation Period.

ALLOCATION OF PURCHASE          After we deem the free  look  period  to end (15
PAYMENTS                        days  after we  deliver  your  Contract  to your
                                personal  folder),  we place  Purchase  Payments
                                into   the   Separate   Account's   Subaccounts.
                                Following  your  allocation  instructions,  each
                                Subaccount    invests    in    shares   of   the
                                corresponding portfolios of the Funds.

                                Upon allocation to the appropriate Subaccount, we convert net Purchase Payments into Accumulation Units. We determine the number of Accumulation Units credited by dividing the amount allocated to each Subaccount by the value of an Accumulation Unit for that Subaccount on the Valuation Date on which we receive the Purchase Payment at our Administrative Office if received before 4:00 p.m., New York time. If we receive the Purchase Payment at or after 4:00 p.m, New York time, we will use the Accumulation Unit value computed on the next Valuation Date. The number of Accumulation Units determined in this way is not changed by any subsequent change in the value of an Accumulation Unit. However, the dollar value of an Accumulation Unit will vary depending not only upon how well the portfolio's investments perform, but also upon the charges of the Separate Account and the fees and expenses of the portfolios.

                                You may change the allocation of subsequent
                                Purchase Payments at any time, without charge, by sending us acceptable notice through our Electronic Service Center or in writing to our Administrative Office. The new allocation will apply to any Purchase Payments made after we receive notice of the change.

VALUATION OF ACCUMULATION       We value Accumulation Units for each Subaccount
UNITS                           separately.  Initially, we arbitrarily set the
                                value of each Accumulation Unit at $10.00.
                                Thereafter, the value of an Accumulation Unit in any Subaccount for a Valuation Period equals the value of an Accumulation Unit in that Subaccount as of the preceding Valuation Period multiplied by the net investment factor of that Subaccount for the current Valuation Period.

                                The net investment factor is an index used to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor for any Subaccount for any Valuation Period reflects the change in the net asset value per share of the portfolio held in the Subaccount from one Valuation Period to the next, adjusted for the daily deduction of the administrative expense and mortality and expense risk charges from assets in the Subaccount. If any "ex-dividend" date occurs during the Valuation Period, we take into account the per share amount of any dividend or capital gain distribution so that the unit value is not impacted. Also, if we need to reserve money for taxes, we take into account a per share charge or credit for any taxes reserved which we determine to have resulted from the operations of the Subaccount.


================================================================================
                                    TRANSFERS
================================================================================

TRANSFERS BEFORE THE            Before the earliest of the surrender of the
ANNUITY COMMENCEMENT DATE       Contract, payment of any Death Benefit, and the
                                Annuity Commencement Date, you may transfer all or a portion of your Contract Value between and among the Subaccounts of the Separate Account, subject to certain conditions. We process transfers among the Subaccounts of the Separate
                                Account as of the end of the Valuation Period that we receive the transfer request through our Electronic Service Center or in writing at our Administrative Office. We may postpone transfers to, from, or among the Subaccounts of the Separate Account, under certain circumstances. See Requesting Payments.

                                We may restrict certain transfers from the Subaccounts. Currently, there is no limit on the number of transfers between and among Subaccounts of the Separate Account; however, we reserve the right to limit the number of transfers each calendar year to twelve or, if it is necessary for the Contract to continue to be treated as an annuity contract by the Code, a lower number. We do not currently charge for transfers. However, we reserve the right to assess a charge of $10.00 per transfer.

                                Sometimes, we may not honor your transfer request. We may not honor your transfer request if:

                                   (i)      any Subaccount that would be
                                            affected by the transfer is unable
                                            to purchase or redeem shares of the
                                            portfolio in which the Subaccount
                                            invests;

                                   (ii)     the transfer is a result of more
                                            than one trade involving the same
                                            Subaccount within a 30 day
                                            period;

                                   (iii)    the transfer would adversely affect
                                            Accumulation Unit values (which may
                                            occur if the transfer would affect
                                            one percent or more of the relevant
                                            portfolio's total assets); or

                                   (iv)     the transfer would adversely affect
                                            any portfolio affected by the
                                            transfer.

                                We also may not honor transfers made by third parties. See Transfers by Third Parties.

                                When thinking about a transfer of Contract
                                Value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that you will make a transfer at an inopportune time.


TRANSFERS BY THIRD PARTIES      As a general rule and as a  convenience  to you,
                                we allow the use of transfers  by third  parties
                                whereby  you give  third  parties  the  right to
                                effect transfers on your behalf.  However,  when
                                the same third party  possesses  this ability on
                                behalf  of  many  Owners,   the  result  can  be
                                simultaneous  transfers  involving large amounts
                                of Contract  Value.  Such  transfers can disrupt
                                the  orderly   management   of  the   portfolios
                                underlying  the  Contract,  can result in higher
                                costs  to   Owners,   and  are   generally   not
                                compatible with the long-range  goals of Owners.
                                We  believe  that  such  simultaneous  transfers
                                effected  by such third  parties  are not in the
                                best interests of all  shareholders of the Funds
                                underlying the Contracts, and the managements of
                                the Funds  share this  position.  Therefore,  as
                                described  in  your   Contract,   we  may  limit
                                transfers made by a third party.

TRANSFERS AFTER THE             You may transfer all or a portion of your
ANNUITY COMMENCEMENT DATE       Contract Value from one Subaccount to another
                                Subaccount after the Annuity Commencement Date.
                                These transfers will be limited to three times per Contract Year after the Annuity Commencement
                                Date. If you request a transfer from a
                                Subaccount, all of the Annuity Units in that Subaccount must be transferred to a single different Subaccount. Currently, there is no charge for these transfers. However, we reserve the right to impose a charge in the future for these transfers.


TELEPHONE TRANSFERS             In the event that  the Electronic Service Center
                                is unable to accept Subaccount transfer requests
                                through the Internet,  transfer requests will be
                                accepted  by the  AnnuityNet.com  call center at
                                its toll free number (1-877-569-3789). We may be
                                liable for losses resulting from unauthorized or
                                fraudulent  telephone  transfers  if we  fail to
                                employ reasonable procedures to confirm that the
                                telephone   instructions  that  we  receive  are
                                genuine.  Therefore,  we will  employ  means  to
                                prevent  unauthorized  or  fraudulent  telephone
                                requests,  such as recording  telephone requests
                                and/or requesting other identifying information.
                                In   addition,    we   will   require    written
                                authorization   before   allowing  you  to  make
                                telephone  transfers.  We  reserve  the right to
                                limit  telephone  transactions.  The call center
                                toll  free  number  can be  found in any of your
                                AnnuityNet.com   confirmation  emails.  We  will
                                process telephone transfer requests as of the end of the Valuation Period that the call center receives the request.

================================================================================
                           SURRENDERS AND WITHDRAWALS
================================================================================

         Subject to the rules discussed below, we will allow the surrender of your Contract in whole or in part at any time before the Annuity Commencement Date upon your written request through our Electronic Service Center or in writing to our Administrative Office.

         We will not permit a withdrawal that is less than $300 or that reduces Contract Value to less than $1,000. If your withdrawal request would reduce Contract Value to less than $1,000, we will pay out only that amount of Contract Value that would reduce the remaining Contract Value to $1,000.

         The amount payable on full surrender of the Contract is the Contract Value at the end of the Valuation Period during which we receive the request less any applicable premium tax charge (the "Contract Surrender Value"). We may pay the Contract Surrender Value in a lump sum or under one of the Annuity Payment Options specified in the Contract, based on your instructions.

         Unless otherwise requested, we will deduct the amount of the withdrawal from the Subaccounts on a pro-rata basis.


================================================================================
                                THE DEATH BENEFIT
================================================================================

DEATH BENEFIT BEFORE THE        Upon due proof of the Owner's death before the
ANNUITY COMMENCEMENT DATE       Annuity Commencement Date (generally, due proof
                                is a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to the finding of death) along with the completed forms described in your Contract, we will treat the Death
                                Benefit in accordance with the Beneficiary's instructions, subject to the distribution rules and termination of contract provisions described below. The Death Benefit will be the Contract
                                SurrenderValue at the date of payment.

                                In certain circumstances, federal tax law requires that distributions under the Contract be made upon the first death of :

                                     o   an Owner or joint Owner; or

                                     o   the Annuitant if any Owner is a non-
                                         natural entity (such as a trust or
                                         corporation).

                                The discussion below describes the methods available for distributing the Contract Surrender Value upon death.

                                At the death of any Owner (or Annuitant, if any Owner is a non-natural entity), the person or entity first listed below who is alive or in existence on the date of that death will become the designated Beneficiary:

                                     (1)   Owner or joint Owners;

                                     (2)   Primary Beneficiary;

                                     (3)   Contingent Beneficiary; or

                                     (4)   Owner's estate.

                                We then will treat the designated Beneficiary as the sole Owner of the Contract. If there is more than one designated Beneficiary, we will treat each one separately and apply the tax laws described below.

DISTRIBUTION RULES              The  distributions  required  by federal tax law
                                differ   depending  on  whether  the  designated
                                Beneficiary  is the spouse of the deceased Owner
                                (or of the Annuitant, if the Contract is owned by a non-natural entity).

                                o SPOUSES. If the designated Beneficiary is the surviving spouse of the deceased person, we will continue the Contract in force with the surviving spouse as the new Owner. If the deceased person was the Annuitant and there was no surviving Contingent Annuitant, the surviving spouse will automatically become the new Annuitant. At the death of the surviving spouse, this provision may not be used again, even if the surviving spouse remarries. Instead, the rules for non-spouses will apply.

                                o NON-SPOUSES. If the designated Beneficiary is not the surviving spouse of the deceased person, this Contract cannot be continued in force indefinitely. Instead, upon the death of any Owner (or Annuitant, if any Owner is a non-natural entity), payments must be made to (or for the benefit of) the designated Beneficiary under one of the following payment choices:

                                     (1) Receive the Contract Surrender Value in
                                         one lump sum payment.

                                     (2) Receive the Contract Surrender Value at
                                         any time during the five year period
                                         following the date of death. At the end
                                         of the five year period, we will pay a
                                         lump sum payment of any Contract
                                         Surrender Value remaining.

                                     (3) Apply the Contract Surrender Value to
                                         an Annuity Payment Option with certain
                                         restrictions.

                                If no choice is made by the designated
                                Beneficiary within 60 days following receipt of due proof of death, we will use payment choice 2 (payment of the entire value of the Contract within 5 years of the date of death) if the Beneficiary is an individual. We will not accept any Purchase Payments after the non-spouse's death. If the designated Beneficiary dies before we have distributed the entire value of the Contract, including interest accruing after the date of death, we will pay in a lump sum payment of any value still remaining to the person named by the designated Beneficiary. If no person is so named, we will pay the designated Beneficiary's estate.

                                Under payment choices 1 or 2, the Contract will terminate upon payment of the entire value of the Contract, including interest accruing after the date of death. Under payment choice 3, this Contract will terminate when we apply the Contract Surrender Value to provide Annuity Payouts.


================================================================================
                                 ANNUITY PAYOUTS
================================================================================

         When you apply for a Contract, you may select any Annuity Commencement Date permitted by law provided that the Annuity Commencement Date occurs before the Annuitant's (or the elder of the joint Annuitants') 90th birthday.

         Unless you elect otherwise, we will pay a monthly annuity benefit to the Owner beginning on the Annuity Commencement Date if the Annuitant is still living. We will pay the monthly annuity benefit under the Annuity Payment Option which provides a life annuity with annuity payments guaranteed for 10 years, using the gender and settlement age of the Annuitant instead of the payee, unless you make another election. Under this Option, if the Annuitant lives longer than ten years, payments will continue for his or her life. If the Annuitant dies before the end of ten years, we will discount the remaining payments for the ten year period at the same rate used to calculate the initial variable monthly annuity payment (for this purpose, we assume that the amount of each payment equals the payment amount on the date we receive due proof of death). We may pay this discounted amount in one sum.

         You may select one of the forms of payment of annuities available under the Contract (described below). Annuity payments to you under any of the Annuity Payment Options are made on a monthly basis and, after the first payment, will reflect the investment experience of the Subaccounts to which you allocated Contract Value.

ANNUITY PAYMENT OPTIONS

LIFE ANNUITY WITH               This option guarantees periodic payments during
PERIOD CERTAIN                  the lifetime of the Annuitant,  with payments
                                guaranteed for at least a minimum period. The minimum period is selected by the Owner, and can be 0, 10 or 20 years. If the Annuitant dies after payments have begun, but before the end of the selected minimum period, the person entitled to the remaining payments may be able to receive the discounted value of those payments in a lump sum. The amount of remaining payments for the minimum period will be discounted at the same rate used in calculating the initial variable monthly annuity payment. Discounted means we will adjust for the fact that, because each remaining payment is being made early, it does not earn any additional investment return.

JOINT LIFE ANNUITY              This option  provides  periodic  payments during
                                the  joint  lifetime  of  the  Annuitant  and  a
                                designated   joint   Annuitant.   The   payments
                                continue  during the  lifetime of the  surviving
                                Annuitant after the death of the first Annuitant to die, and stop when both Annuitants have died.

GENERAL INFORMATION             None  of  the  options  listed  above  currently
                                provide withdrawal features permitting the Owner to withdraw commuted values as a lump sum payment. We may make available other options, with or without withdrawal features. The annuity asset charge will be assessed on all variable
                                Annuity Payouts, including options that may be offered that do not have a life contingency and therefore no mortality risk.

                                Before the Annuity Commencement Date, you may change:

                                o    your Annuity Commencement Date (but you
                                     must give us at least 14 days' notice
                                     before payments are to begin and the
                                     Annuitant(s) must be no older than 90 years of age on the Annuity Commencement Date);

                                o    your Annuity Payment Option;

                                o the allocation of your Contract Value among the Subaccounts; and

                                o    the primary Beneficiary, contingent
                                     Beneficiary, and Contingent Annuitant
                                     through our Electronic Service Center or in writing to our Administrative Office if the Annuitant is living. This policy may not be assigned without our permission.

                                You may change any Beneficiary. A person named irrevocably may be changed only with that person's written consent. A change of Beneficiary will revoke any previous designation.

                                We must receive your request for a change in a form acceptable to us. The change will take effect as of the date we receive the request. The change will be subject to any payment made before we recorded the change.

ANNUITY PAYOUTS                 Variable Annuity Payouts will be determined
                                using:

                                1. The Contract Value on the Annuity
                                   Commencement Date;

                                2. The annuity tables contained in the Contract;

                                3. The Annuity Payment Option selected; and

                                4. The investment performance of the Subaccounts
                                   selected.

                                To determine the amount of payment, we make this calculation:

                                  1. First, we determine the amount of the first
                                     Annuity Payout; then

                                  2. we allocate that amount to the Subaccounts
                                     according to your instructions; then

                                  3. we determine the number of Annuity Units
                                     for each Subaccount by dividing the amount allocated by the Annuity Unit value on the day the payment is due; and finally

                                  4. we calculate the value of the Annuity Units
                                     for each Subaccount on the day the payment is due for each Annuity Payout thereafter.

                                To calculate your Annuity Payouts, we need to make an assumption regarding the investment performance of the Subaccounts you select. We call this your assumed investment rate. We assume an investment rate of 5% per year, as applied to the applicable mortality table. This means that if the annualized investment performance, after expenses, of your Subaccounts is less than 5%, then the dollar amount of your Annuity Payout will decrease. Conversely, if the annualized investment performance, after expenses, of your Subaccounts is greater than 5%, then the dollar amount of your Annuity Payouts will increase. The age used to determine the monthly payment amount may be subject to an adjustment as provided in the Contract, which could result in a lower Annuity Payout than without the adjustment.

================================================================================
                               FEDERAL TAX MATTERS
================================================================================

INTRODUCTION

This part of the prospectus discusses the federal income tax treatment of the Contract. The federal income tax treatment of the Contract is complex and sometimes uncertain. The federal income tax rules may vary with your particular circumstances. This discussion does not address all of the federal income tax rules that may affect you or your Contract. This discussion also does not address other federal tax consequences, or state or local tax consequences, associated with a Contract. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.

TAX DEFERRAL ON EARNINGS. The federal income tax law does not tax any increase in an Owner's Contract Value until there is a distribution from the Contract. However, certain requirements must be satisfied in order for this general rule to apply, including:

o An individual must own the Contract (or the tax law must treat the Contract as owned by an individual);

o The investments of the Separate Account must be "adequately diversified" in accordance with Internal Revenue Service ("IRS") regulations;

o The Owner's right to choose particular investments for a Contract must be limited; and

o The Contract's Annuity Commencement Date must not occur near the end of the Annuitant's life expectancy.

This part of the prospectus discusses each of these requirements.

CONTRACTS NOT OWNED BY AN INDIVIDUAL -- NO TAX DEFERRAL AND LOSS OF INTEREST DEDUCTION. As a general rule, the Code does not treat a Contract that is owned by an entity (rather than an individual) as an annuity contract for federal income tax purposes. The entity owning the Contract pays tax currently on the excess of the Contract Value over the premiums paid for the Contract. Contracts issued to a corporation or a trust are examples of Contracts where the Owner pays current tax on the Contract's earnings.

There are several exceptions to this rule. For example, the Code treats a Contract as owned by an individual if the nominal Owner is a trust or other entity that holds the Contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a Contract to provide deferred compensation for its employees.

In the case of a Contract issued after June 8, 1997 to a taxpayer that is not an individual, or a Contract held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the Owner pays tax on the annual increase in the Contract Value. Entities that are considering purchasing the Contract, or entities that will benefit from someone else's ownership of a Contract, should consult a tax adviser.

INVESTMENTS IN THE SEPARATE ACCOUNT MUST BE DIVERSIFIED. For a Contract to be treated as an annuity contract for federal income tax purposes, the investments of a separate account such as the Separate Account must be "adequately diversified". The IRS has issued regulations that prescribe standards for determining whether the investments of the Separate Account are adequately diversified. If the Separate Account fails to comply with these diversification standards, the Owner could be required to pay tax currently on the excess of the Contract Value over the Purchase Payments made under the Contract.

Although we do not control the investments of all of the Funds (we only indirectly control those of GE Investments Funds, Inc., through an affiliated company), we expect that the Funds will comply with the IRS regulations so that the Separate Account will be considered "adequately diversified".

RESTRICTIONS ON THE EXTENT TO WHICH AN OWNER CAN DIRECT THE INVESTMENT OF CONTRACT VALUES: Federal income tax law limits the Owner's right to choose particular investments for the Contract. The U.S. Treasury Department stated in 1986 that it expected to issue guidance clarifying those limits, but it has not yet done so. Thus, the nature of the limits is currently uncertain. As a result, an Owner's right to allocate Contract Values among the portfolios may exceed those limits. If so, the Owner would be treated as the owner of the assets of the Separate Account and thus subject to current taxation on the income and gains from those assets.

We do not know what limits the Treasury Department may set forth in any guidance that the Treasury Department may issue or whether any such limits will apply to existing Contracts. We therefore reserve the right to modify the Contract without the Owners' consent to attempt to prevent the tax law from considering the Owners as the owners of the assets of the Separate Account.

AGE AT WHICH ANNUITY PAYOUTS MUST BEGIN. Federal income tax rules do not expressly identify a particular age by which Annuity Payouts must begin. However, those rules do require that an annuity contract provide for amortization, through Annuity Payouts, of the contract's premiums paid and earnings. If Annuity Payouts under the Contract begin or are scheduled to begin on a date that is near the end of the Annuitant's life expectancy, it is possible that the tax law will not treat the Contract as an annuity contract for federal income tax purposes. In that event, the Owner would be currently taxable on the excess of the Contract Value over the Purchase Payments made under the Contract.

NO GUARANTEES REGARDING TAX TREATMENT: We make no guarantees regarding the tax treatment of any Contract or of any transaction involving a Contract. However, the remainder of this discussion assumes that your Contract will be treated as an annuity contract for federal income tax purposes and that the tax law will not impose tax on any increase in your Contract Value until there is a distribution from your Contract.

WITHDRAWALS AND SURRENDERS. A withdrawal occurs when you receive less than the total amount of the Contract's Contract Surrender Value. In the case of a withdrawal, you will pay tax on the amount you receive to the extent your Contract Surrender Value before the withdrawal exceeds your "investment in the contract". (This term is explained below.) This income (and all other income from your Contract) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

A surrender occurs when you receive the total amount of the Contract's Contract Surrender Value. In the case of a surrender, you will pay tax on the amount you receive to the extent it exceeds your "investment in the contract".

Your "investment in the contract" generally equals the total of your Purchase Payments under the Contract, reduced by any amounts you previously received from the Contract that you did not include in your income.

ASSIGNMENTS AND PLEDGES. The Code treats any assignment or pledge of (or agreement to assign or pledge) any portion of your Contract Value as a withdrawal.

GIFTING A CONTRACT. If you transfer ownership of your Contract -- without receiving a payment equal to your Contract's value -- to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Contract Value to the extent it exceeds your "investment in the contract". In such a case, the new Owner's "investment in the contract" will be increased to reflect the amount included in your income.

TAXATION OF ANNUITY PAYOUTS. The Code imposes tax on a portion of each Annuity Payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract". The Company will notify you annually of the taxable amount of your Annuity Payout.

Pursuant to the Code, you will pay tax on the full amount of your Annuity Payouts once you have recovered the total amount of the "investment in the contract". If Annuity Payouts cease because of the death of the Annuitant and before the total amount of the investment in the contract has been recovered, the unrecovered amount generally will be deductible.

TAXATION OF DEATH BENEFITS. We may distribute amounts from your Contract because of the death of an Owner, a joint Owner, or an Annuitant. The tax treatment of these amounts depends on whether the Owner, joint Owner, or Annuitant dies before or after the Contract's Annuity Commencement Date. BEFORE THE CONTRACT'S ANNUITY COMMENCEMENT DATE:

  o If received under an Annuity Payment Option, Death Benefits are taxed in the same manner as Annuity Payouts.

  o If not received under an Annuity Payment Option, Death Benefits are taxed in the same manner as a withdrawal.

AFTER THE CONTRACT'S ANNUITY COMMENCEMENT DATE:

  o If received in accordance with the existing Annuity Payment Option, Death Benefits are excludible from income to the extent that they do not exceed the unrecovered "investment in the contract". Death Benefits in excess of the unrecovered "investment in the contract" are includable in income.

  o If received in a lump sum, the tax law imposes tax on Death Benefits to the extent that they exceed the unrecovered "investment in the contract" at that time.

PENALTY TAXES PAYABLE ON WITHDRAWALS, SURRENDERS, OR ANNUITY PAYMENTS. The Code may impose a penalty tax equal to 10% of the amount of any payment from your Contract that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include withdrawals, surrenders, or Annuity Payouts that:

  o        you receive on or after you reach age 59 1/2,

  o        you receive because you became disabled (as defined in the tax law),

  o        a Beneficiary receives on or after the death of the Owner, or

  o you receive as a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

SPECIAL RULES IF YOU OWN MORE THAN ONE CONTRACT. In certain circumstances, you must combine some or all of the annuity contracts you own in order to determine the amount of an Annuity Payout, a surrender, or a withdrawal that you must include in income. For example:

  o If you purchase a Contract offered by this prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract.

  o If you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract.

 The effects of such aggregation are not clear. However, it could affect:

  o the amount of a surrender, a withdrawal or an Annuity Payout that you must include in income, and

  o        the amount that might be subject to the penalty tax described above.

FEDERAL INCOME TAX WITHHOLDING

We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, federal income tax rules may require us to withhold tax. At the time you request a withdrawal, surrender, or Annuity Payout, we will provide you forms that explain the withholding requirements.

TAX STATUS OF THE COMPANY

Under existing federal income tax laws, we do not pay tax on investment income and realized capital gains of the Separate Account. We do not anticipate that we will incur any federal income tax liability on the income and gains earned by the Separate Account. The Company, therefore, does not impose a charge for federal income taxes. If federal income tax law changes and we must pay tax on some or all of the income and gains earned by the Separate Account, we may impose a charge against the Separate Account to pay the taxes.

CHANGES IN THE LAW

This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this prospectus. Congress, the IRS, and the courts may modify these authorities.

================================================================================
                                  VOTING RIGHTS
================================================================================

         As required by law, we will vote the portfolio shares held in the Separate Account at meetings of the shareholders of the various Funds. The voting will be done according to the instructions of Owners who have interests in any Subaccounts which invest in the portfolios of the Funds. If the 1940 Act or any regulation under it should be amended, and if as a result we determine that we are permitted to vote the portfolios' shares in our own right, we may elect to do so.

         The number of votes which you have the right to cast will be determined by applying your percentage interest in a Subaccount to the total number of votes attributable to the Subaccount. In determining the number of votes, we will recognize fractional shares.

         We will vote portfolio shares of a class held in a Subaccount for which we received no timely instructions in proportion to the voting instructions which we received for all Contracts participating in that Subaccount. We will apply voting instructions to abstain on any item to be voted on a pro-rata basis to reduce the number of votes eligible to be cast.

         Whenever a Fund calls a shareholders meeting, each person having a voting interest in a Subaccount will receive proxy voting material, reports, and other materials relating to the relevant portfolio. Since each Fund may engage in shared funding, other persons or entities besides the Company may vote Fund shares. See Separate Account - Subaccounts.


================================================================================
                               REQUESTING PAYMENTS
================================================================================

         To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any Death Benefit, withdrawal, or surrender proceeds within seven days after receipt through our Electronic Service Center or in writing at our Administrative Office of all the requirements for such a payment. We will determine the amount of the payment as of the end of the Valuation Period during which our Electronic Service Center or Administrative Office receives all such requirements.

         We may delay making a payment, applying Contract Value to a payment option, or processing a transfer request if: (1) the disposal or valuation of the Separate Account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC, by order, permits postponement of payment to protect our Owners. We also may defer making payments attributable to a check that has not cleared (not to exceed 30 days).

================================================================================
                          DISTRIBUTION OF THE CONTRACTS
================================================================================

Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) ("Capital Brokerage") is the principal underwriter of the Contracts. Capital Brokerage, a Washington corporation and an affiliate of ours, is located at 6630 W. Broad St., Richmond, Virginia 23230. Capital Brokerage is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Independent broker-dealers will sell the Contracts. These broker-dealers have selling agreements with Capital Brokerage and have been licensed by state insurance departments to represent us. We will offer the Contracts in all states where we are licensed to do business.

COMMISSIONS

We may pay commissions to broker-dealers of up to 1.40% of Purchase Payments. Commission payments will not result in increased charges and other expenses, and thus will not affect your Contract Value.


================================================================================
                             ADDITIONAL INFORMATION
================================================================================

OWNER QUESTIONS                 The obligations to Owners under the Contracts
                                are ours. Please direct your questions and concerns to us through our Electronic Service
                                Center or in writing to our Administrative
                                Office.

RETURN PRIVILEGE                Within the free look  period  (usually  10 days)
                                after you receive the  Contract,  you may cancel
                                the   Contract   for  any  reason   through  the
                                Electronic Service Center or return it, postage prepaid, to our Administrative Office, P.O. Box
                                691,  Leesburg,  VA 20178.  If you  cancel  your
                                Contract, it will be void. Upon cancellation, we will return the greater of all Purchase Payments made(less any withdrawals taken) or the Contract
                                Value. In certain states, you may have more than 10 days to return a Contract for a refund.

STATE REGULATION                As a life insurance company organized and
                                operated under the laws of the Commonwealth of Virginia, we are subject to provisions governing life insurers and to regulation by the Virginia
                                Commissioner of Insurance.

                                Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. That Commission conducts a full examination of our operations at least once every five years.

RECORDS AND REPORTS             As  presently  required  by  the  1940  Act  and
                                applicable  regulations,  we are responsible for
                                maintaining all records and accounts relating to
                                the Separate  Account.  At least once each year,
                                we  will  provide  you  with  a  report  showing
                                information  about your  Contract for the period
                                covered by the report.  The report will show the
                                Contract  Value in each  Subaccount.  The report
                                also will show  Purchase  Payments  and  charges
                                made during the statement  period.  We will also
                                provide  you with an  annual  and a  semi-annual
                                report   for   each   portfolio   underlying   a
                                Subaccount to which you have allocated  Contract
                                Value, as required by the 1940 Act. In addition,
                                when you make Purchase Payments,  transfers,  or
                                withdrawals,   you  will  be  provided   with  a
                                confirmation of these transactions.

OTHER INFORMATION               A registration statement has been filed with the
                                SEC,   under  the  Securities  Act  of  1933  as
                                amended,  for the Contracts  being offered here.
                                This   prospectus   does  not  contain  all  the
                                information in the registration  statement,  its
                                amendments  and  exhibits.  Please  refer to the
                                registration  statement for further  information
                                about the Separate Account, the Company, and the
                                Contracts offered. Statements in this prospectus
                                about the content of  Contracts  and other legal
                                instruments are summaries. For the complete text
                                of these Contracts and instruments, please refer
                                to these  documents  as  filed  with the SEC and
                                available    on    the    SEC's    website    at
                                http://www.sec.gov.

LEGAL                           The Company, like other life insurance
MATTERS                         companies, is involved in lawsuits, including
                                class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made.
                                Although the Company cannot predict the outcome of any litigation with certainty, the Company believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on it or the Separate Account.

================================================================================
                         CONDENSED FINANCIAL INFORMATION
================================================================================

         Because the Subaccounts which are available under this Contract did not begin operation before the date of this prospectus, we did not include financial information for the Subaccounts in the prospectus or in the SAI.

================================================================================
                       STATEMENT OF ADDITIONAL INFORMATION
================================================================================


                                TABLE OF CONTENTS


                                                                            Page
The Contracts..................................................................1
   Transfer of Annuity Units...................................................1
   Net Investment Factor.......................................................1
Termination of Participation Agreements........................................2
Calculation of Performance Data................................................2
   Money Market Subaccount.....................................................3
   Other Subaccounts...........................................................4
Tax Matters....................................................................6
   Taxation of The Company.....................................................6
   IRS Required Distributions..................................................6
General Provisions.............................................................7
   Designation of Beneficiaries................................................7
   Ownership...................................................................7
   Non-Participating...........................................................7
   Misstatement of Age or Gender...............................................7
   Incontestability............................................................7
   Statement of Values.........................................................7
   Written Notice..............................................................7
Distribution of the Contracts..................................................8
Legal Developments Regarding Employment-Related Benefit Plans..................8
Legal Matters..................................................................8
Experts........................................................................8
Financial Statements...........................................................9



                                Dated ____, 2000
                      GE Life and Annuity Assurance Company
                             6610 West Broad Street
                            Richmond, Virginia 23230


If you would like a printed copy of this prospectus, or the SAI (Statement of Additional Information), please email us at Help@mail.annuitynet.com.

                                     PART B

                      GE LIFE AND ANNUITY ASSURANCE COMPANY
                               SEPARATE ACCOUNT 4

                       STATEMENT OF ADDITIONAL INFORMATION
                                     FOR THE
               FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY CONTRACT
                                FORM P1153 12/99

                                   OFFERED BY
                      GE LIFE AND ANNUITY ASSURANCE COMPANY
                         (A Virginia Stock Corporation)
                              6610 W. Broad Street
                            Richmond, Virginia 23230

                             ADMINISTRATIVE OFFICE:
                      GE LIFE AND ANNUITY ASSURANCE COMPANY
                                  P.O. Box 691
                               Leesburg, VA 20178

This Statement of Additional Information expands upon subjects discussed in the current prospectus for the above-named flexible premium variable deferred annuity contract (the "Contract") offered by GE Life and Annuity Assurance Company. You may obtain a copy of the prospectus dated _________ through our Electronic Service Center at http://www.annuitynet.com. The prospectus is also available on the SEC's website at http://www.sec.gov. Terms used in the current prospectus for the Contract are incorporated in this Statement.

                   THIS STATEMENT OF ADDITIONAL INFORMATION IS
             NOT A PROSPECTUS AND SHOULD BE READ ONLY IN CONJUNCTION
              WITH THE PROSPECTUSES FOR THE CONTRACT AND THE FUNDS.

Dated ___________

                       STATEMENT OF ADDITIONAL INFORMATION
                                TABLE OF CONTENTS


                                                                           Page

THE CONTRACTS................................................................1
   Transfer of Annuity Units.................................................1
   Net Investment Factor.....................................................1

TERMINATION OF PARTICIPATION AGREEMENTS......................................2

CALCULATION OF PERFORMANCE DATA..............................................2
   Money Market Subaccount...................................................3
   Other Subaccounts.........................................................4

TAX MATTERS..................................................................6
   Taxation of The Company...................................................6
   IRS Required Distributions................................................6

GENERAL PROVISIONS...........................................................7
   Designation of Beneficiaries..............................................7
   Ownership.................................................................7
   Non-Participating.........................................................7
   Misstatement of Age or Gender.............................................7
   Incontestability..........................................................7
   Statement of Values.......................................................7
   Written Notice............................................................7

DISTRIBUTION OF THE CONTRACTS................................................8

LEGAL DEVELOPMENTS REGARDING EMPLOYMENT-RELATED BENEFIT PLANS................8

LEGAL MATTERS................................................................8

EXPERTS......................................................................8

FINANCIAL STATEMENTS.........................................................9

THE CONTRACTS

TRANSFER OF ANNUITY UNITS

Annuity Units may be transferred upon request, but not more than three times in a Contract Year. If a transfer is requested from a Subaccount, all of the Annuity Units in that Subaccount must be transferred to a single different Subaccount.

The number of Annuity Units for the new Subaccount will be (a) times (b), divided by (c), where:

     (a)      is the number of Annuity Units for the current Subaccount;
     (b)      is the value of an Annuity Unit for the current Subaccount; and
     (c)      is the value of an Annuity Unit for the new Subaccount.

The values of (a), (b) and (c) are all determined as of the date we receive the transfer request.

The amount of the Annuity Payout as of the date of the transfer will not be affected by the transfer (however, subsequent Annuity Payouts will reflect the investment experience of the selected Subaccounts).

NET INVESTMENT FACTOR

The Net Investment Factor measures investment performance of the Subaccounts of Account 4 during a Valuation Period. Each Subaccount has its own Net Investment Factor for a Valuation Period. The Net Investment Factor of a Subaccount available under the Contracts for a Valuation Period is (a) divided by (b) minus
(c) where:

  (a) is the result of
     (1) the value of the net assets of that Subaccount at the end of the preceding Valuation Period, plus
     (2) the investment income and capital gains, realized or unrealized, credited to the net assets of that Subaccount at the end of the Valuation Period for which the Net Investment Factor is being determined, minus
     (3) the capital losses, realized or unrealized, charged against those assets during the Valuation Period, minus
     (4) any amount charged against that Subaccount for taxes, or any amount set aside during the Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that Subdivision; and

  (b) is the value of the net assets of that Subaccount at the end of the preceding Valuation Period; and

  (c) is a charge no greater than .002063% for each day in the Valuation Period. This corresponds to a total of .75% per year of the net assets of that Subaccount and consists of a .40% mortality and expense risk charge and a .35% administrative expense charge.

  The values of the assets in Separate Account 4 will be taken at their fair market value in accordance with generally accepted accounting practices and applicable laws and regulations.

TERMINATION OF PARTICIPATION AGREEMENTS

The participation agreements pursuant to which the Funds sell their shares to Account 4 contain varying provisions regarding termination. The following summarizes those provisions:

JANUS ASPEN SERIES. This agreement may be terminated by the parties on six months' advance written notice.

VARIABLE INSURANCE PRODUCTS FUND AND VARIABLE INSURANCE PRODUCTS FUND III
("THE FUND"). These agreements provide for termination (1) on one year's advance notice by either party, (2) at the Company's option if shares of the Fund are not reasonably available to meet requirements of the policies, (3) at the option of either party if certain enforcement proceedings are instituted against the other, (4) upon vote of the policyowners to substitute shares of another mutual fund, (5) at the Company's option if shares of the Fund are not registered, issued, or sold in accordance with applicable laws, if the Fund ceases to qualify as a regulated investment company under the Code, (6) at the option of the Fund or its principal underwriter if it determines that the Company has suffered material adverse changes in its business or financial condition or is the subject of material adverse publicity, (7) at the option of the Company if the Fund has suffered material adverse changes in its business or financial condition or is the subject of material adverse publicity, or (8) at the option of the Fund or its principal underwriter if the Company decides to make another mutual fund available as a funding vehicle for its policies.

GE INVESTMENTS FUNDS, INC. This agreement may be terminated at the option of any party upon six months' written notice to the other parties, unless a shorter time is agreed to by the parties.

AIM VARIABLE INSURANCE FUNDS, INC.[Information to be added by pre-effective amendment.]

DELAWARE GROUP PREMIUM FUND, INC.[Information to be added by pre-effective amendment.]

CALCULATION OF PERFORMANCE DATA

From time to time, the Company may disclose total return, yield, and other performance data for the Subaccounts pertaining to the Contracts. Such performance data will be computed, or accompanied by performance data computed, in accordance with the standards defined by the Securities and Exchange Commission.

The calculations of yield, total return, and other performance data do not reflect the effect of any premium tax that may be applicable to a particular Contract. Premium taxes will vary, generally depending on the law of your state or residence. In those states which tax these premiums, the tax generally ranges from 0.5% to 4.0%.

MONEY MARKET SUBACCOUNT
From time to time, advertisements and sales literature may quote the yield of the Money Market Subaccount for a seven-day period, in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the corresponding money market investment portfolio or on its portfolio securities. This current annualized yield is computed by determining the net change (exclusive of unrealized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) at the end of the seven-day period in the value of a hypothetical account under a Contract having a balance of one unit in the Money Market Subaccount at the beginning of the period, dividing such net change in Contract Value by the value of the account at the beginning of the period to determine the base period return, and annualizing the result on a 365-day basis. The net change in Contract Value reflects: 1) net income from the investment portfolio attributable to the hypothetical account; and 2) charges and deductions imposed under the Contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the administrative expense charge and the mortality and expense risk charge. For purposes of calculating current yields for a Contract, an average per unit policy maintenance charge is used. Current Yield will be calculated according to the following formula:

   Current Yield = ((NCP - ES)/UV) X (365/7)

   where:

   NCP = the net change in the value of the investment portfolio (exclusive of realized gains or losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Subaccount unit.

   ES = per unit expenses of the hypothetical account for the seven-day period.

   UV = the unit value on the first day of the seven-day period.

   The effective yield of the Money Market Subaccount determined on a compounded basis for the same seven-day period may also be quoted. The effective yield is calculated by compounding the base period return according to the following formula:

   Effective Yield = (1 + ((NCP - ES)/UV))365/7 - 1

   where:

   NCP = the net change in the value of the investment portfolio (exclusive of realized gains or losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) for the seven-day period attributable to a hypothetical account having a balance of one Subaccount unit.

   ES = per unit expenses of the hypothetical account for the seven-day period.

   UV = the unit value for the first day of the seven-day period.

The yield on amounts held in the Money Market Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The Money Market Subaccount's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Subaccount's corresponding money market investment portfolio, the types and quality of portfolio securities held by that investment portfolio, and that investment portfolio's operating expenses. Because of the charges and deductions imposed under the Contract, the yield for the Money Market Subaccount will be lower than the yield for its corresponding money market investment portfolio.

OTHER SUBACCOUNTS
TOTAL RETURN. Sales literature or advertisements may quote total return, including average annual total return for one or more of the Subaccounts for various periods of time including 1 year, 5 years and 10 years, or from inception if any of those periods are not available.

Average annual total return for a period represents the average annual compounded rate of return that would equate an initial investment of $1,000 under a Contract to the redemption value of that investment as of the last day of the period. The ending date for each period for which total return quotations are provided will be for the most recent practicable, considering the type and media of the communication, and will be stated in the communication.

For periods that begin before the Contract was available, performance data will be based on the performance of the underlying portfolios, with the level of Account 4 and contract charges currently in effect. Average annual total return will be calculated using Subaccount unit values as described below:

   1. The Company calculates unit value for each Valuation Period based on the performance of the Subaccount's underlying investment portfolio (after deductions for Fund expenses, the administrative expense charge, and the mortality and expense risk charge).

   2. Total return will then be calculated according to the following formula:

   TR =  (ERV/P)1/N - 1

   where:

   TR = the average annual total return for the period.

   ERV = the ending redeemable value (reflecting deductions as described above) of the hypothetical investment at the end of the period.

   P = a hypothetical single investment of $1,000.

   N = the duration of the period (in years).

The available Subaccounts have not yet commenced operations; therefore, standard performance data for the available Subaccounts is not available at this time. However, non-standard adjusted historical performance data (reflects all fees and charges) for the portfolios underlying the available Subaccounts is as follows:



                                                                                                           From the
SUBACCOUNT                                                                                  For the        Date of
                                                       For the 3-year   For the 5-year      10-year       Subaccount       Date of
                                                       period ended      period  ended    period ended    Inception to    Subaccount
                                                         12/31/98           12/31/98        12/31/98        12/31/98       Inception

INTERNATIONAL
Janus Aspen International Growth Portfolio
GE Investments International Equity Fund
VIP Overseas Portfolio
SPECIALTY
GE Investments Real Estate Securities Fund
AIM V.I. Global Utilities Fund
AIM V.I. Telecommunications Fund
Delaware Group Social Awareness Series
SMALL-CAP BLEND
AIM V.I. Capital Development Fund
SMALL-CAP GROWTH
AIM V.I. Aggressive Growth Fund
MID-CAP VALUE
GE Investments Value Equity Fund
MID-CAP BLEND
Delaware Group Devon Series
MID-CAP GROWTH
AIM V.I. Capital Appreciation Fund
LARGE-CAP BLEND
VIP III Growth & Income Portfolio
AIM V.I. Growth and Income Fund
GE Investments S&P 500 Index Fund
LARGE-CAP GROWTH
Janus Aspen Capital Appreciation Portfolio
Janus Aspen Equity Income Portfolio
LARGE-CAP VALUE
VIP III Growth Opportunities Portfolio*
GE Investments U.S. Equity Fund
GE Investments Premier Growth Equity Fund
BALANCED
GE Investments Total Return Fund
DOMESTIC BONDS
GE Investments Income Fund
Janus Aspen Flexible Income Portfolio
AIM V.I. Government Securities Fund
HIGH YIELD BOND
Janus Aspen High Yield Bond Portfolio
MONEY MARKET
GE Investments Money Market Fund



++  Returns for periods of less than one year are not annualized.

PAST PERFORMANCE IS NOT A GUARANTEE OF FUTURE RESULTS.

The Funds have provided the price information used to calculate the total return of the Subaccounts for periods prior to the inception of the Subaccounts. While we have no reason to doubt the accuracy of the figures provided by the Funds, we have not independently verified such information.

Other Performance Data

We may disclose cumulative total return in conjunction with the standard format described above. The cumulative total return will be calculated using the following formula:

    CTR =                           (ERV/P) - 1

    where:

    CTR =                           the cumulative total return for the period.

    ERV = the ending redeemable value (reflecting deductions as described above) of the hypothetical investment at the end of the period.

    P =                             a hypothetical single investment of $1,000.


Other non-standard quotations of Subaccount performance may also be used in sales literature. Such quotations will be accompanied by a description of how they were calculated.

TAX MATTERS

TAXATION OF THE COMPANY
We may incur state and local taxes (in addition to premium taxes) in several states. At present, these taxes, with the exception of premium taxes, are not significant. If there is a material change in applicable state or local tax laws causing an increase in taxes other than premium taxes (for which we currently impose a charge), charges for such taxes attributable to Account 4 may be made.

IRS REQUIRED DISTRIBUTIONS
In order to be treated as an annuity contract for federal income tax purposes, section 72(s) of the Code requires the Contract to provide that (a) if any Owner dies on or after the Annuity Commencement Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if any Owner dies prior to the Annuity Commencement Date, the entire interest in the Contract will be distributed (1) within five years after the date of that Owner's death, or (2) as Annuity Payouts which will begin within one year of that Owner's death and which will be made over the life of the Owner's

"designated Beneficiary" or over a period not extending beyond the life expectancy of that Beneficiary. The "designated Beneficiary" generally is the person who will be treated as the sole Owner of the Policy following the death of the Owner, joint Owner or, in certain circumstances, the Annuitant. However, if the "designated Beneficiary" is the surviving spouse of the decedent, these distribution rules will not apply until the surviving spouse's death (and this spousal exception will not again be available). If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner for purposes of these rules.

The Contracts contain provisions which are intended to comply with the requirements of section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the requirements of Code section 72(s) when clarified by regulation or otherwise.

GENERAL PROVISIONS

DESIGNATION OF BENEFICIARIES
You may designate a Beneficiary during your lifetime and, unless prohibited by a previous designation, change the Beneficiary by filing a written request with our Administrative Office, or through our Electronic Service Center. Each change of Beneficiary revokes any previous designation.

OWNERSHIP
You may not assign your Contract without our permission. Your rights and the rights of a Beneficiary may be affected by an assignment.

NON-PARTICIPATING
The Contract is non-participating.  No dividends are payable.

MISSTATEMENT OF AGE OR GENDER
If an Annuitant's age or gender was misstated on the Contract data pages, any Contract benefits or proceeds, or availability thereof, will be determined using the correct age and gender.

INCONTESTABILITY
We will not contest the Contract.

STATEMENT OF VALUES
At least once each year, we will provide you a statement of values within 30 days after each report date. The statement will show Contract Value, Purchase Payments and charges made during the report period.

WRITTEN NOTICE
Any written notice should be sent to us at our Administrative Office at P.O. Box 691, Leesburg, VA 20178. The Contract number and the Annuitant's full name must be included.

We will send all notices to the Owner to the last known email address on file with the company.

DISTRIBUTION OF THE POLICIES

Capital Brokerage Corporation, the principal underwriter of the Contracts, is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

The Contracts are sold to the public through brokers licensed under the federal securities laws and state insurance laws and have entered into selling agreements with Capital Brokerage Corporation. The offering is continuous and Capital Brokerage Corporation does not anticipate discontinuing the offering of the Contracts. However, the Company does reserve the right to discontinue the offering of the Contracts.

LEGAL DEVELOPMENTS REGARDING EMPLOYMENT-RELATED BENEFIT PLANS

On July 6, 1983, the Supreme Court held in Arizona Governing Committee for Tax Deferred Annuity v. Norris, 463 U.S. 1073 (1983), that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women on the basis of sex. The Contract contains guaranteed annuity purchase rates for certain optional payment plans that distinguish between men and women. Accordingly, employers and employee organizations should consider, in consultation with legal counsel, the impact of Norris, and Title VII generally, on any employment-related insurance or benefit program for which a Contract may be purchased.

In addition, the Company is subject to the insurance laws and regulations of other states within which it is licensed to operate. Generally, the Insurance Department of any other state applies the laws of the state of domicile in determining permissible investments. Presently, the Company is licensed to do business in the District of Columbia and all states, except New York.

LEGAL MATTERS

Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain legal matters relating to federal securities laws applicable to the issue and sale of the Contracts described in this prospectus. Patricia L. Dysart, Assistant Vice President and Associate General Counsel of the Company, has provided advice on certain legal matters pertaining to the Contract, including the validity of the Contract and the Company's right to issue the Contracts under Virginia insurance law.

EXPERTS

The consolidated balance sheets of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, shareholders' interest and cash flows for the years then ended, the nine month period ended December 31, 1996 and the preacquisition three month period ended March 31, 1996, and the statements of assets and liabilities of Life of Virginia Separate Account 4, now known as GE Life & Annuity Separate Account 4, as of December 31, 1998 and the related statements of operations and changes in net assets for each of the years or lesser periods in the three year period then ended have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

The report of KPMG LLP dated January 22, 1999 with respect to the consolidated financial statements of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company and subsidiary, contains an explanatory paragraph that states that effective April 1, 1996, General Electric Capital Corporation acquired all of the outstanding stock of The Life Insurance Company of Virginia in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

FINANCIAL STATEMENTS

This Statement of Additional Information contains financial statements for the Company and Life of Virginia Separate Account 4, now known as GE Life & Annuity Separate Account 4, as of December 31, 1998, and for each of the three years in the period then ended.

The consolidated financial statements of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and subsidiaries included herein should be distinguished from the financial statements of Account 4 and should be considered only as bearing on the ability of the Company to meet its obligations under the Contract.

Such consolidated financial statements of The Life Insurance Company of Virginia, now known as GE Life and Annuity Assurance Company, and subsidiaries should not be considered as bearing on the investment performance of the assets held in Account 4.

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4


                             FINANCIAL STATEMENTS


                         YEAR ENDED DECEMBER 31, 1998
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4


                               TABLE OF CONTENTS


                         YEAR ENDED DECEMBER 31, 1998



                                                    PAGE
                                                   -----
Independent Auditors' Report ...................   A-3
Financial Statements:
 Statements of Assets and Liabilities ..........   A-4
 Statements of Operations ......................   A-11
 Statements of Changes in Net Assets ...........   A-22
Notes to Financial Statements ..................   A-43

                         INDEPENDENT AUDITORS' REPORT

Contractholders
Life of Virginia Separate Account 4
and
The Board of Directors
The Life Insurance Company of Virginia:

     We have audited the accompanying statements of assets and liabilities of Life of Virginia Separate Account 4 (the Account) (comprising the GE Investments Funds, Inc. -- S&P 500 Index, Money Market, Total Return, International Equity, Real Estate Securities, Global Income, Value Equity, Income and U.S. Equity Funds; the Oppenheimer Variable Account Funds -- Bond, Capital Appreciation, Growth, High Income and Multiple Strategies Funds; the Variable Insurance Products Fund -- Equity-Income, Growth and Overseas Portfolios; the Variable Insurance Products Fund II -- Asset Manager and Contrafund Portfolios; the Variable Insurance Products Fund III -- Growth & Income and Growth Opportunities Portfolios; the Federated Investors Insurance Series -- American Leaders, High Income Bond and Utility Funds II; the Alger American Fund -- Small Cap and Growth Portfolios; the PBHG Insurance Series Fund -- PBHG Large Cap Growth and PBHG Growth II Portfolios; the Janus Aspen Series -- Aggressive Growth, Growth, Worldwide Growth, Balanced, Flexible Income, International Growth and Capital Appreciation Portfolios; the Goldman Sachs Variable Insurance Trust Fund -- Growth and Income and Mid Cap Equity Funds; and the Salomon Brothers Variable Series Fund -- Strategic Bond, Investors, and Total Return Funds) as of December 31, 1998 and the related statements of operations and changes in net assets for the aforementioned funds and the GE Investments Funds Inc. Government Securities Fund; Oppenheimer Variable Account Money Fund; Variable Insurance Products Funds -- Money Market and High Income Portfolios; and Neuberger & Berman Advisers Management Trust -- Balanced, Bond and Growth Portfolios, of Life of Virginia Separate Account 4 for each of the years or lesser periods in the three year period then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998, by correspondence with the underlying mutual funds or their transfer agent. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting Life of Virginia Separate Account 4 as of December 31, 1998 and the results of their operations and changes in their net assets for each of the years or lesser periods in the three year period then ended in conformity with generally accepted accounting principles.

                                                                        KPMG LLP




Richmond, Virginia
February 12, 1999

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4


                     STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 1998



                                                             GE INVESTMENTS FUNDS, INC.
                                                         ----------------------------------
                                                              S&P 500            MONEY
                                                               INDEX            MARKET
                                                                FUND             FUND
ASSETS                                                   ----------------- ----------------
Investment in GE Investments Funds, Inc.,
 at fair value (note 2):
 S&P 500 Index Fund (12,978,221 shares;
   cost -- $264,318,648)................................ $307,713,611                  --
 Money Market Fund (206,691,464 shares;
   cost -- $206,691,474)................................          --          206,691,464
 Total Return Fund (4,513,480 shares;
   cost -- $64,971,588).................................          --                   --
 International Equity Fund (2,342,088; shares;
   cost -- $27,101,105).................................          --                   --
 Real Estate Securities Fund (4,024,961
   shares; cost -- $55,753,342).........................          --                   --
 Global Income Fund (942,716 shares;
   cost -- $9,713,591)..................................          --                   --
 Value Equity Fund (2,887,264 shares;
   cost -- $38,586,474).................................          --                   --
 Income Fund (2,792,519 shares;
   cost -- $34,717,370).................................          --                   --
 U.S. Equity Fund (63,724 shares;
   cost -- $1,980,988)..................................          --                   --
Receivable from affiliate ..............................          --               20,944
Receivable for units sold ..............................   1,603,821           12,193,795
                                                         ------------         -----------
   TOTAL ASSETS ........................................ 309,317,432          218,906,203
                                                         ------------         -----------
LIABILITIES
Accrued expenses payable to affiliate (note 3) .........     490,032              369,262
Payable for units withdrawn: ...........................          --                   --
                                                         ------------         -----------
   TOTAL LIABILITIES ...................................     490,032              369,262
                                                         ------------         -----------
Net assets ............................................. $308,827,400         218,536,941
                                                         ============         ===========
Analysis of net assets:
 Attributable to:
   Variable deferred annuity contractholders ........... $308,827,400         218,536,941
   The Life Insurance Company of Virginia ..............          --                   --
                                                         ------------         -----------
Net assets ............................................. $308,827,400         218,536,941
                                                         ============         ===========
Outstanding units attributable to
 contractholders: Type I (note 2) ......................   1,096,813            5,222,349
                                                         ============         ===========
Net asset value per unit: Type I ....................... $     50.24                 15.38
                                                         ============         ============
Outstanding units attributable to
 contractholders: Type II (note 2) .....................   5,187,559            9,232,947
                                                         ============         ============
Net asset value per unit: Type II ...................... $     48.91                 14.97
                                                         ============         ============



                                                                   GE INVESTMENTS FUNDS, INC.
                                                         -----------------------------------------------
                                                              TOTAL       INTERNATIONAL    REAL ESTATE
                                                              RETURN          EQUITY        SECURITIES
                                                               FUND            FUND            FUND
ASSETS                                                   --------------- --------------- ---------------
Investment in GE Investments Funds, Inc.,
 at fair value (note 2):
 S&P 500 Index Fund (12,978,221 shares;
   cost -- $264,318,648)................................            --              --              --
 Money Market Fund (206,691,464 shares;
   cost -- $206,691,474)................................            --              --              --
 Total Return Fund (4,513,480 shares;
   cost -- $64,971,588).................................   $66,167,622              --              --
 International Equity Fund (2,342,088; shares;
   cost -- $27,101,105).................................            --      27,847,422              --
 Real Estate Securities Fund (4,024,961
   shares; cost -- $55,753,342).........................            --              --      46,649,298
 Global Income Fund (942,716 shares;
   cost -- $9,713,591)..................................            --              --              --
 Value Equity Fund (2,887,264 shares;
   cost -- $38,586,474).................................            --              --              --
 Income Fund (2,792,519 shares;
   cost -- $34,717,370).................................            --              --              --
 U.S. Equity Fund (63,724 shares;
   cost -- $1,980,988)..................................            --              --              --
Receivable from affiliate ..............................            --              --              --
Receivable for units sold ..............................        34,871              --              --
                                                            ----------      ----------      ----------
   TOTAL ASSETS ........................................    66,202,493      27,847,422      46,649,298
                                                            ----------      ----------      ----------
LIABILITIES
Accrued expenses payable to affiliate (note 3) .........        91,900          23,042          46,746
Payable for units withdrawn: ...........................         2,249       1,004,629          57,007
                                                            ----------      ----------      ----------
   TOTAL LIABILITIES ...................................        94,149       1,027,671         103,753
                                                            ----------      ----------      ----------
Net assets .............................................   $66,108,344      26,819,751      46,545,545
                                                            ==========      ==========      ==========
Analysis of net assets:
 Attributable to:
   Variable deferred annuity contractholders ...........   $66,108,344      11,643,666      30,866,087
   The Life Insurance Company of Virginia ..............            --      15,176,085      15,679,458
                                                            ----------      ----------      ----------
Net assets .............................................   $66,108,344      26,819,751      46,545,545
                                                            ==========      ==========      ==========
Outstanding units attributable to
 contractholders: Type I (note 2) ......................       584,911         161,533         316,692
                                                            ==========      ==========      ==========
Net asset value per unit: Type I .......................   $      33.52           14.54           15.02
                                                            ===========     ===========     ===========
Outstanding units attributable to
 contractholders: Type II (note 2) .....................     1,425,134         641,918       1,753,483
                                                            ===========     ===========     ===========
Net asset value per unit: Type II ......................   $      32.63           14.48           14.89
                                                            ===========     ===========     ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                           GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                                               --------------------------------------------------------------
                                                                    GLOBAL          VALUE                           U.S.
                                                                    INCOME          EQUITY          INCOME         EQUITY
                                                                     FUND            FUND            FUND           FUND
ASSETS                                                         --------------- --------------- --------------- --------------
Investment in GE Investments Funds, Inc., at fair value
 (note 2):
 S&P 500 Index Fund (12,978,221 shares;
   cost -- $264,318,648)......................................            --              --              --             --
 Money Market Fund (206,691,464 shares;
   cost -- $206,691,474)......................................            --              --              --             --
 Total Return Fund (4,513,480 shares;
   cost -- $64,971,588).......................................            --              --              --             --
 International Equity Fund (2,342,088; shares;
   cost -- $27,101,105).......................................            --              --              --             --
 Real Estate Securities Fund (4,024,961 shares;
   cost-- $55,753,342)........................................            --              --              --             --
 Global Income Fund (942,716 shares;
   cost -- $9,713,591)........................................   $ 9,926,798              --              --             --
 Value Equity Fund (2,887,264 shares;
   cost -- $38,586,474).......................................            --      39,180,175              --             --
 Income Fund (2,792,519 shares; cost -- $34,717,370)..........            --              --      34,459,679             --
 U.S. Equity Fund (63,724 shares; cost -- $1,980,988).........            --              --              --      2,134,742
Receivable from affiliate ....................................            --              --              --             --
Receivable for units sold ....................................            --          23,889           1,316         74,672
                                                                 -----------      ----------      ----------      ---------
   TOTAL ASSETS ..............................................     9,926,798      39,204,064      34,460,995      2,209,414
                                                                 -----------      ----------      ----------      ---------
LIABILITIES
Accrued expenses payable to affiliate (note 3) ...............         6,646          62,695         129,260          8,434
Payable for units withdrawn: .................................       249,428             230           7,758             --
                                                                 -----------      ----------      ----------      ---------
   TOTAL LIABILITIES .........................................       256,074          62,925         137,018          8,434
                                                                 -----------      ----------      ----------      ---------
Net assets ...................................................   $ 9,670,724      39,141,139      34,323,977      2,200,980
                                                                 ===========      ==========      ==========      =========
Analysis of net assets:
 Attributable to:
   Variable deferred annuity contractholders .................   $ 3,810,911      34,898,557      34,323,977      2,200,980
   The Life Insurance Company of Virginia ....................     5,859,813       4,242,582              --             --
                                                                 -----------      ----------      ----------      ---------
Net assets ...................................................   $ 9,670,724      39,141,139      34,323,977      2,200,980
                                                                 ===========      ==========      ==========      =========
Outstanding units attributable to contractholders:
 Type I (note 2) .............................................        46,632         385,376       1,332,645         26,127
                                                                 ===========      ==========      ==========      =========
Net asset value per unit: Type I .............................   $     11.50            13.87           10.68          10.68
                                                                 ===========      ===========     ===========     ==========
Outstanding units attributable to contractholders:
 Type II (note 2) ............................................       285,995       2,140,000       1,884,740        180,295
                                                                 ===========      ===========     ===========     ==========
Net asset value per unit: Type II ............................   $     11.45            13.81           10.66          10.66
                                                                 ===========      ===========     ===========     ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                   OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                   ----------------------------------
                                                                         CAPITAL
                                                         BOND         APPRECIATION
                                                         FUND             FUND
ASSETS                                             ---------------- ----------------
Investment in Oppenheimer Variable
 Account Funds, at fair value (note 2):
 Bond Fund (5,079,562 shares;
   cost -- $60,266,701)                              $ 62,580,210               --
 Capital Appreciation Fund (4,869,166 shares;
   cost -- $187,683,640)..........................             --      218,284,700
 Growth Fund (5,178,151 shares;
   cost -- $165,665,597)..........................             --               --
 High Income Fund (14,906,183 shares;
   cost -- $166,811,528)..........................             --               --
 Multiple Strategies Fund (4,689,609 shares;
   cost -- $71,277,962)...........................             --               --
 Receivable for units sold .......................        276,761          407,058
                                                     ------------      -----------
   TOTAL ASSETS ..................................     62,856,971      218,691,758
                                                     ------------      -----------
LIABILITIES
Increase (decrease) in net assets from capital
 transactions ....................................        110,911          425,350
Payable for units withdrawn ......................             --          239,701
                                                     ------------      -----------
   TOTAL LIABILITIES .............................        110,911          665,051
                                                     ------------      -----------
Net assets attributable to variable deferred
 annuity contractholders .........................   $ 62,746,060      218,026,707
                                                     ============      ===========
Outstanding units: Type I (note 2) ...............        915,859        2,344,528
                                                     ============      ===========
Net asset value per unit: Type I .................   $      22.09             40.56
                                                     ============      ============
Outstanding units: Type II (note 2) ..............      1,976,510        3,113,007
                                                     ============      ============
Net asset value per unit: Type II ................   $      21.51             39.49
                                                     ============      ============



                                                          OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                   -------------------------------------------------
                                                                          HIGH           MULTIPLE
                                                        GROWTH           INCOME         STRATEGIES
                                                         FUND             FUND             FUND
ASSETS                                             ---------------- ---------------- ---------------
Investment in Oppenheimer Variable
 Account Funds, at fair value (note 2):
 Bond Fund (5,079,562 shares;
   cost -- $60,266,701)                                        --               --              --
 Capital Appreciation Fund (4,869,166 shares;
   cost -- $187,683,640)..........................             --               --              --
 Growth Fund (5,178,151 shares;
   cost -- $165,665,597)..........................   $189,882,808               --              --
 High Income Fund (14,906,183 shares;
   cost -- $166,811,528)..........................             --      164,266,132              --
 Multiple Strategies Fund (4,689,609 shares;
   cost -- $71,277,962)...........................             --               --      79,957,841
 Receivable for units sold .......................             --           55,163              --
                                                      -----------      -----------      ----------
   TOTAL ASSETS ..................................    189,882,808      164,321,295      79,957,841
                                                      -----------      -----------      ----------
LIABILITIES
Increase (decrease) in net assets from capital
 transactions ....................................        310,016          235,959         194,658
Payable for units withdrawn ......................        206,098           80,754           8,622
                                                      -----------      -----------      ----------
   TOTAL LIABILITIES .............................        516,114          316,713         203,280
                                                      -----------      -----------      ----------
Net assets attributable to variable deferred
 annuity contractholders .........................   $189,366,694      164,004,582      79,754,561
                                                      ===========      ===========      ==========
Outstanding units: Type I (note 2) ...............      1,173,060        1,658,434       1,344,466
                                                      ===========      ===========      ==========
Net asset value per unit: Type I .................   $      46.11            31.06           27.87
                                                      ============     ============     ===========
Outstanding units: Type II (note 2) ..............      3,012,849        3,720,027       1,558,580
                                                      ============     ============     ===========
Net asset value per unit: Type II ................   $      44.90            30.24           27.13
                                                      ============     ============     ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                             VARIABLE INSURANCE
                                                               PRODUCTS FUNDS
                                             ---------------------------------------------------
                                                  EQUITY-
                                                   INCOME           GROWTH          OVERSEAS
                                                 PORTFOLIO         PORTFOLIO        PORTFOLIO
ASSETS                                       ----------------- ---------------- ----------------
Investment in Variable Insurance
 Products Fund, at fair value
 (note 2):
 Equity -- Income Portfolio
  (27,318,250 shares;
  cost -- $571,169,732).....................   $ 694,429,927               --               --
 Growth Portfolio (9,326,267 shares;
  cost -- $283,201,407).....................              --      418,469,590               --
 Overseas Portfolio (5,683,460
  shares; cost -- $108,549,287).............              --               --      113,953,371
Investment in Variable Insurance
 Products Fund II, at fair value
 (note 2):
 Asset Manager Portfolio
  (27,620,799 shares;
  cost -- $415,474,554).....................              --               --               --
 Contrafund Portfolio (14,085,035
  shares; cost -- $248,124,557).............              --               --               --
Investment in Variable Insurance
 Products Fund III, at fair value
 (note 2):
 Growth & Income Portfolio
  (3,513,229 shares;
  cost -- $48,367,818)......................              --               --               --
 Growth Opportunities Portfolio
  (2,333,781 shares; cost --
  $45,525,614)..............................              --               --               --
Receivable for units sold ..................              --            3,264          107,222
                                               -------------      -----------      -----------
  TOTAL ASSETS .............................     694,429,927      418,472,854      114,060,593
                                               -------------      -----------      -----------
LIABILITIES
Accrued expenses payable to affiliate
 (note 3) ..................................         971,345          674,619          336,549
Payable for units withdrawn ................       1,226,255          231,503       10,260,769
                                               -------------      -----------      -----------
  TOTAL LIABILITIES ........................       2,197,600          906,122       10,597,318
                                               -------------      -----------      -----------
Net assets attributable to variable
 deferred annuity contractholders ..........   $ 692,232,327      417,566,732      103,463,275
                                               =============      ===========      ===========
Outstanding units: Type I (note 2) .........       5,753,760        3,969,421        2,813,314
                                               =============      ===========      ===========
Net asset value per unit: Type I ...........   $       41.23             54.32            23.58
                                               =============      ============     ============
Outstanding units: Type II (note 2) ........      11,335,446        3,818,261        1,616,956
                                               =============      ============     ============
Net asset value per unit: Type II ..........   $       40.14             52.89            22.96
                                               =============      ============     ============



                                                    VARIABLE INSURANCE               VARIABLE INSURANCE
                                                     PRODUCTS FUND II                PRODUCTS FUND III
                                             --------------------------------- ------------------------------
                                                   ASSET                           GROWTH &        GROWTH
                                                  MANAGER        CONTRAFUND         INCOME      OPPORTUNITIES
                                                 PORTFOLIO        PORTFOLIO       PORTFOLIO       PORTFOLIO
ASSETS                                       ---------------- ---------------- --------------- --------------
Investment in Variable Insurance
 Products Fund, at fair value
 (note 2):
 Equity -- Income Portfolio
  (27,318,250 shares;
  cost -- $571,169,732).....................             --               --              --             --
 Growth Portfolio (9,326,267 shares;
  cost -- $283,201,407).....................             --               --              --             --
 Overseas Portfolio (5,683,460
  shares; cost -- $108,549,287).............             --               --              --             --
Investment in Variable Insurance
 Products Fund II, at fair value
 (note 2):
 Asset Manager Portfolio
  (27,620,799 shares;
  cost -- $415,474,554).....................   $501,593,704               --              --             --
 Contrafund Portfolio (14,085,035
  shares; cost -- $248,124,557).............             --      344,238,254              --             --
Investment in Variable Insurance
 Products Fund III, at fair value
 (note 2):
 Growth & Income Portfolio
  (3,513,229 shares;
  cost -- $48,367,818)......................             --               --      56,738,647             --
 Growth Opportunities Portfolio
  (2,333,781 shares; cost --
  $45,525,614)..............................             --               --              --     53,396,906
Receivable for units sold ..................             --           20,128         207,349        320,250
                                                -----------      -----------      ----------     ----------
  TOTAL ASSETS .............................    501,593,704      344,258,382      56,945,996     53,717,156
                                                -----------      -----------      ----------     ----------
LIABILITIES
Accrued expenses payable to affiliate
 (note 3) ..................................        758,448          481,460          98,413         73,997
Payable for units withdrawn ................        348,104           52,956              --          7,101
                                                -----------      -----------      ----------     ----------
  TOTAL LIABILITIES ........................      1,106,552          534,416          98,413         81,098
                                                -----------      -----------      ----------     ----------
Net assets attributable to variable
 deferred annuity contractholders ..........   $500,487,152      343,723,966      56,847,583     53,636,058
                                                ===========      ===========      ==========     ==========
Outstanding units: Type I (note 2) .........     14,835,158        3,082,088         751,280        595,214
                                                ===========      ===========      ==========     ==========
Net asset value per unit: Type I ...........   $      27.90            26.31           15.86          15.15
                                                ============     ============     ===========    ===========
Outstanding units: Type II (note 2) ........      3,176,311       10,085,800       2,843,815      2,958,791
                                                ============     ============     ===========    ===========
Net asset value per unit: Type II ..........   $      27.26            26.04           15.80          15.08
                                                ============     ============     ===========    ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                               FEDERATED INVESTORS
                                                                 INSURANCE SERIES
                                                 ------------------------------------------------
                                                     AMERICAN           HIGH
                                                      LEADERS       INCOME BOND       UTILITY
                                                      FUND II         FUND II         FUND II
                                                 ---------------- --------------- ---------------
ASSETS
Investments in Federated Investors
 Insurance Series, at fair value (note 2):
 American Leaders Fund II (3,423,504
  shares; cost -- $66,654,672)..................   $ 74,221,563              --              --
 High Income Bond Fund II (4,748,355
  shares; cost -- $50,760,691)..................             --      51,852,041              --
 Utility Fund II (3,001,202 shares;
  cost -- $38,293,472)..........................             --              --      45,828,348
Investment in Alger American Fund, at
 fair value (note 2):
 Small Cap Portfolio (2,156,235 shares;
  cost -- $88,492,185)..........................             --              --              --
 Growth Portfolio (2,467,326 shares;
  cost -- $100,555,548).........................             --              --              --
PBHG Insurance Series Fund, at fair
 value (note 2):
 PBHG Large Cap Growth Portfolio
  (778,422 shares; cost -- $9,843,865)..........             --              --              --
 PBHG Growth II Portfolio (942,049
  shares; cost -- $10,016,297)..................             --              --              --
Receivable for units sold ......................        105,458         691,832          50,673
                                                   ------------      ----------      ----------
  TOTAL ASSETS .................................     74,327,021      52,543,873      45,879,021
                                                   ------------      ----------      ----------
LIABILITIES
Accrued expenses payable to affiliate
 (note 3) ......................................        111,393          77,244          65,560
Payable for units withdrawn ....................            403              --           1,616
                                                   ------------      ----------      ----------
  TOTAL LIABILITIES ............................        111,796          77,244          67,176
                                                   ------------      ----------      ----------
Net assets attributable to variable deferred
 annuity contractholders .......................   $ 74,215,225      52,466,629      45,811,845
                                                   ============      ==========      ==========
Outstanding units: Type I (note 2) .............        480,466         471,675         478,465
                                                   ============      ==========      ==========
Net asset value per unit: Type I ...............   $      16.83            15.34           19.01
                                                   ============      ===========     ===========
Outstanding units: Type II (note 2) ............      3,955,083       2,977,691       1,950,915
                                                   ============      ===========     ===========
Net asset value per unit: Type II ..............   $      16.72            15.19           18.82
                                                   ============      ===========     ===========



                                                          ALGER AMERICAN                  PBHG INSURANCE
                                                               FUND                         SERIES FUND
                                                 -------------------------------- -------------------------------
                                                      SMALL                          PBHG LARGE         PBHG
                                                       CAP            GROWTH         CAP GROWTH      GROWTH II
                                                    PORTFOLIO        PORTFOLIO       PORTFOLIO       PORTFOLIO
                                                 --------------- ---------------- --------------- ---------------
ASSETS
Investments in Federated Investors
 Insurance Series, at fair value (note 2):
 American Leaders Fund II (3,423,504
  shares; cost -- $66,654,672)..................            --               --              --              --
 High Income Bond Fund II (4,748,355
  shares; cost -- $50,760,691)..................            --               --              --              --
 Utility Fund II (3,001,202 shares;
  cost -- $38,293,472)..........................            --               --              --              --
Investment in Alger American Fund, at
 fair value (note 2):
 Small Cap Portfolio (2,156,235 shares;
  cost -- $88,492,185)..........................  $94,809,637               --              --              --
 Growth Portfolio (2,467,326 shares;
  cost -- $100,555,548).........................            --      131,311,079              --              --
PBHG Insurance Series Fund, at fair
 value (note 2):
 PBHG Large Cap Growth Portfolio
  (778,422 shares; cost -- $9,843,865)..........            --               --      12,018,842              --
 PBHG Growth II Portfolio (942,049
  shares; cost -- $10,016,297)..................            --               --              --      10,956,027
Receivable for units sold ......................            --          951,516          25,926              --
                                                    ----------      -----------      ----------      ----------
  TOTAL ASSETS .................................    94,809,637      132,262,595      12,044,768      10,956,027
                                                    ----------      -----------      ----------      ----------
LIABILITIES
Accrued expenses payable to affiliate
 (note 3) ......................................       130,000          261,324          42,299          16,704
Payable for units withdrawn ....................       325,378               --          20,883           4,556
                                                    ----------      -----------      ----------      ----------
  TOTAL LIABILITIES ............................       455,378          261,324          63,182          21,260
                                                    ----------      -----------      ----------      ----------
Net assets attributable to variable deferred
 annuity contractholders .......................   $94,354,259      132,001,271      11,981,586      10,934,767
                                                    ==========      ===========      ==========      ==========
Outstanding units: Type I (note 2) .............     1,733,429        1,161,424          98,043         122,432
                                                    ==========      ===========      ==========      ==========
Net asset value per unit: Type I ...............   $     12.15            19.64           15.15           11.41
                                                    ===========     ============     ===========     ===========
Outstanding units: Type II (note 2) ............     6,082,414        5,605,283         696,037         839,596
                                                    ===========     ============     ===========     ===========
Net asset value per unit: Type II ..............   $     12.05            19.48           15.08           11.36
                                                    ===========     ============     ===========     ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                        JANUS ASPEN SERIES
                                        ---------------------------------------------------
                                            AGGRESSIVE                         WORLDWIDE
                                              GROWTH           GROWTH           GROWTH
                                            PORTFOLIO         PORTFOLIO        PORTFOLIO
ASSETS                                  ----------------- ---------------- ----------------
Investment in Janus Aspen Series,
 at fair value (note 2):
 Aggressive Growth Portfolio
  (4,879,822 shares;
  cost -- $94,938,397).................   $ 134,634,295               --               --
 Growth Portfolio
  (14,233,651 shares;
  cost -- $231,936,881)................              --      335,060,133               --
 Worldwide Growth Portfolio
  (17,569,116 shares;
  cost -- $409,584,897)................              --               --      511,085,584
 Balanced Portfolio
  (7,729,369 shares;
  cost -- $140,195,868)................              --               --               --
 Flexible Income Portfolio
  (2,729,903 shares;
  cost -- $32,556,570).................              --               --               --
 International Growth Portfolio
  (3,639,052 shares;
  cost -- $74,093,952).................              --               --               --
 Capital Appreciation Portfolio
  (1,912,067 shares;
  cost -- $30,581,552).................              --               --               --
Receivable for units sold .............              --               --               --
                                          -------------      -----------      -----------
  TOTAL ASSETS ........................     134,634,295      335,060,133      511,085,584
                                          -------------      -----------      -----------
LIABILITIES
Accrued expenses payable to
 affiliate (note 3) ...................         211,955          647,926          762,785
Payable for units withdrawn ...........         142,845           27,385        1,506,463
                                          -------------      -----------      -----------
                                                354,800          675,311        2,269,248
                                          -------------      -----------      -----------
Net assets attributable to variable
 deferred annuity contractholders......   $ 134,279,495      334,384,822      508,816,336
                                          =============      ===========      ===========
Outstanding units: Type I
 (note 2) .............................       1,551,670        4,307,429        4,894,747
                                          =============      ===========      ===========
Net asset value per unit:
 Type I ...............................   $       26.89             25.68            29.44
                                          =============      ============     ============
Outstanding units: Type II
 (note 2) .............................       3,488,695        8,827,221       12,554,733
                                          =============      ============     ============
Net asset value per unit:
 Type II ..............................   $       26.53             25.35            29.05
                                          =============      ============     ============



                                                               JANUS ASPEN SERIES
                                        ----------------------------------------------------------------
                                                             FLEXIBLE     INTERNATIONAL      CAPITAL
                                            BALANCED          INCOME          GROWTH       APPRECIATION
                                            PORTFOLIO       PORTFOLIO       PORTFOLIO       PORTFOLIO
ASSETS                                  ---------------- --------------- --------------- ---------------
Investment in Janus Aspen Series,
 at fair value (note 2):
 Aggressive Growth Portfolio
  (4,879,822 shares;
  cost -- $94,938,397).................             --              --              --              --
 Growth Portfolio
  (14,233,651 shares;
  cost -- $231,936,881)................             --              --              --              --
 Worldwide Growth Portfolio
  (17,569,116 shares;
  cost -- $409,584,897)................             --              --              --              --
 Balanced Portfolio
  (7,729,369 shares;
  cost -- $140,195,868)................   $173,910,792              --              --              --
 Flexible Income Portfolio
  (2,729,903 shares;
  cost -- $32,556,570).................             --      32,922,626              --              --
 International Growth Portfolio
  (3,639,052 shares;
  cost -- $74,093,952).................             --              --      77,402,638              --
 Capital Appreciation Portfolio
  (1,912,067 shares;
  cost -- $30,581,552).................             --              --              --      38,126,625
Receivable for units sold .............        915,453         170,372         194,104       1,075,836
                                           -----------      ----------      ----------      ----------
  TOTAL ASSETS ........................    174,826,245      33,092,998      77,596,742      39,202,461
                                           -----------      ----------      ----------      ----------
LIABILITIES
Accrued expenses payable to
 affiliate (note 3) ...................        250,096          47,653         115,569         118,990
Payable for units withdrawn ...........             --              --              --              --
                                           -----------      ----------      ----------      ----------
                                               250,096          47,653         115,569         118,990
                                           -----------      ----------      ----------      ----------
Net assets attributable to variable
 deferred annuity contractholders......   $174,576,149      33,045,345      77,481,173      39,083,471
                                           ===========      ==========      ==========      ==========
Outstanding units: Type I
 (note 2) .............................      2,916,033         552,225       1,053,424         506,817
                                           ===========      ==========      ==========      ==========
Net asset value per unit:
 Type I ...............................   $       19.55           13.50           15.86           19.59
                                           ============     ===========     ===========     ===========
Outstanding units: Type II
 (note 2) .............................      6,060,191       1,911,151       3,856,210       1,494,358
                                           ============     ===========     ===========     ===========
Net asset value per unit:
 Type II ..............................   $      19.40           13.39           15.76           19.51
                                           ============     ===========     ===========     ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                    GOLDMAN SACHS VARIABLE
                                                                     INSURANCE TRUST FUND
                                                                ------------------------------
                                                                   GROWTH AND       MID CAP
                                                                     INCOME         EQUITY
                                                                      FUND           FUND
                                                                --------------- --------------
ASSETS
Investment in Goldman Sachs Variable Insurance Trust Fund,
 at fair value (note 2):
 Growth and Income Fund (402,157 shares;
   cost -- $4,162,464).........................................   $ 4,202,546             --
 Mid Cap Equity Fund (428,996 shares;
   cost -- $3,663,704).........................................            --      3,676,492
Investment in Salomon Brothers
 Variable Series Fund, at fair value (note 2):
 Strategic Bond Fund (12,447 shares; cost -- $130,915).........            --             --
 Investors Fund (994 shares; cost -- $10,626)..................            --             --
 Total Return Fund (32,491 shares; cost -- $340,870)...........            --             --
Dividend receivable ...........................................            --             --
Receivable from affiliate .....................................        49,406          3,746
Receivable for units sold .....................................        15,607             --
                                                                  -----------      ---------
   TOTAL ASSETS ...............................................     4,267,559      3,680,238
                                                                  -----------      ---------
LIABILITIES
Accrued expenses payable to affiliate (note 3) ................         4,991         48,760
Payable for units withdrawn ...................................            --          8,287
                                                                  -----------      ---------
   TOTAL LIABILITIES ..........................................         4,991         57,047
                                                                  -----------      ---------
Net assets attributable to variable deferred annuity
 contractholders ..............................................   $ 4,262,568      3,623,191
                                                                  ===========      =========
Outstanding units: Type I (note 2) ............................        52,650         78,049
                                                                  ===========      =========
Net asset value per unit: Type I ..............................   $      8.86            8.57
                                                                  ===========      ==========
Outstanding units: Type II (note 2) ...........................       428,936        345,533
                                                                  ===========      ==========
Net asset value per unit: Type II .............................   $      8.85            8.55
                                                                  ===========      ==========



                                                                         SALOMON BROTHERS
                                                                       VARIABLE SERIES FUND
                                                                -----------------------------------
                                                                 STRATEGIC                 TOTAL
                                                                    BOND     INVESTOR     RETURN
                                                                    FUND       FUND        FUND
                                                                ----------- ---------- ------------
ASSETS
Investment in Goldman Sachs Variable Insurance Trust Fund,
 at fair value (note 2):
 Growth and Income Fund (402,157 shares;
   cost -- $4,162,464).........................................        --         --           --
 Mid Cap Equity Fund (428,996 shares;
   cost -- $3,663,704).........................................        --         --           --
Investment in Salomon Brothers
 Variable Series Fund, at fair value (note 2):
 Strategic Bond Fund (12,447 shares; cost -- $130,915).........  $126,092         --           --
 Investors Fund (994 shares; cost -- $10,626)..................        --     10,947           --
 Total Return Fund (32,491 shares; cost -- $340,870)...........        --         --      337,911
Dividend receivable ...........................................     6,068         45        5,946
Receivable from affiliate .....................................        --         --           --
Receivable for units sold .....................................        --         --           --
                                                                  -------     ------      -------
   TOTAL ASSETS ...............................................   132,160     10,992      343,857
                                                                  -------     ------      -------
LIABILITIES
Accrued expenses payable to affiliate (note 3) ................       138          5          136
Payable for units withdrawn ...................................        --         --           --
                                                                  -------     ------      -------
   TOTAL LIABILITIES ..........................................       138          5          136
                                                                  -------     ------      -------
Net assets attributable to variable deferred annuity
 contractholders ..............................................  $132,022     10,987      343,721
                                                                  =======     ======      =======
Outstanding units: Type I (note 2) ............................     2,799         42        6,299
                                                                  =======     ======      =======
Net asset value per unit: Type I ..............................  $  10.24      12.14        10.67
                                                                  ========    =======     ========
Outstanding units: Type II (note 2) ...........................    10,094        863       25,915
                                                                  ========    =======     ========
Net asset value per unit: Type II .............................  $  10.24      12.14        10.67
                                                                  ========    =======     ========

                See accompanying notes to financial statements.

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                           STATEMENTS OF OPERATIONS
                               DECEMBER 31, 1998



                                                                          GE INVESTMENTS FUNDS, INC.
                                                 -----------------------------------------------------------------------------
                                                                                                          GOVERNMENT
                                                                    S&P 500                               SECURITIES
                                                                      FUND                                   FUND
                                                 ---------------------------------------------- ------------------------------
                                                                                                    PERIOD           YEAR
                                                                                                     ENDED          ENDED
                                                            YEAR ENDED DECEMBER 31,              DECEMBER 11,    DECEMBER 31,
                                                      1998           1997            1996            1997            1996
                                                 -------------- -------------- ---------------- -------------- ---------------
Investment income:
 Income -- Dividends ...........................  $11,434,493      4,001,897       23,435,279            --        1,309,648
 Expenses -- Mortality and expense
   risk charges (note 3) .......................    2,910,483      1,356,740          492,403       147,796          143,919
                                                  -----------      ---------       ----------       -------        ---------
Net investment income (expense) ................    8,524,010      2,645,157       22,942,876      (147,796)       1,165,729
                                                  -----------      ---------       ----------      --------        ---------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain (loss) ......................    8,830,544       (899,446)       1,510,464      (242,895)         (68,248)
 Unrealized appreciation (depreciation)
   on investments ..............................   35,731,485     21,611,136      (16,204,375)      987,049         (995,503)
                                                  -----------     ----------      -----------      --------        ---------
Net realized and unrealized gain (loss) on
 investments ...................................   44,562,029     20,711,690      (14,693,911)      744,154       (1,063,751)
                                                  -----------     ----------      -----------      --------       ----------
Increase in net assets from operations .........  $53,086,039     23,356,847        8,248,965       596,358          101,978
                                                  ===========     ==========      ===========      ========       ==========


                                                  GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                               ---------------------------------------------
                                                               MONEY MARKET
                                                                   FUND
                                               ---------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                    1998           1997            1996
                                               ------------- --------------- ---------------
Investment income:
 Income -- Dividends .........................  $9,177,451       5,626,589       5,204,323
 Expenses -- Mortality and expense
   risk charges (note 3) .....................   2,260,774       1,421,044         980,270
                                                ----------       ---------       ---------
Net investment income (expense) ..............   6,916,677       4,205,545       4,224,053
                                                ----------       ---------       ---------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain (loss) ....................     545,381      (4,421,730)      1,686,452
 Unrealized appreciation (depreciation) on
   investments ...............................    (545,381)      4,383,879      (2,984,484)
                                                ----------      ----------      ----------
Net realized and unrealized gain (loss) on
 investments .................................          --         (37,851)     (1,298,032)
                                                ----------      ----------      ----------
Increase in net assets from operations .......  $6,916,677       4,167,694       2,926,021
                                                ==========      ==========      ==========



                                                 GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                               -------------------------------------------
                                                              TOTAL RETURN
                                                                  FUND
                                               -------------------------------------------
                                                         YEAR ENDED DECEMBER 31,
                                                    1998          1997           1996
                                               ------------- ------------- ---------------
Investment income:
 Income -- Dividends ......................... $ 3,360,564     6,098,862       9,319,880
 Expenses -- Mortality and expense
   risk charges (note 3) .....................     691,738       496,469         357,589
                                                 ---------     ---------       ---------
Net investment income (expense) ..............   2,668,826     5,602,393       8,962,291
                                                 ---------     ---------       ---------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain (loss) ....................    (144,205)     (454,827)        614,446
 Unrealized appreciation (depreciation) on
   investments ...............................   5,408,858       657,828      (6,827,262)
                                                 ---------     ---------      ----------
Net realized and unrealized gain (loss) on
 investments .................................   5,264,653       203,001      (6,212,816)
                                                 ---------     ---------      ----------
Increase in net assets from operations .......  $7,933,479     5,805,394       2,749,475
                                                 =========     =========      ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                    GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                  -------------------------------------------
                                                 INTERNATIONAL
                                                  EQUITY FUND
                                  -------------------------------------------
                                            YEAR ENDED DECEMBER 31,
                                       1998           1997           1996
                                  ------------- --------------- -------------
Investment income:
 Income -- Dividends ............ $1,445,436        2,686,699     1,056,063
 Expenses -- Mortality
   and expense risk
   charges (note 3) .............    150,854          113,987        56,953
                                  ----------        ---------     ---------
Net investment income ...........  1,294,582        2,572,712       999,110
                                  ----------        ---------     ---------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
   (loss) .......................    441,842          665,649        86,537
 Unrealized appreciation
   (depreciation) on
   investments ..................  2,296,938       (1,565,382)      (11,119)
                                  ----------       ----------     ---------
Net realized and
 unrealized gain (loss)
 on investments .................  2,738,780         (899,733)       75,418
                                  ----------       ----------     ---------
Increase (decrease) in net
 assets from operations ......... $4,033,362        1,672,979     1,074,528
                                  ==========       ==========     =========



                                                   GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                  -------------------------------------------------------------------------
                                                  REAL ESTATE                         GLOBAL INCOME
                                                SECURITIES FUND                            FUND
                                  -------------------------------------------- ----------------------------
                                                                                               PERIOD FROM
                                                                                    YEAR       MAY 1, 1997
                                                                                    ENDED           TO
                                            YEAR ENDED DECEMBER 31,             DECEMBER 31,   DECEMBER 31,
                                        1998             1997          1996         1998           1997
                                  ---------------- --------------- ----------- -------------- -------------
Investment income:
 Income -- Dividends ............     $3,597,838       5,456,896   1,627,291       555,349        300,672
 Expenses -- Mortality
   and expense risk
   charges (note 3) .............        461,754         292,230      49,030        29,070          2,982
                                       ---------       ---------   ---------       -------        -------
Net investment income ...........      3,136,084       5,164,666   1,578,261       526,279        297,690
                                       ---------       ---------   ---------       -------        -------
Net realized and
 unrealized gain (loss)
 on investments:
 Net realized gain
   (loss) .......................       (878,569)      2,710,582     299,159        96,320          2,417
 Unrealized appreciation
   (depreciation) on
   investments ..................    (12,908,191)     (1,305,117)  4,059,521       337,555       (124,348)
                                     -----------      ----------   ---------       -------       --------
Net realized and
 unrealized gain (loss)
 on investments .................    (13,786,760)      1,405,465   4,358,680       433,875       (121,931)
                                     -----------      ----------   ---------       -------       --------
Increase (decrease) in net
 assets from operations .........   $(10,650,676)      6,570,131   5,936,941       960,154        175,759
                                     ===========      ==========   =========       =======       ========


                                                              GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                           -----------------------------------------------------------------------------
                                                 VALUE EQUITY FUND                INCOME FUND           U.S. EQUITY FUND
                                           ----------------------------- ----------------------------- -----------------
                                                            PERIOD FROM                   PERIOD FROM     PERIOD FROM
                                                YEAR          MAY 1,          YEAR       DECEMBER 12,     MAY 4, 1998
                                                ENDED         1997 TO         ENDED         1997 TO            TO
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     DECEMBER 31,
                                                1998           1997           1998           1997             1998
                                           -------------- -------------- -------------- -------------- -----------------
Investment income:
 Income -- Dividends .....................   $1,119,457        142,788     1,901,291         58,034          52,288
 Expenses -- Mortality and expense risk
   charges (note 3) ......................      348,877         38,307       329,876         14,197           6,218
                                             ----------        -------     ---------         ------          ------
Net investment income ....................      770,580        104,481     1,571,415         43,837          46,070
                                             ----------        -------     ---------         ------          ------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain (loss) ................      576,810        357,048       335,927         (6,710)          9,452
 Unrealized appreciation (depreciation)
   on investments ........................     (292,099)       885,799      (245,492)       (12,199)        153,754
                                             ----------        -------     ---------        -------         -------
Net realized and unrealized gain (loss) on
 investments .............................      284,711      1,242,847        90,435        (18,909)        163,206
                                             ----------      ---------     ---------        -------         -------
Increase (decrease) in net assets from
 operations ..............................   $1,055,291      1,347,328     1,661,850         24,928         209,276
                                             ==========      =========     =========        =======         =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                        OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                   -------------------------------------------------------------------------
                                                             MONEY FUND                            BOND FUND
                                                   ------------------------------   ----------------------------------------
                                                       PERIOD            YEAR
                                                        ENDED           ENDED
                                                    DECEMBER 11,     DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                                        1997             1996           1998          1997          1996
                                                   --------------   -------------   -----------   -----------   ------------
Investment income:
 Income -- Dividends ...........................   $110,711         175,537          1,310,262     2,260,511     1,774,226
 Expenses -- Mortality and expense risk
   charges (note 3) ............................     25,908          40,663            613,418       437,693       336,825
                                                   --------         -------          ---------     ---------     ---------
Net investment income ..........................     84,803         134,874            696,844     1,822,818     1,437,401
                                                   --------         -------          ---------     ---------     ---------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain .............................         --              --            557,479       187,695       106,242
 Unrealized appreciation (depreciation) on
   investments .................................         --              --          1,205,533       663,371      (442,815)
                                                   --------         -------          ---------     ---------     ---------
Net realized and unrealized gain (loss) on
 investments ...................................         --              --          1,763,012       851,066      (336,573)
                                                   --------         -------          ---------     ---------     ---------
Increase in net assets from operations .........   $ 84,803         134,874          2,459,856     2,673,884     1,100,828
                                                   ========         =======          =========     =========     =========


                                                        OPPENHEIMER VARIABLE ACCOUNT FUNDS (CONTINUED)
                                       --------------------------------------------------------------------------------
                                               CAPITAL APPRECIATION FUND                      GROWTH FUND
                                       ----------------------------------------- --------------------------------------
                                                YEAR ENDED DECEMBER 31,                 YEAR ENDED DECEMBER 31,
                                             1998          1997         1996         1998         1997         1996
                                       --------------- ------------ ------------ ------------ ------------ ------------
Investment income:
 Income -- Dividends .................   $ 5,903,722     8,221,818    6,069,096   14,489,848    4,911,400    3,110,376
 Expenses -- Mortality and expense
   risk charges (note 3) .............     2,644,408     2,381,196    1,506,102    2,092,013    1,372,378      599,846
                                         -----------     ---------    ---------   ----------    ---------    ---------
Net investment income ................     3,259,314     5,840,622    4,562,994   12,397,835    3,539,022    2,510,530
                                         -----------     ---------    ---------   ----------    ---------    ---------
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain ...................    19,896,478     6,868,228    6,301,279   19,777,101    5,826,603    1,959,742
 Unrealized appreciation
   (depreciation) on investments .....      (396,149)    5,927,622    7,478,382      922,343   11,621,155    5,568,726
                                         -----------     ---------    ---------   ----------   ----------    ---------
Net realized and unrealized gain
 (loss) on investments ...............    19,500,329    12,795,850   13,779,661   20,699,444   17,447,758    7,528,468
                                         -----------    ----------   ----------   ----------   ----------    ---------
Increase in net assets from
 operations ..........................   $22,759,643    18,636,472   18,342,655   33,097,279   20,986,780   10,038,998
                                         ===========    ==========   ==========   ==========   ==========   ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                OPPENHEIMER VARIABLE ACCOUNT FUNDS (CONTINUED)
                                               ---------------------------------------------------------------------------------
                                                           HIGH INCOME FUND                     MULTIPLE STRATEGIES FUND
                                               ---------------------------------------- ----------------------------------------
                                                       YEAR ENDED DECEMBER 31,                  YEAR ENDED DECEMBER 31,
                                                     1998          1997         1996          1998          1997        1996
                                               --------------- ------------ ----------- --------------- ----------- ------------
Investment income:
 Income -- Dividends .........................  $  7,439,338     9,138,791   6,387,294      4,756,691    4,485,399   3,343,955
 Expenses -- Mortality and expense risk
   charges (note 3) ..........................     2,078,631     1,397,317     825,956        957,372      794,598     571,993
                                                ------------     ---------   ---------      ---------    ---------   ---------
Net investment income ........................     5,360,707     7,741,474   5,561,338      3,799,319    3,690,801   2,771,962
                                                ------------     ---------   ---------      ---------    ---------   ---------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain (loss) ....................       (99,049)    1,298,149     763,575      1,712,582    1,435,981     701,256
 Unrealized appreciation (depreciation)
   on investments ............................    (7,301,468)    2,089,422   2,079,281     (1,662,556)   4,025,778   2,786,345
                                                ------------     ---------   ---------     ----------    ---------   ---------
Net realized and unrealized gain (loss) on
 investments .................................    (7,400,517)    3,387,571   2,842,856         50,026    5,461,759   3,487,601
                                                ------------     ---------   ---------     ----------    ---------   ---------
Increase (decrease) in net assets from
 operations ..................................  $ (2,039,810)   11,129,045   8,404,194      3,849,345    9,152,560   6,259,563
                                                ============    ==========   =========     ==========    =========   =========


                                             VARIABLE INSURANCE PRODUCTS FUND
                                -----------------------------------------------------------
                                   MONEY MARKET PORTFOLIO         HIGH INCOME PORTFOLIO
                                ----------------------------- -----------------------------
                                 PERIOD ENDED    YEAR ENDED    PERIOD ENDED    YEAR ENDED
                                 DECEMBER 11,   DECEMBER 31,   DECEMBER 11,   DECEMBER 31,
                                     1997           1996           1997           1996
                                -------------- -------------- -------------- --------------
Investment income:
 Income -- Dividends ..........    $843,023       1,655,033      1,930,318      2,780,632
 Expenses -- Mortality
   and expense risk
   charges (note 3) ...........     212,121         382,911        277,254        332,922
                                   --------       ---------      ---------      ---------
Net investment income .........     630,902       1,272,122      1,653,064      2,447,710
                                   --------       ---------      ---------      ---------
Net realized and unrealized
 gain on investments:
 Net realized gain ............          --              --      4,673,705        479,085
 Unrealized appreciation
   (depreciation) on
   investments ................          --              --     (2,814,608)       308,688
                                   --------       ---------     ----------      ---------
Net realized and unrealized
 gain on investments ..........          --              --      1,859,097        787,773
                                   --------       ---------     ----------      ---------
Increase in net assets from
 operations ...................    $630,902       1,272,122      3,512,161      3,235,483
                                   ========       =========     ==========      =========



                                     VARIABLE INSURANCE PRODUCTS FUND
                                -------------------------------------------
                                        EQUITY -- INCOME PORTFOLIO
                                -------------------------------------------
                                          YEAR ENDED DECEMBER 31,
                                      1998           1997          1996
                                --------------- ------------- -------------
Investment income:
 Income -- Dividends ..........   $40,199,361     42,510,440   12,605,854
 Expenses -- Mortality
   and expense risk
   charges (note 3) ...........     8,478,683      6,650,343    4,253,036
                                   ----------     ----------   ----------
Net investment income .........    31,720,678     35,860,097    8,352,818
                                   ----------     ----------   ----------
Net realized and unrealized
 gain on investments:
 Net realized gain ............    40,058,923     15,417,526    9,394,625
 Unrealized appreciation
   (depreciation) on
   investments ................    (9,194,909)    65,899,106   23,601,942
                                   ----------     ----------   ----------
Net realized and unrealized
 gain on investments ..........    30,864,014     81,316,632   32,996,567
                                   ----------     ----------   ----------
Increase in net assets from
 operations ...................  $62,584,692    117,176,729   41,349,385
                                   ==========    ===========   ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                            VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)
                                        -------------------------------------------------------------------------------------
                                                    GROWTH PORTFOLIO                          OVERSEAS PORTFOLIO
                                        ---------------------------------------- --------------------------------------------
                                                YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                                             1998          1997         1996           1998            1997          1996
                                        -------------- ------------ ------------ --------------- --------------- ------------
Investment income:
 Income -- Dividends ..................  $ 43,602,357    9,229,913   13,903,188      8,392,807       9,303,257     2,309,161
 Expenses -- Mortality and expense
   risk charges (note 3) ..............     4,321,431    3,552,903    2,834,086      1,337,177       1,401,167     1,245,263
                                         ------------    ---------   ----------      ---------       ---------     ---------
Net investment income .................    39,280,926    5,677,010   11,069,102      7,055,630       7,902,090     1,063,898
                                         ------------    ---------   ----------      ---------       ---------     ---------
Net realized and unrealized gain on
 investments:
 Net realized gain ....................    17,030,101   14,576,544    9,229,819     12,998,779       6,802,686     2,693,770
 Unrealized appreciation
   (depreciation) on investments ......    58,825,099   34,536,532    6,990,625     (6,292,784)     (3,387,543)    7,585,836
                                         ------------   ----------   ----------     ----------      ----------     ---------
Net realized and unrealized gain on
 investments ..........................    75,855,200   49,113,076   16,220,444      6,705,995       3,415,143    10,279,606
                                         ------------   ----------   ----------     ----------      ----------    ----------
Increase in net assets from
 operations ...........................  $115,136,126   54,790,086   27,289,546     13,761,625      11,317,233    11,343,504
                                         ============   ==========   ==========     ==========      ==========    ==========


                                                               VARIABLE INSURANCE PRODUCTS FUND II
                                        ---------------------------------------------------------------------------------
                                                ASSET MANAGER PORTFOLIO                    CONTRAFUND PORTFOLIO
                                        ---------------------------------------- ----------------------------------------
                                                YEAR ENDED DECEMBER 31,                  YEAR ENDED DECEMBER 31,
                                             1998          1997         1996         1998         1997          1996
                                        -------------- ------------ ------------ ------------ ------------ --------------
Investment income:
 Income -- Dividends ..................  $ 61,032,559   52,909,448   27,801,550   14,347,723    4,672,962       634,656
 Expenses -- Mortality and expense
   risk charges (note 3) ..............     5,632,482    5,474,604    4,059,911    3,674,218    2,588,608     1,322,883
                                         ------------   ----------   ----------   ----------    ---------     ---------
Net investment income (expense) .......    55,400,077   47,434,844   23,741,639   10,673,505    2,084,354      (688,227)
                                         ------------   ----------   ----------   ----------    ---------     ---------
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain ....................    12,994,733    9,093,636    7,507,674   14,314,697    9,468,307     2,738,082
 Unrealized appreciation
   (depreciation) on investments ......    (5,404,033)  24,430,304   23,008,153   47,868,379   26,750,686    17,275,767
                                         ------------   ----------   ----------   ----------   ----------    ----------
Net realized and unrealized gain on
 investments ..........................     7,590,700   33,523,940   30,515,827   62,183,076   36,218,993    20,013,849
                                         ------------   ----------   ----------   ----------   ----------    ----------
Increase in net assets from
 operations ...........................  $ 62,990,777   80,958,784   54,257,466   72,856,581   38,303,347    19,325,622
                                         ============   ==========   ==========   ==========   ==========    ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                     VARIABLE INSURANCE PRODUCTS
                                                                               FUND III
                                                   ----------------------------------------------------------------
                                                           GROWTH & INCOME                GROWTH OPPORTUNITIES
                                                              PORTFOLIO                        PORTFOLIO
                                                   -------------------------------   ------------------------------
                                                                      PERIOD FROM                      PERIOD FROM
                                                        YEAR            MAY 1,            YEAR            MAY 1,
                                                        ENDED           1997 TO           ENDED          1997 TO
                                                    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                        1998             1997             1998             1997
                                                   --------------   --------------   --------------   -------------
Investment income:
 Income -- Dividends ...........................     $  102,863              --           948,628              --
 Expenses -- Mortality and expense risk
   charges (note 3) ............................        420,269          53,296           450,247          69,440
                                                     ----------          ------           -------          ------
Net investment income (expense) ................       (317,406)        (53,296)          498,381         (69,440)
                                                     ----------         -------           -------         -------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain .............................        983,225         103,153           378,467          67,071
 Unrealized appreciation (depreciation) on
   investments .................................      7,912,728         458,100         6,815,534       1,055,758
                                                     ----------         -------         ---------       ---------
Net realized and unrealized gain on
 investments ...................................      8,895,953         561,253         7,194,001       1,122,829
                                                     ----------         -------         ---------       ---------
Increase in net assets from operations .........     $8,578,547         507,957         7,692,382       1,053,389
                                                     ==========         =======         =========       =========


                                                             NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST
                                       ----------------------------------------------------------------------------------------
                                                 BALANCED                        BOND                         GROWTH
                                                 PORTFOLIO                     PORTFOLIO                    PORTFOLIO
                                       ----------------------------- ----------------------------- ----------------------------
                                           PERIOD          YEAR          PERIOD          YEAR          PERIOD          YEAR
                                            ENDED          ENDED          ENDED          ENDED          ENDED         ENDED
                                        DECEMBER 11,   DECEMBER 31,   DECEMBER 11,   DECEMBER 31,   DECEMBER 11,   DECEMBER 31,
                                            1997           1996           1997           1996           1997           1996
                                       -------------- -------------- -------------- -------------- -------------- -------------
Investment income:
 Income -- Dividends .................  $  1,992,971     5,226,886       550,544      1,231,424        903,849      1,152,528
 Expenses -- Mortality and
   expense risk charges (note 3) .....       337,918       381,777        99,586        151,484        132,989        146,484
                                        ------------     ---------       -------      ---------        -------      ---------
Net investment income ................     1,655,053     4,845,109       450,958      1,079,940        770,860      1,006,044
                                        ------------     ---------       -------      ---------        -------      ---------
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain (loss) ............     5,097,861       419,822        12,018       (136,701)     2,304,768        315,046
 Unrealized depreciation on
   investments .......................    (2,501,835)   (3,501,201)      (23,525)      (646,673)      (880,241)      (363,320)
                                        ------------    ----------       -------      ---------      ---------      ---------
Net realized and unrealized gain
 (loss) on investments ...............     2,596,026    (3,081,379)      (11,507)      (783,374)     1,424,527        (48,274)
                                        ------------    ----------       -------      ---------      ---------      ---------
Increase in net assets from
 operations ..........................  $  4,251,079     1,763,730       439,451        296,566      2,195,387        957,770
                                        ============    ==========       =======      =========      =========      =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                    FEDERATED INVESTORS INSURANCE SERIES
                                               -------------------------------------------------------------------------------
                                                        AMERICAN LEADERS FUND II                HIGH INCOME BOND FUND II
                                               ------------------------------------------ ------------------------------------
                                                                             PERIOD FROM
                                                                               MAY 6,
                                                                               1996 TO
                                                 YEAR ENDED DECEMBER 31,    DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                    1998          1997          1996           1998         1997       1996
                                               ------------- ------------- -------------- ------------- ----------- ----------
Investment income:
 Income -- Dividends .........................  $2,907,843       228,362        15,977      1,241,858    1,129,533   579,337
 Expenses -- Mortality and expense risk
   charges (note 3) ..........................     753,675       228,448        12,003        591,059      302,211    87,381
                                                ----------       -------        ------      ---------    ---------   -------
Net investment income (expense) ..............   2,154,168           (86)        3,974        650,799      827,322   491,956
                                                ----------       -------        ------      ---------    ---------   -------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain ...........................   1,333,508       544,140        29,680        901,146      630,351    31,769
 Unrealized appreciation (depreciation) on
   investments ...............................   4,019,536     3,385,309       162,046       (615,798)   1,256,745   424,014
                                                ----------     ---------       -------      ---------    ---------   -------
Net realized and unrealized gain on
 investments .................................   5,353,044     3,929,449       191,726        285,348    1,887,096   455,783
                                                ----------     ---------       -------      ---------    ---------   -------
Increase in net assets from operations .......  $7,507,212     3,929,363       195,700        936,147    2,714,418   947,739
                                                ==========     =========       =======      =========    =========   =======


                                                                        FEDERATED INVESTORS INSURANCE SERIES
                                                                                    (CONTINUED)
                                                                     ------------------------------------------
                                                                                      UTILITY
                                                                                      FUND II
                                                                     ------------------------------------------
                                                                              YEAR ENDED DECEMBER 31,
                                                                          1998           1997          1996
                                                                     -------------   -----------   ------------
Investment income:
 Income -- Dividends .............................................    $2,141,701      1,046,132       766,616
 Expenses -- Mortality and expense risk charges (note 3) .........       482,289        326,253       243,314
                                                                      ----------      ---------       -------
Net investment income (expense) ..................................     1,659,412        719,879       523,302
                                                                      ----------      ---------       -------
Net realized and unrealized gain (loss) on investments:
 Net realized gain ...............................................     1,730,044        731,431       336,527
 Unrealized appreciation (depreciation) on investments ...........     1,205,055      4,302,272     1,113,241
                                                                      ----------      ---------     ---------
Net realized and unrealized gain on investments ..................     2,935,099      5,033,703     1,449,768
                                                                      ----------      ---------     ---------
Increase in net assets from operations ...........................    $4,594,511      5,753,582     1,973,070
                                                                      ==========      =========     =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                         ALGER AMERICAN FUND
                                           --------------------------------------------------------------------------------
                                                     SMALL CAP PORTFOLIO                       GROWTH PORTFOLIO
                                           ---------------------------------------- ---------------------------------------
                                                   YEAR ENDED DECEMBER 31,                  YEAR ENDED DECEMBER 31,
                                                1998          1997         1996         1998          1997         1996
                                           -------------- ----------- ------------- ------------ ------------- ------------
Investment income:
 Income -- Dividends .....................  $10,556,556    2,044,748      105,411    14,231,938      528,437      668,828
 Expenses -- Mortality and expense
   risk charges (note 3) .................    1,053,686      799,242      414,206     1,251,175      811,338      358,846
                                            -----------    ---------      -------    ----------      -------      -------
Net investment income (expense) ..........    9,502,870    1,245,506     (308,795)   12,980,763     (282,901)     309,982
                                            -----------    ---------     --------    ----------     --------      -------
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain (loss) ................      411,066      411,624     (122,299)    4,172,054    3,954,588      315,644
 Unrealized appreciation
   (depreciation) on investments .........    2,406,527    4,016,910      (80,937)   20,408,775    8,095,163    2,224,353
                                            -----------    ---------     --------    ----------    ---------    ---------
Net realized and unrealized gain
 (loss) on investments ...................    2,817,593    4,428,534     (203,236)   24,580,829   12,049,751    2,539,997
                                            -----------    ---------     --------    ----------   ----------    ---------
Increase (decrease) in net assets from
 operations ..............................  $12,320,463    5,674,040     (512,031)   37,561,592   11,766,850    2,849,979
                                            ===========    =========     ========    ==========   ==========    =========


                                                                PBHG INSURANCE SERIES FUND
                                             ----------------------------------------------------------------
                                             PBHG LARGE CAP GROWTH PORTFOLIO      PBHG GROWTH II PORTFOLIO
                                             -------------------------------   ------------------------------
                                                                PERIOD FROM                      PERIOD FROM
                                                  YEAR            MAY 1,            YEAR            MAY 1,
                                                  ENDED           1997 TO           ENDED          1997 TO
                                              DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                  1998             1997             1998             1997
                                             --------------   --------------   --------------   -------------
Investment income:
 Income -- Dividends .....................             --              --               --               --
 Expenses -- Mortality and expense
   risk charges (note 3) .................     $  106,500          17,112          119,244           30,512
                                                  -------          ------          -------           ------
Net investment income (expense) ..........       (106,500)        (17,112)        (119,244)         (30,512)
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain (loss) ................        282,909          13,525         (281,878)           7,643
 Unrealized appreciation
   (depreciation) on investments .........      2,025,080         149,898        1,029,558          (89,829)
                                                ---------         -------        ---------           -------
Net realized and unrealized gain
 (loss) on investments ...................      2,307,989         163,423          747,680          (82,186)
                                                ---------         -------          -------          --------
Increase (decrease) in net assets from
 operations ..............................     $2,201,489         146,311          628,436         (112,698)
                                                =========         =======          =======         =========


                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                     JANUS ASPEN SERIES (CONTINUED)
                                          ------------------------------------------------------------------------------------
                                                   AGGRESSIVE GROWTH PORTFOLIO                     GROWTH PORTFOLIO
                                          --------------------------------------------- --------------------------------------
                                                     YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                1998            1997           1996         1998         1997         1996
                                          --------------- --------------- ------------- ------------ ------------ ------------
Investment income:
 Income -- Dividends ....................  $         --              --       755,467    17,061,080    5,821,316    3,316,849
 Expenses -- Mortality and expense
   risk charges (note 3) ................     1,431,833       1,187,720       880,271     3,390,909    2,533,302    1,496,337
                                           ------------       ---------       -------    ----------    ---------    ---------
Net investment income (expense) .........    (1,431,833)     (1,187,720)     (124,804)   13,670,171    3,288,014    1,820,512
                                           ------------      ----------      --------    ----------    ---------    ---------
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain ......................    11,413,034       6,675,700     3,422,984    11,096,226    9,346,395    4,286,543
 Unrealized appreciation on
   investments ..........................    24,333,274       5,540,954       109,555    56,452,101   23,212,981   11,457,707
                                           ------------      ----------     ---------    ----------   ----------   ----------
Net realized and unrealized gain on
 investments ............................    35,746,308      12,216,654     3,532,539    67,548,327   32,559,376   15,744,250
                                           ------------      ----------     ---------    ----------   ----------   ----------
Increase in net assets from
 operations .............................  $ 34,314,475      11,028,934     3,407,735    81,218,498   35,847,390   17,564,762
                                           ============      ==========     =========    ==========   ==========   ==========


                                                                   JANUS ASPEN SERIES (CONTINUED)
                                                            --------------------------------------------
                                                                     WORLDWIDE GROWTH PORTFOLIO
                                                            --------------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                                                 1998            1997           1996
                                                            --------------   ------------   ------------
Investment income:
 Income -- Dividends ....................................    $17,147,178       4,490,822      2,094,632
 Expenses -- Mortality and expense risk charges
   (note 3) .............................................      5,690,337      3,656,021      1,418,611
                                                              ----------     ----------      ---------

Net investment income (expense) .........................     11,456,841         834,801        676,021
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain ......................................     46,111,510      11,585,008      5,069,677
 Unrealized appreciation on investments .................     41,481,543      32,530,512     18,944,795
                                                              ----------      -----------     ----------

Net realized and unrealized gain on investments .........     87,593,053      44,115,520     24,014,472
                                                              ----------      ----------    ------------
Increase in net assets from operations ..................     99,049,894      44,950,321     24,690,493
                                                              ==========      ==========     ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                     JANUS ASPEN SERIES (CONTINUED)
                                            ---------------------------------------------------------------------------------
                                                        BALANCED PORTFOLIO                    FLEXIBLE INCOME PORTFOLIO
                                            ------------------------------------------   ------------------------------------
                                                     YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                 1998           1997          1996           1998         1997        1996
                                            -------------   -----------   ------------   -----------   ---------   ----------
Investment income:
 Income -- Dividends ....................    $ 5,350,454     1,376,630       283,521      1,625,697     699,223     288,802
 Expenses -- Mortality and expense
   risk charges (note 3) ................      1,445,276       445,275       113,425        300,350     120,354      40,424
                                             -----------     ---------       -------      ---------     -------     -------
Net investment income (expense) .........      3,905,178       931,355       170,096      1,325,347     578,869     248,378
                                             -----------     ---------       -------      ---------     -------     -------
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain ......................      3,053,389     1,239,519       122,576        222,001      86,470       4,524
 Unrealized appreciation on
   investments ..........................     28,743,051     4,013,343       920,620         30,008     269,390      68,898
                                             -----------     ---------       -------      ---------     -------     -------
Net realized and unrealized gain on
 investments ............................     31,796,440     5,252,862     1,043,196        252,009     355,860      73,422
                                             -----------     ---------     ---------      ---------     -------     -------
Increase in net assets from
 operations .............................    $35,701,618     6,184,217     1,213,292      1,577,356     934,729     321,800
                                             ===========     =========     =========      =========     =======     =======


                                                                      JANUS ASPEN SERIES (CONTINUED)
                                                  -----------------------------------------------------------------------
                                                                                                 CAPITAL APPRECIATION
                                                        INTERNATIONAL GROWTH PORTFOLIO                PORTFOLIO
                                                  ------------------------------------------ ----------------------------
                                                                                PERIOD FROM                  PERIOD FROM
                                                                                  MAY 3,          YEAR          MAY 2,
                                                                                  1996 TO         ENDED        1997 TO
                                                    YEAR ENDED DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                       1998          1997          1996           1998           1997
                                                  ------------- ------------- -------------- -------------- -------------
Investment income:
 Income -- Dividends ............................  $1,349,473       348,585        54,433         20,652         8,437
 Expenses -- Mortality and expense risk
   charges (note 3) .............................     895,918       516,236        45,378        149,815         9,981
                                                   ----------       -------        ------        -------         -----
Net investment income (expense) .................     453,555      (167,651)        9,055       (129,163)       (1,544)
                                                   ----------      --------        ------       --------        ------
Net realized and unrealized gain (loss) on
 investments:
 Net realized gain ..............................   7,205,182     3,329,942       187,391        336,728        31,894
 Unrealized appreciation on investments .........   1,486,427     1,235,644       586,615      7,532,890        12,182
                                                   ----------     ---------       -------      ---------        ------
Net realized and unrealized gain on
 investments ....................................   8,691,609     4,565,586       774,006      7,869,618        44,076
                                                   ----------     ---------       -------      ---------        ------
Increase in net assets from operations ..........  $9,145,164     4,397,935       783,061      7,740,455        42,532
                                                   ==========     =========       =======      =========        ======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                      GOLDMAN SACHS                           SALOMON BROTHERS
                                                   VARIABLE INSURANCE                          VARIABLE SERIES
                                                       TRUST FUND                                   FUND
                                             -------------------------------   -----------------------------------------------
                                               GROWTH AND         MID CAP         STRATEGIC                          TOTAL
                                                 INCOME           EQUITY            BOND           INVESTORS         RETURN
                                                  FUND             FUND             FUND             FUND             FUND
                                             --------------   --------------   --------------   --------------   -------------
                                               PERIOD FROM      PERIOD FROM      PERIOD FROM      PERIOD FROM     PERIOD FROM
                                                 MAY 12,          MAY 8,         OCTOBER 22,     NOVEMBER 27,     OCTOBER 30,
                                                 1998 TO          1998 TO          1998 TO          1998 TO         1998 TO
                                              DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                  1998             1998             1998             1998             1998
                                             --------------   --------------   --------------   --------------   -------------
Investment income:
 Income -- Dividends .....................     $  35,739           27,603           6,068              45             5,946
 Expenses -- Mortality and expense
   risk charges (note 3) .................        15,729           15,427             211               5               148
                                               ---------           ------           -----              --             -----
Net investment income ....................        20,010           12,176           5,857              40             5,798
                                               ---------           ------           -----              --             -----
Net realized and unrealized gain
 (loss) on investments:
 Net realized gain (loss) ................       (32,043)         (72,641)            322              --                 1
 Unrealized appreciation
   (depreciation) on investments .........        40,081           12,789          (4,823)            321            (2,958)
                                               ---------          -------          ------             ---            ------
Net realized and unrealized gain
 (loss) on investments ...................         8,038          (59,852)         (4,501)            321            (2,957)
                                               ---------          -------          ------             ---            ------
Increase (decrease) in net assets from
 operations ..............................     $  28,048          (47,676)          1,356             361             2,841
                                               =========          =======          ======             ===            ======

                See accompanying notes to financial statements.

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                           GE INVESTMENTS FUNDS, INC.
                                                 ------------------------------------------------------------------------------
                                                                     S&P 500                               GOVERNMENT
                                                                      INDEX                                SECURITIES
                                                                      FUND                                    FUND
                                                 ----------------------------------------------- ------------------------------
                                                                                                      PERIOD           YEAR
                                                                                                       ENDED          ENDED
                                                             YEAR ENDED DECEMBER 31,               DECEMBER 11,    DECEMBER 31,
                                                       1998           1997            1996             1997            1996
                                                 --------------- -------------- ---------------- ---------------- -------------
Increase (decrease) in net assets
From operations:
 Net investment income (expense) ...............  $   8,524,010     2,645,157       22,942,876         (147,796)    1,165,729
 Net realized gain (loss) ......................      8,830,544      (899,446)       1,510,464         (242,895)      (68,248)
 Unrealized appreciation
   (depreciation) on investments ...............     35,731,485    21,611,136      (16,204,375)         987,049      (995,503)
                                                  -------------    ----------      -----------         --------     ---------
Increase in net assets from operations .........     53,086,039    23,356,847        8,248,965          596,358       101,978
                                                  -------------    ----------      -----------         --------     ---------
From capital transactions:
 Net premiums ..................................     53,735,217    40,575,050       18,225,715        1,053,538     3,734,757
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits ..............................     (1,018,619)   (1,735,027)         (77,864)         (64,230)      (76,802)
   Surrenders ..................................    (11,869,972)   (3,415,596)      (1,079,082)        (666,510)     (492,750)
   Administrative expense (note 3) .............       (193,962)     (102,362)         (45,091)         (18,501)      (21,731)
   Transfer gain (loss) and transfer
    fees .......................................        623,320        (4,503)           7,463          (36,688)        8,420
 Transfers (to) from the Guarantee
   Account (note 1) ............................     40,155,936    14,747,561        3,139,208          827,432       135,548
 Interfund transfers ...........................     20,883,117    24,135,903        5,665,381      (14,821,369)      (65,339)
                                                  -------------    ----------      -----------      -----------     ---------
Increase (decrease) in net assets from
 capital transactions ..........................    102,315,037    74,201,026       25,835,730      (13,726,328)    3,222,103
                                                  -------------    ----------      -----------      -----------     ---------
Increase (decrease) in net assets ..............    155,401,076    97,557,873       34,084,695      (13,129,970)    3,324,081
Net assets at beginning of year ................    153,426,324    55,868,451       21,783,756       13,129,970     9,805,889
                                                  -------------    ----------      -----------      -----------     ---------
Net assets at end of year ......................  $ 308,827,400   153,426,324       55,868,451               --    13,129,970
                                                  =============   ===========      ===========      ===========    ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                         GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                     -----------------------------------------------
                                                    MONEY MARKET FUND
                                     -----------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                           1998            1997            1996
                                     --------------- --------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income
   (expense) .......................  $   6,916,677      4,205,545       4,224,053
 Net realized gain (loss) ..........        545,381     (4,421,730)      1,686,452
 Unrealized appreciation
   (depreciation) on
   investments .....................       (545,381)     4,383,879      (2,984,484)
                                      -------------     ----------      ----------
Increase in net assets from
 operations ........................      6,916,677      4,167,694       2,926,021
                                      -------------     ----------      ----------
From capital transactions:
 Net premiums ......................    103,629,024    107,140,555     153,728,177
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ..................     (4,961,886)    (1,753,311)       (781,386)
   Surrenders ......................    (46,255,514)   (18,383,973)     (8,255,412)
   Administrative expense
    (note 3) .......................       (222,910)      (134,339)        (78,769)
   Transfer gain (loss) and
    transfer fees ..................      6,222,666       (130,614)         28,173
 Transfers (to) from the
   Guarantee Account
   (note 1) ........................     24,299,736     10,195,112       4,298,099
 Interfund transfers ...............      5,214,444    (67,593,593)    (93,981,321)
                                      -------------    -----------     -----------
Increase (decrease) in net assets
 from capital transactions .........     87,925,560     29,339,837      54,957,561
                                      -------------    -----------     -----------
Increase (decrease) in net
 assets ............................     94,842,237     33,507,531      57,883,582
Net assets at beginning of year.....    123,694,704     90,187,173       2,200,980
                                      -------------    -----------     -----------
Net assets at end of year ..........  $ 218,536,941    123,694,704      60,084,562
                                      =============    ===========     ===========



                                         GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                     -----------------------------------------------
                                                    TOTAL RETURN FUND
                                     -----------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                           1998            1997            1996
                                     --------------- --------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income
   (expense) .......................     2,668,826       5,602,393       8,962,291
 Net realized gain (loss) ..........      (144,205)       (454,827)        614,446
 Unrealized appreciation
   (depreciation) on
   investments .....................     5,408,858         657,828      (6,827,262)
                                         ---------       ---------      ----------
Increase in net assets from
 operations ........................     7,933,479       5,805,394       2,749,475
                                         ---------       ---------      ----------
From capital transactions:
 Net premiums ......................     7,103,374       5,641,626       8,515,814
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ..................      (336,462)       (271,179)       (153,153)
   Surrenders ......................    (3,264,071)     (2,558,265)       (946,894)
   Administrative expense
    (note 3) .......................       (63,853)        (60,731)        (51,588)
   Transfer gain (loss) and
    transfer fees ..................        76,515         (15,082)        (69,616)
 Transfers (to) from the
   Guarantee Account
   (note 1) ........................     9,157,868       2,622,768         919,901
 Interfund transfers ...............       974,377        (231,875)         75,151
                                        ----------      ----------      ----------
Increase (decrease) in net assets
 from capital transactions .........    13,647,748       5,127,262       8,289,615
                                        ----------      ----------      ----------
Increase (decrease) in net
 assets ............................    21,581,227      10,932,656      11,039,090
Net assets at beginning of year.....    44,527,117      33,594,461      22,555,371
                                        ----------      ----------      ----------
Net assets at end of year ..........    66,108,344      44,527,117      33,594,461
                                        ==========      ==========      ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                              GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                          ------------------------------------------------------------------------------
                                                    INTERNATIONAL EQUITY FUND             REAL ESTATE SECURITIES FUND
                                          --------------------------------------------- --------------------------------
                                                     YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                                1998            1997           1996           1998             1997
                                          --------------- --------------- ------------- ---------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income ..................  $  1,294,582       2,572,712       999,110        3,136,084       5,164,666
 Net realized gain (loss) ...............       441,842         665,649        86,537         (878,569)      2,710,582
 Unrealized appreciation
   (depreciation) on
   investments ..........................     2,296,938      (1,565,382)      (11,119)     (12,908,191)     (1,305,117)
                                           ------------      ----------       -------      -----------      ----------
Increase (decrease) in net assets
 from operations ........................     4,033,362       1,672,979     1,074,528      (10,650,676)      6,570,131
                                           ------------      ----------     ---------      -----------      ----------
 Net premiums ...........................       985,487       1,854,537     2,563,735        5,008,291      10,679,221
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................       (49,268)         (2,360)       (3,522)        (182,572)        (18,462)
   Surrenders ...........................      (558,600)       (349,063)     (103,501)      (1,142,178)       (654,786)
   Administrative expense
    (note 3) ............................       (13,254)        (10,458)       (6,060)         (30,467)        (19,846)
   Transfer gain and transfer
    fees ................................      (258,988)         49,348       (92,027)        (443,138)        122,915
   Capital contribution .................            --              --    10,925,561               --              --
 Transfers from the Guarantee
   Account (note 1) .....................     1,469,927       1,095,648       557,466        6,836,059       4,443,497
 Interfund transfers ....................    (1,665,448)        664,758     1,263,184       (5,533,571)      5,849,780
                                           ------------      ----------    ----------      -----------      ----------
Increase (decrease) in net assets
 from capital transactions ..............       (90,144)      3,302,410    15,104,836        4,512,424      20,402,319
                                           ------------      ----------    ----------      -----------      ----------
Increase (decrease) in net assets .......     3,943,218       4,975,389    16,179,364       (6,138,252)     26,972,450
Net assets at beginning of
 period .................................    22,876,533      17,901,144     1,721,780       52,683,797      25,711,347
                                           ------------      ----------    ----------      -----------      ----------
Net assets at end of period .............  $ 26,819,751      22,876,533    17,901,144       46,545,545      52,683,797
                                           ============      ==========    ==========      ===========      ==========



                                           REAL ESTATE
                                            SECURITIES
                                               FUND
                                          --------------
                                            YEAR ENDED
                                           DECEMBER 31,
                                               1996
                                          --------------
Increase (decrease) in net assets
From operations:
 Net investment income ..................    1,578,261
 Net realized gain (loss) ...............      299,159
 Unrealized appreciation
   (depreciation) on
   investments ..........................    4,059,521
                                             ---------
Increase (decrease) in net assets
 from operations ........................    5,936,941
                                             ---------
 Net premiums ...........................    2,949,990
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................           --
   Surrenders ...........................      (41,760)
   Administrative expense
    (note 3) ............................       (3,136)
   Transfer gain and transfer
    fees ................................     (107,856)
   Capital contribution .................           --
 Transfers from the Guarantee
   Account (note 1) .....................      539,647
 Interfund transfers ....................    4,063,439
                                             ---------
Increase (decrease) in net assets
 from capital transactions ..............    7,400,324
                                             ---------
Increase (decrease) in net assets .......   13,337,265
Net assets at beginning of
 period .................................   12,374,082
                                            ----------
Net assets at end of period .............   25,711,347
                                            ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                      -----------------------------------------------------------
                                           GLOBAL INCOME FUND             VALUE EQUITY FUND
                                      ----------------------------- -----------------------------
                                                       PERIOD FROM                   PERIOD FROM
                                           YEAR          MAY 1,          YEAR          MAY 1,
                                           ENDED         1997 TO         ENDED         1997 TO
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           1998           1997           1998           1997
                                      -------------- -------------- -------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income ..............   $  526,279    $   297,690        770,580        104,481
 Net realized gain (loss) ...........       96,320          2,417        576,810        357,048
 Unrealized appreciation
   (depreciation) on
   investments ......................      337,555       (124,348)      (292,099)       885,799
                                        ----------    -----------       --------        -------
Increase (decrease) in net assets
 from operations ....................      960,154        175,759      1,055,291      1,347,328
                                        ----------    -----------      ---------      ---------
 Net premiums .......................      600,772        198,123      9,579,320      3,244,942
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ...................           --             --        (25,562)        (1,960)
   Surrenders .......................      (63,958)        (5,701)    (1,731,724)       (75,503)
   Administrative expense
    (note 3) ........................           --           (209)       (18,611)        (1,938)
   Transfer gain and transfer
    fees ............................       (1,623)          (472)     1,014,745         15,109
   Capital contribution .............       45,130      5,000,000             --      3,000,000
 Transfers from the Guarantee
   Account (note 1) .................      986,575        234,749      8,817,658      2,034,025
 Interfund transfers ................    1,028,376        513,049      4,550,014      6,338,005
                                        ----------    -----------     ----------      ---------
Increase (decrease) in net assets
 from capital transactions ..........    2,595,272      5,939,539     22,185,840     14,552,680
                                        ----------    -----------     ----------     ----------
Increase (decrease) in net
 assets .............................    3,555,426      6,115,298     23,241,131     15,900,008
Net assets at beginning of
 period .............................    6,115,298             --     15,900,008             --
                                        ----------    -----------     ----------     ----------
Net assets at end of period .........   $9,670,724      6,115,298     39,141,139     15,900,008
                                        ==========    ===========     ==========     ==========



                                        GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                      -------------------------------------------
                                                                         U.S.
                                                                        EQUITY
                                               INCOME FUND               FUND
                                      ----------------------------- -------------
                                                       PERIOD FROM   PERIOD FROM
                                           YEAR       DECEMBER 12,      MAY 4,
                                           ENDED         1997 TO       1998 TO
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           1998           1997           1998
                                      -------------- -------------- -------------
Increase (decrease) in net assets
From operations:
 Net investment income ..............  $ 1,571,415         43,837        46,070
 Net realized gain (loss) ...........      335,927         (6,710)        9,452
 Unrealized appreciation
   (depreciation) on
   investments ......................     (245,492)       (12,199)      153,754
                                         ---------        -------       -------
Increase (decrease) in net assets
 from operations ....................    1,661,850         24,928       209,276
                                         ---------        -------       -------
 Net premiums .......................    1,921,255         19,521       864,801
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ...................     (145,003)            --            --
   Surrenders .......................   (1,961,475)       (59,137)       (8,236)
   Administrative expense
    (note 3) ........................      (34,884)        (2,414)         (374)
   Transfer gain and transfer
    fees ............................     (172,635)          (467)        4,703
   Capital contribution .............           --             --            --
 Transfers from the Guarantee
   Account (note 1) .................    4,132,905         52,096       500,876
 Interfund transfers ................    6,911,104     21,976,333       629,934
                                        ----------     ----------       -------
Increase (decrease) in net assets
 from capital transactions ..........   10,651,267     21,985,932     1,991,704
                                        ----------     ----------     ---------
Increase (decrease) in net
 assets .............................   12,313,117     22,010,860     2,200,980
Net assets at beginning of
 period .............................   22,010,860             --            --
                                        ----------     ----------     ---------
Net assets at end of period .........   34,323,977     22,010,860     2,200,980
                                        ==========     ==========     =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                       OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                 ------------------------------------------------------------------------------
                                                           MONEY FUND                              BOND FUND
                                                 ------------------------------ -----------------------------------------------
                                                     PERIOD           YEAR
                                                      ENDED          ENDED
                                                  DECEMBER 11,    DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                                      1997            1996            1998            1997            1996
                                                 -------------- --------------- --------------- --------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income .........................  $     84,803        134,874         696,844       1,822,818       1,437,401
 Net realized gain .............................            --             --         557,479         187,695         106,242
 Unrealized appreciation
   (depreciation) on investments ...............            --             --       1,205,533         663,371        (442,815)
                                                  ------------        -------       ---------       ---------       ---------
Increase in net assets from operations .........        84,803        134,874       9,138,791       2,673,884       1,100,828
                                                  ------------        -------       ---------       ---------       ---------
From capital transactions:
 Net premiums ..................................           440          1,000       6,231,291       3,472,666       6,447,661
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits ..............................            --        (25,650)       (410,382)       (234,610)       (255,232)
   Surrenders ..................................            --       (248,877)     (4,432,337)     (2,350,488)     (1,174,644)
   Administrative expense (note 3) .............            --         (7,741)        (55,996)        (53,814)        (47,633)
   Transfer gain (loss) and transfer
    fees .......................................        (4,611)        (6,711)        (86,859)        (12,509)         15,212
 Transfers (to) from the Guarantee
   Account (note 1) ............................        (9,897)       (72,686)      8,638,887       3,535,189       1,424,034
 Interfund transfers ...........................    (2,736,806)    (1,858,335)     10,655,917       1,076,424       1,248,636
                                                  ------------     ----------      ----------      ----------      ----------
Increase (decrease) in net assets from
 capital transactions ..........................    (2,750,874)    (2,219,000)     20,540,521       5,432,858       7,658,034
                                                  ------------     ----------      ----------      ----------      ----------
Increase (decrease) in net assets ..............    (2,666,071)    (2,084,126)     29,679,312       8,106,742       8,758,862
Net assets at beginning of year ................     2,750,676      4,834,802      39,745,683      31,638,941      22,880,079
                                                  ------------     ----------      ----------      ----------      ----------
Net assets at end of year ......................  $         --      2,750,676      69,424,995      39,745,683      31,638,941
                                                  ============     ==========      ==========      ==========      ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                             OPPENHEIMER VARIABLE ACCOUNT FUNDS (CONTINUED)
                                      --------------------------------------------------------------------------------------------
                                                CAPITAL APPRECIATION FUND                             GROWTH FUND
                                      ---------------------------------------------- ---------------------------------------------
                                                 YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                                            1998            1997           1996            1998           1997           1996
                                      ---------------- -------------- -------------- --------------- -------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income ..............  $   3,259,314      5,840,622      4,562,994      12,397,835      3,539,022      2,510,530
 Net realized gain ..................     19,896,478      6,868,228      6,301,279      19,777,101      5,826,603      1,959,742
 Unrealized appreciation
   (depreciation) on
   investments ......................       (396,149)     5,927,622      7,478,382         922,343     11,621,155      5,568,726
                                       -------------      ---------      ---------      ----------     ----------      ---------
Increase in net assets from
 operations .........................     22,759,643     18,636,472     18,342,655      33,097,279     20,986,780     10,038,998
                                       -------------     ----------     ----------      ----------     ----------     ----------
From capital transactions:
 Net premiums .......................      9,377,106     25,418,900     35,523,585      17,725,498     31,719,458     15,322,231
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ...................       (796,601)      (450,528)      (577,949)       (894,216)      (350,617)      (246,052)
   Surrenders .......................    (11,332,990)    (7,755,383)    (5,679,609)     (9,299,680)    (5,238,134)    (1,802,707)
   Administrative expense
    (note 3) ........................       (280,687)      (291,649)      (237,053)       (184,119)      (138,883)       (79,593)
   Transfer gain (loss) and
    transfer fees ...................     (1,028,582)       (53,714)      (234,268)         (3,882)       (28,403)        (9,390)
 Transfers (to) from the
   Guarantee Account
   (note 1) .........................     11,708,764     13,461,161      5,093,547      17,267,813     12,928,357      2,323,647
 Interfund transfers ................    (20,227,182)        37,796     16,982,928      (7,357,815)    11,277,889      8,265,699
                                       -------------     ----------     ----------      ----------     ----------     ----------
Increase (decrease) in net assets
 from capital transactions ..........    (12,580,172)    30,366,583     50,871,181      17,253,599     50,169,667     23,773,835
                                       -------------     ----------     ----------      ----------     ----------     ----------
Increase (decrease) in net
 assets .............................     10,179,471     49,003,055     69,213,836      50,350,878     71,156,447     33,812,833
Net assets at beginning
 of year ............................    207,847,236    158,844,181     89,630,345     139,015,816     67,859,369     34,046,536
                                       -------------    -----------     ----------     -----------     ----------     ----------
Net assets at end of year ...........  $ 218,026,707    207,847,236    158,844,181     189,366,694    139,015,816     67,859,369
                                       =============    ===========    ===========     ===========    ===========     ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                           OPPENHEIMER VARIABLE ACCOUNT FUNDS (CONTINUED)
                                           ----------------------------------------------
                                                         HIGH INCOME FUND
                                           ---------------------------------------------
                                                      YEAR ENDED DECEMBER 31,
                                                 1998           1997           1996
                                           --------------- -------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income ...................  $   5,360,707     7,741,474      5,561,338
 Net realized gain (loss) ................        (99,049)    1,298,149        763,575
 Unrealized appreciation
   (depreciation) on investments .........     (7,301,468)    2,089,422      2,079,281
                                            -------------     ---------      ---------
Increase (decrease) in net assets from
 operations ..............................     (2,039,810)   11,129,045      8,404,194
                                            -------------    ----------      ---------
From capital transactions:
 Net premiums ............................     13,886,757    21,931,355     22,356,655
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits ........................     (1,060,654)     (689,590)      (693,092)
   Surrenders ............................    (10,775,891)   (5,920,831)    (2,655,530)
   Administrative expense (note 3) .......       (189,819)     (139,006)      (100,320)
   Transfer gain (loss) and transfer
    fees .................................       (612,294)     (112,330)       (25,953)
 Transfers (to) from the Guarantee
   Account (note 1) ......................     20,861,727    12,750,648      3,777,050
 Interfund transfers .....................     (4,351,060)   23,573,698      9,730,803
                                            -------------    ----------     ----------
Increase in net assets from capital
 transactions ............................     17,758,766    51,393,944     32,389,613
                                            -------------    ----------     ----------
Increase in net assets ...................     15,718,956    62,522,989     40,793,807
Net assets at beginning of year ..........    148,285,626    85,762,637     44,968,830
                                            -------------    ----------     ----------
Net assets at end of year ................  $ 164,004,582   148,285,626     85,762,637
                                            =============   ===========     ==========



                                           OPPENHEIMER VARIABLE ACCOUNT FUNDS (CONTINUED)
                                           -----------------------------------------------
                                                      MULTIPLE STRATEGIES FUND
                                           -----------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                                 1998            1997            1996
                                           --------------- --------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income ...................     3,799,319       3,690,801       2,771,962
 Net realized gain (loss) ................     1,712,582       1,435,981         701,256
 Unrealized appreciation
   (depreciation) on investments .........    (1,662,556)      4,025,778       2,786,345
                                              ----------       ---------       ---------
Increase (decrease) in net assets from
 operations ..............................     3,849,345       9,152,560       6,259,563
                                              ----------       ---------       ---------
From capital transactions:
 Net premiums ............................     5,911,134       9,089,218       8,520,761
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits ........................      (527,685)       (332,263)       (389,751)
   Surrenders ............................    (6,115,145)     (4,493,985)     (2,097,537)
   Administrative expense (note 3) .......      (118,214)       (119,442)       (104,392)
   Transfer gain (loss) and transfer
    fees .................................      (298,427)         (8,995)        (27,395)
 Transfers (to) from the Guarantee
   Account (note 1) ......................     8,281,940       4,101,390       1,507,791
 Interfund transfers .....................    (3,251,940)        516,158         198,943
                                              ----------      ----------      ----------
Increase in net assets from capital
 transactions ............................     3,881,663       8,752,081       7,608,420
                                              ----------      ----------      ----------
Increase in net assets ...................     7,731,008      17,904,641      13,867,983
Net assets at beginning of year ..........    72,023,553      54,118,912      40,250,929
                                              ----------      ----------      ----------
Net assets at end of year ................    79,754,561      72,023,553      54,118,912
                                              ==========      ==========      ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                          VARIABLE INSURANCE PRODUCTS FUND
                                                      ------------------------------------------------------------------------
                                                            MONEY MARKET PORTFOLIO                HIGH INCOME PORTFOLIO
                                                      -----------------------------------   ----------------------------------
                                                           PERIOD              YEAR              PERIOD              YEAR
                                                            ENDED              ENDED              ENDED             ENDED
                                                        DECEMBER 11,       DECEMBER 31,       DECEMBER 11,       DECEMBER 31,
                                                            1997               1996               1997               1996
                                                      ----------------   ----------------   ----------------   ---------------
Increase (decrease) in net assets
From operations:
 Net investment income ............................    $     630,902          1,272,122          1,653,064         2,447,710
 Net realized gain ................................               --                 --          4,673,705           479,085
 Unrealized appreciation (depreciation) on
   investments ....................................               --                 --         (2,814,608)          308,688
                                                       -------------          ---------         ----------         ---------
Increase in net assets from operations ............          630,902          1,272,122          3,512,161         3,235,483
                                                       -------------          ---------         ----------         ---------
From capital transactions:
 Net premiums .....................................          (28,472)           117,921              8,207          (248,987)
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits .................................         (193,170)          (458,667)           (66,792)          (33,131)
   Surrenders .....................................       (1,206,916)        (2,213,343)        (2,281,288)       (1,859,776)
   Administrative expense (note 3) ................          (39,130)           (65,257)           (46,012)          (54,571)
   Transfer gain (loss) and transfer fees .........           86,971           (204,381)           (18,007)          (14,545)
 Transfers (to) from the Guarantee Account
   (note 1) .......................................          (27,901)          (661,457)           (23,044)         (109,624)
 Interfund transfers ..............................      (21,205,932)       (23,959,305)       (25,886,326)       (7,008,575)
                                                       -------------        -----------        -----------        ----------
Increase (decrease) in net assets from capital
 transactions .....................................      (22,614,550)       (27,444,489)       (28,313,262)       (9,329,209)
                                                       -------------        -----------        -----------        ----------
Increase (decrease) in net assets .................      (21,983,648)       (26,172,367)       (24,801,101)       (6,093,726)
Net assets at beginning of year ...................       21,983,648         48,156,015         24,801,101        30,894,827
                                                       -------------        -----------        -----------        ----------
Net assets at end of year .........................    $          --         21,983,648                 --        24,801,101
                                                       =============        ===========        ===========        ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                        VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)
                                      -------------------------------------------------
                                                   EQUITY-INCOME PORTFOLIO
                                      -------------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                            1998             1997             1996
                                      ---------------- ---------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income ..............  $  31,720,678    $   35,860,097      8,352,818
 Net realized gain ..................     40,058,923        15,417,526      9,394,625
 Unrealized appreciation
   (depreciation) on
   investments ......................     (9,194,909)       65,899,106     23,601,942
                                       -------------    --------------     ----------
Increase in net assets from
 operations .........................     62,584,692       117,176,729     41,349,385
                                       -------------    --------------     ----------
From capital transactions:
 Net premiums .......................     46,774,052        78,673,490     91,217,558
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ...................     (3,800,272)       (3,144,602)    (2,317,929)
   Surrenders .......................    (39,388,010)      (22,544,378)   (12,923,609)
   Administrative expense
    (note 3) ........................       (787,804)         (744,663)      (565,181)
   Transfer gain (loss) and
    transfer fees ...................     (4,002,591)         (156,609)       (81,577)
 Transfers (to) from the
   Guarantee Account
   (note 1) .........................     49,734,168        34,236,802     14,669,920
 Interfund transfers ................    (32,464,680)        4,787,401     12,688,430
                                       -------------    --------------    -----------
Increase (decrease) in net assets
 from capital transactions ..........     16,064,863        91,107,441    102,687,612
                                       -------------    --------------    -----------
Increase (decrease) in net
 assets .............................     78,649,555       208,284,170    144,036,997
Net assets at beginning
 of year ............................    613,582,772       405,298,602    261,261,605
                                       -------------    --------------    -----------
Net assets at end of year ...........  $ 692,232,327       613,582,772    405,298,602
                                       =============    ==============    ===========



                                       VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)
                                      -----------------------------------------------
                                                     GROWTH PORTFOLIO
                                      -----------------------------------------------
                                                  YEAR ENDED DECEMBER 31,
                                            1998            1997            1996
                                      --------------- --------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income ..............    39,280,926       5,677,010      11,069,102
 Net realized gain ..................    17,030,101      14,576,544       9,229,819
 Unrealized appreciation
   (depreciation) on
   investments ......................    58,825,099      34,536,532       6,990,625
                                         ----------      ----------      ----------
Increase in net assets from
 operations .........................   115,136,126      54,790,086      27,289,546
                                        -----------      ----------      ----------
From capital transactions:
 Net premiums .......................    15,214,848      19,742,111      40,351,417
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ...................    (2,191,698)     (1,127,415)     (1,395,457)
   Surrenders .......................   (23,927,419)    (15,488,583)     (8,362,725)
   Administrative expense
    (note 3) ........................      (510,394)       (502,085)       (441,506)
   Transfer gain (loss) and
    transfer fees ...................    (1,467,259)        (84,076)       (243,398)
 Transfers (to) from the
   Guarantee Account
   (note 1) .........................     9,000,692       9,277,787       7,334,280
 Interfund transfers ................    (8,701,771)     (3,139,585)     (3,259,632)
                                        -----------     -----------      ----------
Increase (decrease) in net assets
 from capital transactions ..........   (12,583,001)      8,678,154      33,982,979
                                        -----------     -----------      ----------
Increase (decrease) in net
 assets .............................   102,553,125      63,468,240      61,272,525
Net assets at beginning
 of year ............................   315,013,607     251,545,367     190,272,842
                                        -----------     -----------     -----------
Net assets at end of year ...........   417,566,732     315,013,607     251,545,367
                                        ===========     ===========     ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                        VARIABLE INSURANCE PRODUCTS FUND (CONTINUED)
                                       ----------------------------------------------
                                                     OVERSEAS PORTFOLIO
                                       ----------------------------------------------
                                                  YEAR ENDED DECEMBER 31,
                                             1998            1997           1996
                                       --------------- --------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income
  (expense) ..........................  $   7,055,630      7,902,090      1,063,898
 Net realized gain ...................     12,998,779      6,802,686      2,693,770
 Unrealized appreciation
  (depreciation) on investments.......     (6,292,784)    (3,387,543)     7,585,836
                                        -------------     ----------      ---------
Increase in net assets from
 operations ..........................     13,761,625     11,317,233     11,343,504
                                        -------------     ----------     ----------
From capital transactions:
 Net premiums ........................      1,843,855      5,009,263     11,020,984
 Transfers (to) from the general
  account of Life of Virginia:
  Death benefits .....................       (439,740)      (527,674)      (528,522)
  Surrenders .........................     (6,306,537)    (5,102,924)    (3,972,175)
  Administrative expense
    (note 3) .........................       (183,116)      (220,173)      (214,759)
  Transfer gain (loss) and
    transfer fees ....................     (1,416,329)       (38,435)       (85,300)
 Transfers (to) from Guarantee
   Account (note 1) ..................      2,209,192      3,378,950      3,116,987
 Interfund transfers .................    (14,310,296)   (12,846,872)    (4,620,473)
                                        -------------    -----------     ----------
Increase (decrease) in net assets
 from capital transactions ...........    (18,602,971)   (10,347,865)     4,716,742
                                        -------------    -----------     ----------
Increase (decrease) in net assets ....     (4,841,346)       969,368     16,060,246
Net assets at beginning of period ....    108,304,621    107,335,253     91,275,007
                                        -------------    -----------     ----------
Net assets at end of period ..........  $ 103,463,275    108,304,621    107,335,253
                                        =============    ===========    ===========



                                             VARIABLE INSURANCE PRODUCTS FUND II
                                       -----------------------------------------------
                                                   ASSET MANAGER PORTFOLIO
                                       -----------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                             1998            1997            1996
                                       --------------- --------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income
  (expense) ..........................    55,400,077      47,434,844      23,741,639
 Net realized gain ...................    12,994,733       9,093,636       7,507,674
 Unrealized appreciation
  (depreciation) on investments.......    (5,404,033)     24,430,304      23,008,153
                                          ----------      ----------      ----------
Increase in net assets from
 operations ..........................    62,990,777      80,958,784      54,257,466
                                          ----------      ----------      ----------
From capital transactions:
 Net premiums ........................    10,264,331      12,956,133      15,580,792
 Transfers (to) from the general
  account of Life of Virginia:
  Death benefits .....................    (2,712,196)     (2,389,147)     (3,090,108)
  Surrenders .........................   (43,729,546)    (26,860,066)    (23,863,347)
  Administrative expense
    (note 3) .........................    (1,091,339)     (1,170,300)     (1,159,170)
  Transfer gain (loss) and
    transfer fees ....................    (6,077,325)     (5,281,252)     (2,150,299)
Transfers (to) from Guarantee
 Account (note 1) ....................     9,427,060       4,580,560       2,112,849
 Interfund transfers .................   (12,459,422)    (14,758,069)    (31,512,425)
                                         -----------     -----------     -----------
Increase (decrease) in net assets
 from capital transactions ...........   (46,378,437)    (32,922,141)    (44,081,708)
                                         -----------     -----------     -----------
Increase (decrease) in net assets ....    16,612,340      48,036,643      10,175,758
Net assets at beginning of period ....   483,874,812     435,838,169     425,662,411
                                         -----------     -----------     -----------
Net assets at end of period ..........   500,487,152     483,874,812     435,838,169
                                         ===========     ===========     ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                      VARIABLE INSURANCE
                                                 PRODUCTS FUND II (CONTINUED)
                                        ----------------------------------------------
                                                     CONTRAFUND PORTFOLIO
                                        ----------------------------------------------
                                                   YEAR ENDED DECEMBER 31,
                                              1998            1997           1996
                                        ---------------- -------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income
  (expense) ...........................  $  10,673,505      2,084,354       (688,227)
 Net realized gain ....................     14,314,697      9,468,307      2,738,082
 Unrealized appreciation
  (depreciation) on
  investments .........................     47,868,379     26,750,686     17,275,767
                                         -------------     ----------     ----------
Increase in net assets from
 operations ...........................     72,856,581     38,303,347     19,325,622
                                         -------------     ----------     ----------
From capital transactions:
 Net premiums .........................     25,285,801     39,049,020     41,520,289
 Transfers (to) from the general
  account of Life of Virginia:
  Death benefits ......................     (1,246,412)      (778,781)      (569,391)
  Surrenders ..........................    (13,148,361)    (7,578,528)    (3,409,236)
  Administrative expense
    (note 3) ..........................       (296,892)      (239,385)      (139,550)
  Transfer gain (loss) and
    transfer fees .....................       (122,549)        (1,813)        (6,491)
 Transfers (to) from Guarantee
  Account (note 1) ....................     25,805,412     20,874,655      8,894,897
 Interfund transfers ..................     (7,547,010)     9,642,188     15,486,630
                                         -------------     ----------     ----------
Increase (decrease) in net assets
 from capital transactions ............     28,729,989     60,967,356     61,777,148
                                         -------------     ----------     ----------
Increase (decrease) in net assets .....    101,586,570     99,270,703     81,102,770
Net assets at beginning
 of period ............................    242,137,396    142,866,693     61,763,923
                                         -------------    -----------     ----------
Net assets at end of period ...........  $ 343,723,966    242,137,396    142,866,693
                                         =============    ===========    ===========



                                                            VARIABLE INSURANCE
                                                       PRODUCTS FUND II (CONTINUED)
                                        ----------------------------------------------------------
                                                  GROWTH &                       GROWTH
                                              INCOME PORTFOLIO          OPPORTUNITIES PORTFOLIO
                                        ----------------------------- ----------------------------
                                                         PERIOD FROM                  PERIOD FROM
                                             YEAR          MAY 1,          YEAR          MAY 1,
                                             ENDED         1997 TO         ENDED        1997 TO
                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                             1998           1997           1998           1997
                                        -------------- -------------- -------------- -------------
Increase (decrease) in net assets
From operations:
 Net investment income
  (expense) ...........................     (317,406)       (53,296)       498,381       (69,440)
 Net realized gain ....................      983,225        103,153        378,467        67,071
 Unrealized appreciation
  (depreciation) on
  investments .........................    7,912,728        458,100      6,815,534     1,055,758
                                           ---------        -------      ---------     ---------
Increase in net assets from
 operations ...........................    8,578,547        507,957      7,692,382     1,053,389
                                           ---------        -------      ---------     ---------
From capital transactions:
 Net premiums .........................   13,303,380      5,782,503     10,151,968     6,759,512
 Transfers (to) from the general
  account of Life of Virginia:
  Death benefits ......................     (688,026)        (2,062)      (104,398)      (11,218)
  Surrenders ..........................   (1,264,908)      (116,741)    (1,515,091)     (178,411)
  Administrative expense
    (note 3) ..........................      (29,641)        (3,046)       (29,463)       (4,370)
  Transfer gain (loss) and
    transfer fees .....................      732,615        358,955        483,076           734
 Transfers (to) from Guarantee
  Account (note 1) ....................   10,185,026      2,665,501     10,705,328     2,684,605
 Interfund transfers ..................   10,322,368      6,515,155      9,164,481     6,783,534
                                          ----------      ---------     ----------     ---------
Increase (decrease) in net assets
 from capital transactions ............   32,560,814     15,200,265     28,855,901    16,034,386
                                          ----------     ----------     ----------    ----------
Increase (decrease) in net assets .....   41,139,361     15,708,222     36,548,283    17,087,775
Net assets at beginning
 of period ............................   15,708,222             --     17,087,775            --
                                          ----------     ----------     ----------    ----------
Net assets at end of period ...........   56,847,583     15,708,222     53,636,058    17,087,775
                                          ==========     ==========     ==========    ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                               NEUBERGER & BERMAN ADVISERS
                                                    MANAGEMENT TRUST
                                             -------------------------------
                                                   BALANCED PORTFOLIO
                                             -------------------------------
                                                  PERIOD           YEAR
                                                   ENDED           ENDED
                                               DECEMBER 11,    DECEMBER 31,
                                                   1997            1996
                                             ---------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income .....................  $    1,655,053     4,845,109
 Net realized gain (loss) ..................       5,097,861       419,822
 Unrealized (depreciation) on
   investments .............................      (2,501,835)   (3,501,201)
                                              --------------    ----------
Increase in net assets from operations .....       4,251,079     1,763,730
                                              --------------    ----------
From capital transactions:
 Net premiums ..............................          (6,001)           --
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits ..........................        (126,435)     (191,199)
   Surrenders ..............................      (2,675,228)   (2,074,244)
   Administrative expense (note 3) .........         (71,576)      (82,124)
   Transfer gain (loss) and transfer
    fees ...................................         (78,959)      (12,205)
   Capital contribution ....................        (629,209)           --
 Transfers (to) from the Guarantee
   Account (note 1) ........................        (185,078)      (37,694)
 Interfund transfers .......................     (31,241,057)   (3,810,712)
                                              --------------    ----------
Decrease in net assets from capital
 transactions ..............................     (35,013,543)   (6,208,178)
                                              --------------    ----------
Decrease in net assets .....................     (30,762,464)   (4,444,448)
Net assets at beginning of year ............      30,762,464    35,206,912
                                              --------------    ----------
Net assets at end of year ..................  $           --    30,762,464
                                              ==============    ==========



                                                       NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST
                                             ----------------------------------------------------------------
                                                     BOND PORTFOLIO                  GROWTH PORTFOLIO
                                             ------------------------------- --------------------------------
                                                  PERIOD           YEAR           PERIOD            YEAR
                                                   ENDED           ENDED           ENDED           ENDED
                                               DECEMBER 11,    DECEMBER 31,    DECEMBER 11,     DECEMBER 31,
                                                   1997            1996            1997             1996
                                             ---------------- -------------- ---------------- ---------------
Increase (decrease) in net assets
From operations:
 Net investment income .....................        450,958      1,079,940          770,860       1,006,044
 Net realized gain (loss) ..................         12,018       (136,701)       2,304,768         315,046
 Unrealized (depreciation) on
   investments .............................        (23,525)      (646,673)        (880,241)       (363,320)
                                                    -------      ---------        ---------       ---------
Increase in net assets from operations .....        439,451        296,566        2,195,387         957,770
                                                    -------      ---------        ---------       ---------
From capital transactions:
 Net premiums ..............................          1,800             --            6,456           4,370
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits ..........................       (196,037)      (225,838)         (58,098)        (56,431)
   Surrenders ..............................       (508,821)      (366,908)        (247,815)       (415,296)
   Administrative expense (note 3) .........        (15,911)       (24,278)         (22,353)        (25,172)
   Transfer gain (loss) and transfer
    fees ...................................        (11,476)        (9,665)          (2,057)        (10,420)
   Capital contribution ....................             --             --               --              --
 Transfers (to) from the Guarantee
   Account (note 1) ........................        (86,454)       (92,797)              --         (14,970)
 Interfund transfers .......................     (9,344,589)    (5,700,964)     (12,373,616)     (3,652,818)
                                                 ----------     ----------      -----------      ----------
Decrease in net assets from capital
 transactions ..............................    (10,161,488)    (6,420,450)     (12,697,483)     (4,170,737)
                                                -----------     ----------      -----------      ----------
Decrease in net assets .....................     (9,722,037)    (6,123,884)     (10,502,096)     (3,212,967)
Net assets at beginning of year ............      9,722,037     15,845,921       10,502,096      13,715,063
                                                -----------     ----------      -----------      ----------
Net assets at end of year ..................             --      9,722,037               --      10,502,096
                                                ===========     ==========      ===========      ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                 FEDERATED INVESTORS INSURANCE SERIES
                                      ------------------------------------------------------------------------------------------
                                                AMERICAN LEADERS FUND II                      HIGH INCOMEBOND FUND II
                                      -------------------------------------------- ---------------------------------------------
                                                                      PERIOD FROM
                                                                         MAY 6,
                                                                        1996 TO
                                         YEAR ENDED DECEMBER 31,      DECEMBER 31,            YEAR ENDED DECEMBER 31,
                                            1998           1997           1996           1998           1997           1996
                                      --------------- -------------- ------------- --------------- -------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income
   (expense) ........................  $  2,154,168            (86)        3,974         650,799        827,322        491,956
 Net realized gain ..................     1,333,508        544,140        29,680         901,146        630,351         31,769
 Unrealized appreciation
   (depreciation) on
   investments ......................     4,019,536      3,385,309       162,046        (615,798)     1,256,745        424,014
                                       ------------      ---------       -------        --------      ---------        -------
Increase in net assets from
 operations .........................     7,507,212      3,929,363       195,700         936,147      2,714,418        947,739
                                       ------------      ---------       -------        --------      ---------        -------
From capital transactions:
 Net premiums .......................    17,174,298     13,540,849     2,249,062       7,609,375      9,254,617      4,468,263
 Transfers (to) from the
   general account of
   Life of Virginia:
   Death benefits ...................      (702,585)       (91,917)           --        (420,052)      (120,443)       (42,084)
   Surrenders .......................    (2,256,129)      (423,567)      (28,376)     (3,031,255)      (861,128)      (428,701)
   Administrative expense
    (note 3) ........................       (47,545)       (11,789)         (522)        (34,940)       (18,435)        (5,233)
   Transfer gain (loss) and
    transfer fees ...................       404,576            791         4,221         650,014         (2,424)           (43)
 Transfers from the Guarantee
   Account (note 1) .................    15,132,233      4,966,466       146,563      12,815,682      4,882,888        670,397
 Interfund transfers ................     2,109,439      9,208,512     1,208,370      (1,253,689)     5,675,771      6,113,878
                                       ------------     ----------     ---------      ----------      ---------      ---------
Increase in net assets from
 capital transactions ...............    31,814,287     27,189,345     3,579,318      16,335,135     18,810,846     10,776,477
                                       ------------     ----------     ---------      ----------     ----------     ----------
Increase in net assets ..............    39,321,499     31,118,708     3,775,018      17,271,282     21,525,264     11,724,216
Net assets at beginning of
 period .............................    34,893,726      3,775,018            --      35,195,347     13,670,083      1,945,867
                                       ------------     ----------     ---------      ----------     ----------     ----------
Net assets at end of period .........  $ 74,215,225     34,893,726     3,775,018      52,466,629     35,195,347     13,670,083
                                       ============     ==========     =========      ==========     ==========     ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                    FEDERATED INVESTORS INSURANCE SERIES (CONTINUED)
                                                                                    UTILITY FUND II
                                                                   --------------------------------------------------
                                                                                YEAR ENDED DECEMBER 31,
                                                                         1998              1997             1996
                                                                   ---------------   ---------------   --------------
Increase (decrease) in net assets
From operations:
 Net investment income (expense) ...............................     $ 1,659,412           719,879          523,302
 Net realized gain .............................................       1,730,044           731,431          336,527
 Unrealized appreciation (depreciation) on investments .........       1,205,055         4,302,272        1,113,241
Increase in net assets from operations .........................       4,594,511         5,753,582        1,973,070
From capital transactions:
 Net premiums ..................................................       5,300,423         3,510,754        7,032,730
 Transfers (to) from the general account of Life of Virginia:
   Death benefits ..............................................        (295,533)          (63,646)        (172,666)
   Surrenders ..................................................      (1,872,219)       (1,420,075)        (708,499)
   Administrative expense (note 3) .............................         (36,851)          (32,050)         (25,376)
   Transfer gain (loss) and transfer fees ......................        (738,016)           (1,043)          11,752
 Transfers from the Guarantee Account (note 1) .................       5,791,377         1,540,929        1,313,211
 Interfund transfers ...........................................       2,670,259        (1,399,267)         830,436
Increase in net assets from capital transactions ...............      10,819,440         2,135,602        8,281,588
Increase in net assets .........................................      15,413,951         7,889,184       10,254,658
Net assets at beginning of period ..............................      30,397,894        22,508,710       12,254,052
Net assets at end of period ....................................     $45,811,845        30,397,894       22,508,710

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                            ALGER AMERICAN
                                      -------------------------------------------------------------------------------------------
                                                   SMALL CAP PORTFOLIO                            GROWTH PORTFOLIO
                                      --------------------------------------------- ---------------------------------------------
                                                 YEAR ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                                            1998           1997           1996            1998           1997           1996
                                      --------------- -------------- -------------- --------------- -------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income
   (expense) ........................  $  9,502,870      1,245,506       (308,795)     12,980,763       (282,901)       309,982
 Net realized gain (loss) ...........       411,066        411,624       (122,299)      4,172,054      3,954,588        315,644
 Unrealized appreciation
   (depreciation) on
   investments ......................     2,406,527      4,016,910        (80,937)     20,408,775      8,095,163      2,224,353
                                       ------------      ---------       --------      ----------      ---------      ---------
Increase (decrease) in net assets
 from operations ....................    12,320,463      5,674,040       (512,031)     37,561,592     11,766,850      2,849,979
                                       ------------      ---------       --------      ----------     ----------      ---------
From capital transactions:
 Net premiums .......................     6,622,636     12,048,925     25,934,981      11,725,922     13,470,987     21,518,317
 Transfers (to) from the
   general account of
   Life of Virginia:
   Death benefits ...................      (459,998)      (296,448)      (167,439)       (663,235)      (317,671)       (22,815)
   Surrenders .......................    (3,709,013)    (1,974,869)      (837,016)     (5,345,156)    (2,065,182)      (539,265)
   Administrative expense
    (note 3) ........................       (83,804)       (69,752)       (32,819)        (89,422)       (68,206)       (26,996)
   Transfer gain (loss) and
    transfer fees ...................       246,716         20,656        (18,410)        (10,013)      (390,379)       (32,858)
 Transfers from the Guarantee
   Account (note 1) .................     8,384,117      9,339,897      5,067,731       9,961,009      6,594,835      3,628,084
 Interfund transfers ................    (2,794,548)     1,782,889     10,297,239       6,706,761     (1,557,814)    11,823,073
                                       ------------     ----------     ----------      ----------     ----------     ----------
Increase in net assets from
 capital transactions ...............     8,206,106     20,851,298     40,244,267      22,285,866     15,666,570     36,347,540
                                       ------------     ----------     ----------      ----------     ----------     ----------
Increase in net assets ..............    20,526,569     26,525,338     39,732,236      59,847,458     27,433,420     39,197,519
Net assets at beginning of
 period .............................    73,827,690     47,302,352      7,570,116      72,153,813     44,720,393      5,522,874
                                       ------------     ----------     ----------      ----------     ----------     ----------
Net assets at end of period .........  $ 94,354,259     73,827,690     47,302,352     132,001,271     72,153,813     44,720,393
                                       ============     ==========     ==========     ===========     ==========     ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                                 PBHG INSURANCE SERIES FUND
                                                              ----------------------------------------------------------------
                                                                 PBHG LARGE CAP PORTFOLIO          PBHG GROWTH II PORTFOLIO
                                                              -------------------------------   ------------------------------
                                                                                 PERIOD FROM                      PERIOD FROM
                                                                   YEAR            MAY 1,            YEAR            MAY 1,
                                                                   ENDED           1997 TO           ENDED          1997 TO
                                                               DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                   1998             1997             1998             1997
                                                              --------------   --------------   --------------   -------------
Increase (decrease) in net assets
From operations:
 Net investment income (expense) ..........................    $  (106,500)        (17,112)         (119,244)        (30,512)
 Net realized gain (loss) .................................        282,909          13,525          (281,878)          7,643
 Unrealized appreciation (depreciation) on
   investments ............................................      2,025,080         149,898         1,029,558         (89,829)
                                                                 ---------         -------         ---------         -------
Increase (decrease) in net assets from operations .........      2,201,489         146,311           628,436        (112,698)
                                                                 ---------         -------         ---------        --------
From capital transactions:
 Net premiums .............................................      2,342,871       1,239,113         1,855,144       3,502,382
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits .........................................        (42,994)           (715)         (117,890)             --
   Surrenders .............................................       (588,848)        (12,383)         (409,105)        (53,142)
   Administrative expense (note 3) ........................         (7,464)           (684)           (8,868)         (1,455)
   Transfer gain (loss) and transfer fees .................         40,495             865            27,528             787
 Transfers from the Guarantee Account
   (note 1) ...............................................      2,026,921         610,146         2,485,422       1,108,447
 Interfund transfers ......................................      1,290,849       2,735,614          (477,840)      2,507,619
                                                                 ---------       ---------         ---------       ---------
Increase in net assets from capital transactions ..........      5,061,830       4,571,956         3,354,391       7,064,638
                                                                 ---------       ---------         ---------       ---------
Increase in net assets ....................................      7,263,319       4,718,267         3,982,827       6,951,940
Net assets at beginning of period .........................      4,718,267              --         6,951,940              --
                                                                 ---------       ---------         ---------       ---------
Net assets at end of period ...............................    $11,981,586       4,718,267        10,934,767       6,951,940
                                                                ==========       =========        ==========       =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                    JANUS ASPEN SERIES
                                      -----------------------------------------------
                                                AGGRESSIVE GROWTH PORTFOLIO
                                      -----------------------------------------------
                                                  YEAR ENDED DECEMBER 31,
                                            1998             1997           1996
                                      ---------------- --------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income
   (expense) ........................   $ (1,431,833)     (1,187,720)      (124,804)
 Net realized gain ..................     11,413,034       6,675,700      3,422,984
 Unrealized appreciation on
   investments ......................     24,333,274       5,540,954        109,555
                                        ------------      ----------      ---------
 Increase in net assets from
   operations .......................     34,314,475      11,028,934      3,407,735
                                        ------------      ----------      ---------
Increase in net assets from
 operations .........................
From capital transactions:
 Net premiums .......................      4,886,885      11,681,150     17,880,226
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ...................       (815,476)       (427,386)      (394,284)
   Surrenders .......................     (5,681,643)     (2,997,601)    (2,851,517)
   Administrative expense
    (note 3) ........................       (120,730)       (120,078)      (112,813)
   Transfer gain (loss) and
    transfer fees ...................       (352,260)        (19,458)       (40,003)
 Transfers (to) from the
   Guarantee Account
   (note 1) .........................      4,693,626       4,987,441      3,328,781
 Interfund transfers ................     (8,460,504)     (2,281,417)     8,025,078
                                        ------------      ----------     ----------
Increase (decrease) in net assets
 from capital transactions ..........     (5,850,102)     10,822,651     25,835,468
                                        ------------      ----------     ----------
Increase in net assets ..............     28,464,373      21,851,585     29,243,203
Net assets at beginning of year......    105,815,122      83,963,537     54,720,334
                                        ------------      ----------     ----------
Net assets at end of year ...........   $134,279,495     105,815,122     83,963,537
                                        ============     ===========     ==========



                                                    JANUS ASPEN SERIES
                                      ----------------------------------------------
                                                     GROWTH PORTFOLIO
                                      ----------------------------------------------
                                                 YEAR ENDED DECEMBER 31,
                                            1998            1997           1996
                                      --------------- --------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income
   (expense) ........................    13,670,171       3,288,014      1,820,512
 Net realized gain ..................    11,096,226       9,346,395      4,286,543
 Unrealized appreciation on
   investments ......................    56,452,101      23,212,981     11,457,707
                                         ----------      ----------     ----------
 Increase in net assets from
   operations .......................    81,218,498      35,847,390     17,564,762
                                         ----------      ----------     ----------
Increase in net assets from
 operations .........................
From capital transactions:
 Net premiums .......................    19,968,429      30,338,859     35,456,497
 Transfers (to) from the
   general account of Life of
   Virginia:
   Death benefits ...................    (1,360,596)     (1,849,634)      (483,092)
   Surrenders .......................   (11,799,421)     (9,041,380)    (3,747,509)
   Administrative expense
    (note 3) ........................      (317,146)       (280,500)      (199,595)
   Transfer gain (loss) and
    transfer fees ...................      (691,664)       (152,642)      (208,664)
 Transfers (to) from the
   Guarantee Account
   (note 1) .........................    19,406,972      16,216,500      7,027,293
 Interfund transfers ................     3,890,833       1,293,752     11,381,396
                                        -----------      ----------     ----------
Increase (decrease) in net assets
 from capital transactions ..........    29,097,407      36,524,955     49,226,326
                                        -----------      ----------     ----------
Increase in net assets ..............   110,315,905      72,372,345     66,791,088
Net assets at beginning of year......   224,068,917     151,696,572     84,905,484
                                        -----------     -----------     ----------
Net assets at end of year ...........   334,384,822     224,068,917    151,696,572
                                        ===========     ===========    ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                                  JANUS ASPEN SERIES (CONTINUED)
                                                                        --------------------------------------------------
                                                                                    WORLDWIDE GROWTH PORTFOLIO
                                                                        --------------------------------------------------
                                                                                     YEAR ENDED DECEMBER 31,
                                                                              1998              1997             1996
                                                                        ---------------   ---------------   --------------
Increase (decrease) in net assets
From operations:
 Net investment income (expense) ....................................       11,456,841          834,801          676,021
 Net realized gain ..................................................       46,111,510       11,585,008        5,069,677
 Unrealized appreciation on investments .............................       41,481,543       32,530,512       18,944,795
                                                                            ----------       ----------       ----------
   Increase in net assets from operations ...........................       99,049,894       44,950,321       24,690,493
                                                                            ----------       ----------       ----------
Increase in net assets from operations ..............................
From capital transactions:
 Net premiums .......................................................       44,526,187       77,908,754       45,862,046
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...................................................       (1,373,901)        (916,155)        (407,146)
   Surrenders .......................................................      (19,617,340)      (9,754,795)      (2,394,900)
   Administrative expense (note 3) ..................................         (469,515)        (346,218)        (172,873)
   Transfer gain (loss) and transfer fees ...........................          125,152         (116,774)        (183,599)
 Transfers (to) from the Guarantee Account (note 1) .................       41,574,483       30,845,279        8,313,366
 Interfund transfers ................................................         (124,706)      25,144,972       42,049,450
                                                                           -----------       ----------       ----------
Increase (decrease) in net assets from capital transactions .........       64,640,360      122,765,063       93,066,344
                                                                           -----------      -----------       ----------
Increase in net assets ..............................................      163,690,254      167,715,384      117,756,837
Net assets at beginning of year .....................................      345,126,082      177,410,698       59,653,861
                                                                           -----------      -----------      -----------
Net assets at end of year ...........................................    $ 508,816,336      345,126,082      177,410,698
                                                                         =============      ===========      ===========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                   JANUS ASPEN SERIES (CONTINUED)
                                            ---------------------------------------------
                                                         BALANCED PORTFOLIO
                                            ---------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                                  1998           1997           1996
                                            --------------- -------------- --------------
Increase (decrease) in net assets
From operations:
 Net investment income (expense) ..........  $  3,905,178        931,355        170,096
 Net realized gain ........................     3,053,389      1,239,519        122,576
 Unrealized appreciation on
   investments ............................    28,743,051      4,013,343        920,620
                                             ------------      ---------        -------
Increase in net assets from operations.....    35,701,618      6,184,217      1,213,292
                                             ------------      ---------      ---------
 Net premiums .............................    24,644,401     15,654,806      8,643,527
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .........................      (857,556)       (98,529)       (37,496)
   Surrenders .............................    (9,165,787)    (1,560,191)      (271,087)
   Administrative expense (note 3) ........      (138,515)       (34,113)        (7,301)
   Transfer gain (loss) and transfer
    fees ..................................     1,031,515        (11,920)         5,413
 Transfer (to) from the Guarantee
   Account (note 1) .......................    24,485,481      6,551,408      1,091,622
 Interfund transfers ......................    21,236,757     34,492,843      3,850,513
                                             ------------     ----------      ---------
Increase in net assets from capital
 transactions .............................    61,236,296     54,994,304     13,275,191
                                             ------------     ----------     ----------
Increase in net assets ....................    96,937,914     61,178,521     14,488,483
Net assets at beginning of period .........    77,638,235     16,459,714      1,971,231
                                             ------------     ----------     ----------
                                             $174,576,149     77,638,235     16,459,714
                                             ============     ==========     ==========



                                                  JANUS ASPEN SERIES (CONTINUED)
                                            ------------------------------------------
                                                    FLEXIBLE INCOME PORTFOLIO
                                            ------------------------------------------
                                                     YEAR ENDED DECEMBER 31,
                                                 1998           1997          1996
                                            -------------- -------------- ------------
Increase (decrease) in net assets
From operations:
 Net investment income (expense) ..........    1,325,347        578,869      248,378
 Net realized gain ........................      222,001         86,470        4,524
 Unrealized appreciation on
   investments ............................       30,008        269,390       68,898
                                               ---------        -------      -------
Increase in net assets from operations.....    1,577,356        934,729      321,800
                                               ---------        -------      -------
 Net premiums .............................    4,066,867      3,465,715    2,591,080
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .........................      (36,188)       (55,866)          --
   Surrenders .............................     (813,459)      (425,891)     (29,518)
   Administrative expense (note 3) ........      (21,644)        (8,897)      (2,717)
   Transfer gain (loss) and transfer
    fees ..................................      453,024          1,786         (413)
 Transfer (to) from the Guarantee
   Account (note 1) .......................    7,043,148      3,010,637      345,536
 Interfund transfers ......................    6,439,490      2,406,219      992,086
                                               ---------      ---------    ---------
Increase in net assets from capital
 transactions .............................   17,131,238      8,393,703    3,896,054
                                              ----------      ---------    ---------
Increase in net assets ....................   18,708,594      9,328,432    4,217,854
Net assets at beginning of period .........   14,336,751      5,008,319      790,465
                                              ----------      ---------    ---------
                                              33,045,345     14,336,751    5,008,319
                                              ==========     ==========    =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                                            JANUS ASPEN SERIES (CONTINUED)
                                                      --------------------------------------------------------------------------
                                                                                                              CAPITAL
                                                             INTERNATIONAL GROWTH PORTFOLIO            APPRECIATION PORTFOLIO
                                                      --------------------------------------------- ----------------------------
                                                                                       PERIOD FROM                  PERIOD FROM
                                                                                         MAY 3,          YEAR          MAY 2,
                                                                                         1996 TO         ENDED        1997 TO
                                                          YEAR ENDED DECEMBER 31      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                            1998           1997           1996           1998           1997
                                                      --------------- -------------- -------------- -------------- -------------
Increase (decrease) in net assets
From operations:
 Net investment income (expense) ....................  $    453,555       (167,651)         9,055       (129,163)       (1,544)
 Net realized gain ..................................     7,205,182      3,329,942        187,391        336,728        31,894
 Unrealized appreciation on investments .............     1,486,427      1,235,644        586,615      7,532,890        12,182
                                                       ------------      ---------        -------      ---------        ------
 Increase in net assets from operations .............     9,145,164      4,397,935        783,061      7,740,455        42,532
                                                       ------------      ---------        -------      ---------        ------
 Net premiums .......................................     7,538,624     19,031,016      4,654,797      8,764,540       720,613
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...................................      (372,667)      (197,552)            --        (52,380)           --
   Surrenders .......................................    (2,368,354)    (1,293,141)       (51,116)      (765,563)      (37,177)
   Administrative expense (note 3) ..................       (70,684)       (39,068)        (3,441)       (11,745)         (826)
   Transfer gain (loss) and transfer fees ...........        74,891         24,476          3,766        485,206       (33,752)
 Transfer (to) from the Guarantee Account
   (note 1) .........................................    10,288,178      8,279,728        935,954      4,797,081       446,414
 Interfund transfers ................................    (1,419,705)    10,950,154      7,189,157     15,456,302     1,531,771
                                                       ------------     ----------      ---------     ----------     ---------
Increase in net assets from capital transactions ....    13,670,283     36,755,613     12,729,117     28,673,441     2,627,043
                                                       ------------     ----------     ----------     ----------     ---------
Increase in net assets ..............................    22,815,447     41,153,548     13,512,178     36,413,896     2,669,575
Net assets at beginning of period ...................    54,665,726     13,512,178             --      2,669,575            --
                                                       ------------     ----------     ----------     ----------     ---------
                                                       $ 77,481,173     54,665,726     13,512,178     39,083,471     2,669,575
                                                       ============     ==========     ==========     ==========     =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                               DECEMBER 31, 1998



                                                               GOLDMAN SACHS                      SALOMON BROTHERS
                                                            VARIABLE INSURANCE                     VARIABLE SERIES
                                                                TRUST FUND                              FUND
                                                       ----------------------------- -------------------------------------------
                                                         GROWTH AND       MID CAP       STRATEGIC                      TOTAL
                                                           INCOME         EQUITY          BOND         INVESTORS       RETURN
                                                            FUND           FUND           FUND           FUND           FUND
                                                       -------------- -------------- -------------- -------------- -------------
                                                         PERIOD FROM    PERIOD FROM    PERIOD FROM    PERIOD FROM   PERIOD FROM
                                                           MAY 12,        MAY 8,       OCTOBER 22,   NOVEMBER 27,   OCTOBER 30,
                                                           1998 TO        1998 TO        1998 TO        1998 TO       1998 TO
                                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                            1998           1998           1998           1998           1998
                                                       -------------- -------------- -------------- -------------- -------------
Increase (decrease) in net assets
From operations:
 Net investment income ...............................   $   20,010        12,176         5,857            40           5,798
 Net realized gain (loss) ............................      (32,043)      (72,641)          322            --               1
 Unrealized appreciation (depreciation) on
   investments .......................................       40,081        12,789        (4,823)          321          (2,958)
                                                         ----------       -------        ------           ----         ------
Increase (decrease) in net assets from operations.....       28,048       (47,676)        1,356           361           2,841
                                                         ----------       -------        ------           ----         ------
From capital transactions:
 Net premiums ........................................    1,873,044     1,653,452        19,355         9,900         168,401
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ....................................
   Surrenders ........................................      (42,593)      (42,773)           --            --             (16)
   Administrative expense (note 3) ...................         (447)         (527)          (17)             (3)           --
   Transfer gain (loss) and transfer fees ............       89,687       (48,872)          (48)          123             140
 Transfer (to) from the Guarantee Account
   (note 1) ..........................................    1,085,095     1,327,515        14,903           606          14,269
 Interfund transfers .................................    1,229,734       782,072        96,473            --         158,086
                                                         ----------     ---------        ------         -------       -------
Increase in net assets from capital transactions .....    4,234,520     3,670,867       130,666         10,626        340,880
                                                         ----------     ---------       -------         -------       -------
Increase in net assets ...............................    4,262,568     3,623,191       132,022         10,987        343,721
Net assets at beginning of period ....................           --            --            --            --              --
                                                         ----------     ---------       -------         -------       -------
Net assets at end of period ..........................   $4,262,568     3,623,191       132,022         10,987        343,721
                                                         ==========     =========       =======         =======       =======

                See accompanying notes to financial statements.

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


(1) DESCRIPTION OF ENTITY

     Life of Virginia Separate Account 4 is a separate investment account established in 1987 by The Life Insurance Company of Virginia (Life of Virginia) under the laws of the Commonwealth of Virginia. The Account operates as a unit investment trust under the Investment Company Act of 1940. The Account is used to fund certain benefits for flexible premium variable deferred annuity life insurance policies issued by Life of Virginia. The Life Insurance Company of Virginia is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. Eighty percent of the capital stock of Life of Virginia is owned by General Electric Capital Assurance Company. The remaining 20% is owned by GE Financial Assurance Holdings, Inc. General Electric Capital Assurance Company and GE Financial Assurance Holdings, Inc. are indirect, wholly-owned subsidiaries of General Electric Capital ("GE Capital"). GE Capital, a diversified financial services company, is a wholly-owned subsidiary of General Electric Company (GE), a New York corporation. Prior to April 1, 1996, Life of Virginia was an indirect wholly-owned subsidiary of Aon Corporation (Aon).

     In October 1998, three new investment subdivisions were added to the Account for both Type I and Type II policies (see note 2). The Investors Fund, Strategic Bond Fund, and the Total Return Fund each invest solely in a designated portfolio of the Salomon Brothers Variable Series Fund. All designated portfolios described above are series type mutual funds.

     In May 1998, three new investment subdivisions were added to the Account, for both Type I and Type II policies. The U.S. Equity Fund invests solely in a designated portfolio of the GE Investments Funds, Inc. The Mid Cap Equity and Growth and Income Funds each invest solely in a designated portfolio of the Goldman Sachs Variable Insurance Trust Fund. All designated portfolios described above are series type mutual funds.

     In May 1997, seven new investment subdivisions were added to the Account, for both Type I and II policies. The Growth & Income Portfolio and Growth Opportunities Portfolio each invest solely in a designated portfolio of the Variable Insurance Products Fund III. The Global Income Fund and the Value Equity Fund each invest solely in a designated portfolio of the GE Investments Funds, Inc. The Capital Appreciation Portfolio invests solely in a designated portfolio of the Janus Aspen Series. The Growth II Portfolio and the Large Cap Growth Portfolio each invest solely in a designated portfolio of the PBHG Insurance Series Fund. All designated portfolios described above are series type mutual funds.

     On December 12, 1997, the Account added the GE Investments Funds, Inc. -- Income Fund as a new investment subdivision and made the following substitutions of shares held by the investment subdivisions:



BEFORE THE SUBSTITUTION                               AFTER THE SUBSTITUTION
   Shares of Money Market Portfolio -- Variable       Shares of Money Market Fund -- GE Investments
   Insurance Products Fund                            Funds, Inc.
   Shares of Money Fund -- Oppenheimer Variable       Shares of Money Market Fund -- GE Investments
   Account Funds                                      Funds, Inc.
   Shares of Bond Portfolio -- Neuberger & Berman     Shares of Income Fund -- GE Investments Funds, Inc.
   Advisers Management Trust
   Shares of High Income Portfolio -- Variable        Shares of High Income Fund -- Oppenheimer Variable
   Insurance Products Fund                            Account Funds
   Shares of Growth Portfolio -- Neuberger & Berman   Shares of Growth Portfolio -- Variable Insurance
   Advisers Management Trust                          Products Fund
   Shares of Balanced Portfolio -- Neuberger &        Shares of Balanced Portfolio -- Janus Aspen Series
   Berman Advisers Management Trust

     The foregoing substitutions were carried out pursuant to an order of the Securities and Exchange Commission (Commission) issued on December 11, 1997, with the approval of any necessary department of insurance. The effect of such a share substitution was to replace certain portfolios of Variable Insurance Products Fund, Oppenheimer Variable Account Funds, GE Investments Funds, Inc., and Neuberger & Berman Advisers Management Trust with those of GE Investments Funds, Inc., Oppenheimer Variable Account Funds, Variable Insurance Products Fund, and Janus Aspen Series.

     In May 1996, two new investment subdivisions were added to the Account, for both Type I and II policies. One of these subdivisions, the International Growth Portfolio, invests solely in a designated portfolio of the Janus Aspen Series, a

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(1) DESCRIPTION OF ENTITY -- Continued

series type mutual fund. The other new subdivision, the American Leaders Fund II, invests solely in a designated portfolio of the Federated Investors Insurance Series, a series type mutual fund.

     Policyowners may transfer cash values between the Account's portfolios and the Guarantee Account that is part of the general account of Life of Virginia. Amounts transferred to the Guarantee Account earn interest at the interest rate in effect at the time of such transfer and remain in effect for one year, after which a new rate may be declared.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) UNIT CLASSES

     There are two unit classes included in the Account. Type I units are sold under policy form P1140 and P1141. Type II units are sold under policy forms P1142, P1142N and P1143. Type II unit sales began in the third quarter of 1994. Effective on or after February 2, 1999 Type III units will be sold under policy form P1152.


     (B) INVESTMENTS

     Investments are stated at fair value which is based on the underlying net asset value per share of the respective portfolios or funds. Purchases and sales of investments are recorded on the trade date and income distributions are recorded on the ex-dividend date. Realized gains and losses on investments are determined on the average cost basis. The units and unit values are disclosed as of the last business day in the applicable year or period.

     The aggregate cost of investments acquired and the aggregate proceeds of investments sold, for the year or period ended December 31, 1998 were:


                                           COST OF         PROCEEDS
                                           SHARES            FROM
FUND/PORTFOLIO                            ACQUIRED        SHARES SOLD
------------------------------------- ---------------- ----------------
 GE Investment Funds, Inc.:
  S&P 500 Index .....................  $  193,261,666      83,496,621
  Money Market ......................   1,701,557,815   1,613,202,928
  Total Return ......................      26,506,347      10,123,616
  International Equity ..............      18,787,547      16,652,515
  Real Estate Securities ............      23,523,854      15,842,661
  Global Income .....................       5,328,295       1,861,939
  Value Equity ......................      36,535,340      13,367,625
  Income ............................      22,275,922      10,257,184
  U.S. Equity .......................       2,590,882         619,346
 Oppenheimer Variable Account Funds:
  Bond ..............................      39,193,414      18,132,323
  Capital Appreciation ..............     210,297,462     219,809,641
  Growth ............................     181,186,893     150,922,416
  High Income .......................      83,189,744      59,635,187
  Multiple Strategies ...............      26,261,850      18,472,877
 Variable Insurance Products Fund:
  Equity-Income .....................     313,726,699     264,067,806
  Growth ............................     108,443,495      81,040,342
  Overseas ..........................     438,953,070     443,302,750
 Variable Insurance Products Fund II:
  Asset Manager .....................     113,236,992     104,285,552
  Contrafund ........................     117,285,371      77,197,982

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                  COST OF       PROCEEDS
                                                  SHARES          FROM
FUND/PORTFOLIO                                   ACQUIRED      SHARES SOLD
--------------------------------------------- -------------- --------------
 Variable Insurance Products Fund III:
  Growth & Income ...........................  $ 50,925,747     18,711,891
  Growth Opportunities ......................    37,316,604      8,146,041
 Federated Insurance Series:
  American Leaders Fund II ..................    54,772,449     20,590,197
  High Income Bond Fund II ..................    58,149,198     41,800,853
  Utility Fund II ...........................    24,432,674     11,930,573
 The Alger American Fund:
  Small Cap .................................   201,507,490    183,477,163
  Growth ....................................    71,107,311     36,713,398
 PBHG Insurance Series Fund, Inc.:
  PBHG Large Cap Growth .....................     9,540,607      4,578,565
  PBHG Growth II ............................     9,729,001      6,287,519
 Janus Aspen Series:
  Aggressive Growth .........................    84,770,544     91,715,895
  Growth ....................................    93,618,465     50,237,631
  Worldwide Growth ..........................   300,106,080    221,933,327
  Balanced ..................................    93,484,668     29,012,283
  Flexible Income ...........................    27,608,056      9,290,765
  International Growth ......................   173,185,303    162,321,859
  Capital Appreciation ......................    38,542,550     10,997,547
 Goldman Sachs Variable Insurance Trust Fund:
  Growth and Income .........................     4,676,147        481,640
  Mid Cap Equity ............................     5,145,437      1,409,093
 Salomon Brothers Variable Series Fund:
  Strategic Bond ............................       210,700         80,107
  Investors .................................        10,629              3
  Total Return ..............................       341,040            171

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued


     (C) CAPITAL TRANSACTIONS

     The increase (decrease) in outstanding units for Type I and Type II from capital transactions for the years or periods ended December 31, 1998, 1997 and 1996 are as follows:



                                                                                 GE INVESTMENTS FUNDS, INC.
                                                            ---------------------------------------------------------------------
                                                               S&P 500     GOVERNMENT       MONEY         TOTAL     INTERNATIONAL
                                                                INDEX      SECURITIES       MARKET        RETURN       EQUITY
                                                                 FUND         FUND           FUND          FUND         FUND
TYPE I UNITS                                                ------------- ------------ --------------- ----------- --------------
Units outstanding at December 31, 1995 ....................     479,021      428,950         893,974     745,501       115,562
                                                                -------      -------         -------     -------       -------
 Net premiums .............................................      34,082       36,100         706,581      33,745        22,527
 Transfers (to) from the general account of Life
   of Virginia:
   Death benefits .........................................      (1,231)        (163)        (16,043)     (6,096)           --
   Surrenders .............................................     (22,370)     (25,884)       (412,885)    (31,853)       (5,008)
   Administrative expenses ................................      (1,347)      (1,204)         (4,925)     (2,175)         (446)
 Transfers (to)/from the Guarantee Account ................      37,400        4,534         358,505       1,905        22,249
 Interfund transfers ......................................      54,702       62,264       1,023,952     (32,962)       52,528
                                                                -------      -------       ---------     -------       -------
Net increase (decrease) in units from capital transactions      101,236       75,647       1,655,185     (37,436)       91,850
                                                                -------      -------       ---------     -------       -------
Units outstanding at December 31, 1996 ....................     580,257      504,597       2,549,159     708,065       207,412
                                                                -------      -------       ---------     -------       -------
 Net premiums .............................................      43,467        2,027         273,183      24,404         3,946
 Transfers (to) from the general account of Life
   of Virginia:
   Death benefits .........................................      (2,505)      (3,654)        (88,771)     (5,480)           --
   Surrenders .............................................     (34,875)     (27,521)       (773,658)    (56,645)      (12,742)
   Administrative expenses ................................      (1,886)        (938)         (6,382)     (1,805)         (522)
 Transfers (to)/from the Guarantee Account ................      41,669        9,540         304,035       5,882        18,965
 Interfund transfers ......................................     292,720     (484,051)      1,254,694     (42,593)      (35,529)
                                                                -------     --------       ---------     -------       -------
Net increase (decrease) in units from capital transactions      338,590     (504,597)        963,101     (76,237)      (25,882)
                                                                -------     --------       ---------     -------       -------
Units outstanding at December 31, 1997 ....................     918,847           --       3,512,260     631,828       181,530
                                                                -------     --------       ---------     -------       -------
 Net premiums .............................................      43,692           --       3,088,601       8,156        37,608
 Transfers (to) from the general account of Life
   of Virginia:
   Death benefits .........................................      (4,853)          --         (89,832)     (2,466)         (463)
   Surrenders .............................................     (75,788)          --      (2,689,646)    (56,739)      (24,253)
   Cost of insurance ......................................      (2,222)          --         (13,914)     (1,299)         (767)
 Transfers (to) from the Guarantee Account ................      44,702           --         269,329       8,553        14,103
 Interfund transfers ......................................     172,435           --       1,145,551      (3,122)      (46,225)
                                                                -------     --------      ----------     -------       -------
Net increase (decrease) in units from capital transactions      177,966           --       1,710,089     (46,917)      (19,997)
                                                                -------     --------      ----------     -------       -------
Units outstanding at December 31, 1998 ....................   1,096,813           --       5,222,349     584,911       161,533
                                                              =========     ========      ==========     =======       =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                          GE INVESTMENTS FUNDS, INC. (CONTINUED)
                                                              ---------------------------------------------------------------
                                                               REAL ESTATE    GLOBAL                                   U.S.
                                                                SECURITIES    INCOME    VALUE EQUITY      INCOME      EQUITY
                                                                   FUND        FUND         FUND           FUND        FUND
TYPE I UNITS                                                  ------------- ---------- -------------- ------------- ---------
Units outstanding at December 31, 1995 ......................      23,643         --            --             --        --
                                                                   ------         --            --             --        --
 Net premiums ...............................................      14,587         --            --             --        --
 Transfers (to) from the general account of Life of Virginia:
   Death benefits ...........................................          --         --            --             --        --
   Surrenders ...............................................      (1,361)        --            --             --        --
   Administrative expenses ..................................        (192)        --            --             --        --
 Transfers (to)/from the Guarantee Account ..................      21,124         --            --             --        --
 Interfund transfers ........................................     147,118         --            --             --        --
                                                                  -------         --            --             --        --
Net increase (decrease) in units from capital transactions ..     181,276         --            --             --        --
                                                                  -------         --            --             --        --
Units outstanding at December 31, 1996 ......................     204,919         --            --             --        --
                                                                  -------         --            --             --        --
 Net premiums ...............................................      27,070        392        11,097            595        --
 Transfers (to) from the general account of Life of Virginia:
   Death benefits ...........................................          --         --            --             --        --
   Surrenders ...............................................     (14,199)       (72)         (731)        (5,500)       --
   Administrative expenses ..................................        (719)       (12)         (128)          (199)       --
 Transfers (to)/from the Guarantee Account ..................      26,266      3,303        12,467             --        --
 Interfund transfers ........................................     110,113      9,339       154,506      1,300,742        --
                                                                  -------      -----       -------      ---------        --
Net increase (decrease) in units from capital transactions ..     148,531     12,950       177,211      1,295,638        --
                                                                  -------     ------       -------      ---------        --
Units outstanding at December 31, 1997 ......................     353,450     12,950       177,211      1,295,638        --
                                                                  -------     ------       -------      ---------        --
 Net premiums ...............................................     139,356      3,542        73,340         14,672     2,951
 Transfers (to) from the general account of Life of Virginia:
   Death benefits ...........................................      (1,816)        --          (261)        (5,419)       --
   Surrenders ...............................................     (85,757)    (3,547)      (33,659)       (93,554)      (67)
   Cost of insurance ........................................      (3,200)       (80)       (1,036)        (1,780)      (24)
 Transfers (to) from the Guarantee Account ..................     112,800      8,901        54,595         34,085       660
 Interfund transfers ........................................    (198,141)    24,866       115,186         89,003    22,607
                                                                 --------     ------       -------      ---------    ------
Net increase (decrease) in units from capital transactions ..     (36,758)    33,682       208,165         37,007    26,127
                                                                 --------     ------       -------      ---------    ------
Units outstanding at December 31, 1998 ......................     316,692     46,632       385,376      1,332,645    26,127
                                                                 ========     ======       =======      =========    ======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                     OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                  ----------------------------------------
                                                                                CAPITAL
                                                      MONEY        BOND      APPRECIATION
                                                      FUND         FUND          FUND
TYPE I UNITS                                      ------------ ------------ --------------
Units outstanding at December 31, 1995 ..........    282,462      952,700     2,647,993
                                                     -------      -------     ---------
 Net premiums ...................................         --       (4,744)     (181,755)
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................     (1,782)       2,016        44,441
   Surrenders ...................................    (16,283)       7,728       332,700
   Administrative expenses ......................       (531)         407        14,718
 Transfers (to)/from the Guarantee Account ......     (4,896)      (7,110)     (185,173)
 Interfund transfers ............................    (96,465)      (9,728)       53,131
                                                     -------      -------     ---------
Net increase (decrease) in units from capital
 transactions ...................................   (119,957)     (11,431)       78,062
                                                    --------      -------     ---------
Units outstanding at December 31, 1996 ..........    162,505      941,269     2,726,055
                                                    --------      -------     ---------
 Net premiums ...................................         --       12,729        48,378
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................         --       (4,708)       (2,476)
   Surrenders ...................................         --     (114,775)     (146,760)
   Administrative expenses ......................       (298)      (2,868)       (6,721)
 Transfers (to)/from the Guarantee Account ......         --       30,993        33,837
 Interfund transfers ............................   (156,841)      66,990       (60,894)
                                                    --------     --------     ---------
Net increase (decrease) in units from capital
 transactions ...................................   (157,139)     (11,639)     (134,636)
                                                    --------     --------     ---------
Units outstanding at December 31, 1997 ..........         --      929,630     2,591,419
                                                    --------     --------     ---------
 Net premiums ...................................                  74,703        19,338
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................         --      (15,395)       (5,238)
   Surrenders ...................................         --     (407,204)     (170,429)
   Cost of insurance ............................         --       (5,618)       (5,190)
 Transfers (to) from the Guarantee Account ......         --       81,767        15,924
 Interfund transfers ............................         --      257,976      (101,296)
                                                    --------     --------     ---------
Net increase (decrease) in units from capital
 transactions ...................................         --      (13,771)     (246,891)
                                                    --------     --------     ---------
Units outstanding at December 31, 1998 ..........         --      915,859     2,344,528
                                                    ========     ========     =========



                                                     OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                  -----------------------------------------
                                                                     HIGH        MULTIPLE
                                                      GROWTH        INCOME      STRATEGIES
                                                       FUND          FUND          FUND
TYPE I UNITS                                      ------------- ------------- -------------
Units outstanding at December 31, 1995 ..........     986,685     1,263,712     1,762,762
                                                      -------     ---------     ---------
 Net premiums ...................................     267,359        15,693        26,028
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................     (29,174)         (411)      (15,299)
   Surrenders ...................................    (364,042)      (23,047)      (88,160)
   Administrative expenses ......................     (16,121)       (1,163)       (4,615)
 Transfers (to)/from the Guarantee Account ......     105,286        13,792        26,304
 Interfund transfers ............................     240,629        89,651       (66,358)
                                                     --------     ---------     ---------
Net increase (decrease) in units from capital
 transactions ...................................     203,937        94,515      (122,100)
                                                     --------     ---------     ---------
Units outstanding at December 31, 1996 ..........   1,190,622     1,358,227     1,640,662
                                                    ---------     ---------     ---------
 Net premiums ...................................      50,650        44,846        26,455
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................      (1,990)       (6,846)       (7,589)
   Surrenders ...................................     (99,247)      (87,976)     (127,118)
   Administrative expenses ......................      (2,955)       (3,299)       (4,137)
 Transfers (to)/from the Guarantee Account ......      40,477        54,141        17,555
 Interfund transfers ............................     114,256       510,750         7,721
                                                    ---------     ---------     ---------
Net increase (decrease) in units from capital
 transactions ...................................     101,191       511,616       (87,113)
                                                    ---------     ---------     ---------
Units outstanding at December 31, 1997 ..........   1,291,813     1,869,843     1,553,549
                                                    ---------     ---------     ---------
 Net premiums ...................................      34,584        31,959        40,822
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................      (2,748)      (10,837)       (8,380)
   Surrenders ...................................    (110,751)     (182,095)     (161,263)
   Cost of insurance ............................      (2,659)       (4,385)       (3,584)
 Transfers (to) from the Guarantee Account ......      19,698        51,660        19,533
 Interfund transfers ............................     (56,877)      (97,711)      (96,211)
                                                    ---------     ---------     ---------
Net increase (decrease) in units from capital
 transactions ...................................    (118,753)     (211,409)     (209,083)
                                                    ---------     ---------     ---------
Units outstanding at December 31, 1998 ..........   1,173,060     1,658,434     1,344,466
                                                    =========     =========     =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                            VARIABLE INSURANCE PRODUCTS FUND
                                                        ------------------------------------------------------------------------
                                                             MONEY           HIGH
                                                             MARKET         INCOME     EQUITY-INCOME      GROWTH      OVERSEAS
                                                           PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO     PORTFOLIO
TYPE I UNITS                                            --------------- ------------- --------------- ------------- ------------
Units outstanding at December 31, 1995 ................     2,433,065       958,295      6,942,107      5,187,186    4,508,746
                                                            ---------       -------      ---------      ---------    ---------
 Net premiums .........................................         8,114       (11,013)       209,607        133,676      102,472
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .....................................       (26,867)           --        (39,084)       (25,152)     (17,537)
   Surrenders .........................................      (136,342)      (64,247)      (314,228)      (232,300)    (188,428)
   Administrative expenses ............................        (4,247)       (2,193)       (16,695)       (13,593)     (11,116)
 Transfers (to)/from the Guarantee Account ............       (46,251)       (1,584)       129,570         60,757       48,453
 Interfund transfers ..................................    (1,024,299)     (147,328)       (63,823)      (278,909)    (373,467)
                                                           ----------      --------      ---------      ---------    ---------
Net increase (decrease) in units from capital
 transactions .........................................    (1,229,892)     (226,365)       (94,653)      (355,521)    (439,623)
                                                           ----------      --------      ---------      ---------    ---------
Units outstanding at December 31, 1996 ................     1,203,173       731,930      6,847,454      4,831,665    4,069,123
                                                           ----------      --------      ---------      ---------    ---------
 Net premiums .........................................        (2,769)           --        132,909         46,481       33,637
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .....................................        (3,458)       (2,224)       (25,251)       (14,556)     (15,035)
   Surrenders .........................................       (72,594)      (65,456)      (376,813)      (325,620)    (189,716)
   Administrative expenses ............................        (2,380)       (1,503)       (17,119)       (12,146)      (9,227)
 Transfers (to)/from the Guarantee Account ............        (1,822)         (257)        81,689         26,348       10,283
 Interfund transfers ..................................    (1,110,150)     (662,490)       (53,531)       (84,347)    (500,805)
                                                           ----------      --------      ---------      ---------    ---------
Net increase (decrease) in units from capital
 transactions .........................................    (1,193,173)     (731,930)      (258,116)      (363,840)    (670,863)
                                                           ----------      --------      ---------      ---------    ---------
Units outstanding at December 31, 1997 ................            --            --      6,589,338      4,467,825    3,398,260
                                                           ----------      --------      ---------      ---------    ---------
 Net premiums .........................................            --            --         92,608         28,017       20,092
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .....................................            --            --        (21,942)       (20,703)      (8,411)
   Surrenders .........................................            --            --       (584,254)      (406,572)    (201,390)
   Cost of insurance ..................................            --            --        (14,640)        (9,624)      (6,558)
 Transfers (to) from the Guarantee Account ............            --            --         51,832          6,585       16,016
 Interfund transfers ..................................            --            --       (359,182)       (96,107)    (404,695)
                                                           ----------      --------      ---------      ---------    ---------
Net increase (decrease) in units from capital
 transactions .........................................            --            --       (835,578)      (498,404)    (584,946)
                                                           ----------      --------      ---------      ---------    ---------
Units outstanding at December 31, 1998 ................            --            --      5,753,760      3,969,421    2,813,314
                                                           ==========      ========      =========      =========    =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                         VARIABLE INSURANCE PRODUCTS     VARIABLE INSURANCE PRODUCTS
                                                                   FUND II                         FUND III
                                                       -------------------------------   ----------------------------
                                                            ASSET                          GROWTH &        GROWTH
                                                           MANAGER         CONTRAFUND       INCOME      OPPORTUNITIES
                                                          PORTFOLIO        PORTFOLIO      PORTFOLIO       PORTFOLIO
TYPE I UNITS                                           ---------------   -------------   -----------   --------------
Units outstanding at December 31, 1995 .............      21,993,362       2,434,885            --              --
                                                          ----------       ---------            --              --
 Net premiums ......................................         164,394         191,853            --              --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................        (142,857)        (14,740)           --              --
   Surrenders ......................................      (1,189,857)       (156,723)           --              --
   Administrative expenses .........................         (60,017)         (7,215)           --              --
 Transfers (to)/from the Guarantee Account .........          (9,338)        168,994            --              --
 Interfund transfers ...............................      (1,775,712)        480,447            --              --
                                                          ----------       ---------            --              --
Net increase (decrease) in units from capital
 transactions ......................................      (3,013,387)        662,616            --              --
                                                          ----------       ---------            --              --
Units outstanding at December 31, 1996 .............      18,979,975       3,097,501            --              --
                                                          ----------       ---------            --              --
 Net premiums ......................................         152,156         110,477        41,831          30,072
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................         (89,850)         (9,932)           --              --
   Surrenders ......................................      (1,096,143)       (211,184)         (813)         (5,989)
   Administrative expenses .........................         (52,182)         (7,854)         (183)           (318)
 Transfers (to)/from the Guarantee Account .........          25,895         101,581        19,562          24,545
 Interfund transfers ...............................        (818,341)        215,612       233,932         293,107
                                                          ----------       ---------       -------         -------
Net increase (decrease) in units from capital
 transactions ......................................      (1,878,465)        198,700       294,329         341,417
                                                          ----------       ---------       -------         -------
Units outstanding at December 31, 1997 .............      17,101,510       3,296,201       294,329         341,417
                                                          ----------       ---------       -------         -------
 Net premiums ......................................          71,298          74,775        36,361          51,350
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................         (86,711)         (3,720)
   Surrenders ......................................      (1,581,072)       (275,339)      (33,956)        (51,341)
   Cost of insurance ...............................         (41,759)         (6,747)       (1,229)         (1,181)
 Transfers (to) from the Guarantee Account .........          16,975          48,507        44,357          39,391
 Interfund transfers ...............................        (645,083)        (51,589)      411,418         215,578
                                                          ----------       ---------       -------         -------
Net increase (decrease) in units from capital
 transactions ......................................      (2,266,352)       (214,113)      456,951         253,797
                                                          ----------       ---------       -------         -------
Units outstanding at December 31, 1998 .............      14,835,158       3,082,088       751,280         595,214
                                                          ==========       =========       =======         =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                  ADVISERS
                                                        MANAGEMENT TRUST (CONTINUED)
                                                 -------------------------------------------
                                                     BALANCED         BOND         GROWTH
                                                    PORTFOLIO      PORTFOLIO     PORTFOLIO
TYPE I UNITS                                     --------------- ------------- -------------
Units outstanding at December 31, 1995 .........     2,025,936       939,243       756,501
                                                     ---------       -------       -------
 Net premiums ..................................            --           692            --
 Transfers (to) from the general account
   of Life of Virginia:
   Death benefits ..............................       (13,542)         (625)       (7,106)
   Surrenders ..................................       (19,441)      (46,729)      (82,100)
   Administrative expenses .....................        (1,491)       (2,782)       (3,304)
 Transfers (to)/from the Guarantee
   Account .....................................        (6,661)       (1,863)       (1,563)
 Interfund transfers ...........................      (300,225)     (348,334)     (131,122)
                                                                    --------      --------
Net increase (decrease) in units from
 capital transactions ..........................      (341,360)     (399,641)     (225,195)
                                                                    --------      --------
Units outstanding at December 31, 1996 .........     1,684,576       539,602       531,306
                                                     ---------      --------      --------
 Net premiums ..................................          (343)          141           348
 Transfers (to) from the general account
   of Life of Virginia:
   Death benefits ..............................        (4,573)      (13,722)       (3,133)
   Surrenders ..................................      (131,590)      (27,704)      (10,160)
   Administrative expenses .....................        (3,702)       (1,043)       (1,125)
 Transfers (to)/from the Guarantee
   Account .....................................        (9,256)         (144)           --
 Interfund transfers ...........................     1,535,112)     (497,130)     (517,236)
                                                                    --------      --------
Net increase (decrease) in units from
 capital transactions ..........................    (1,684,576)     (539,602)     (531,306)
                                                                    --------      --------
Units outstanding at December 31, 1997 .........            --            --            --
                                                    ----------      --------      --------
 Net premiums ..................................            --            --            --
 Transfers (to) from the general account
   of Life of Virginia:
   Death benefits ..............................            --            --            --
   Surrenders ..................................            --            --            --
   Cost of insurance ...........................            --            --            --
 Transfers (to) from the Guarantee
   Account .....................................            --            --            --
 Interfund transfers ...........................            --            --            --
                                                    ----------      --------      --------
Net increase (decrease) in units from
 capital transactions ..........................            --            --            --
                                                    ----------      --------      --------
Units outstanding at December 31, 1998 .........            --            --            --
                                                    ==========      ========      ========



                                                           FEDERATED INVESTORS
                                                             INSURANCE SERIES
                                                 ----------------------------------------
                                                   AMERICAN
                                                   LEADERS         HIGH
                                                  PORTFOLIO       INCOME        UTILITY
                                                   FUND II    BONDS FUND II     FUND II
TYPE I UNITS                                     ----------- --------------- ------------
Units outstanding at December 31, 1995 .........        --        40,814        539,628
                                                        --        ------        -------
 Net premiums ..................................     6,132        11,997         34,892
 Transfers (to) from the general account
   of Life of Virginia:
   Death benefits ..............................        --        (1,489)       (13,689)
   Surrenders ..................................      (234)       (8,472)       (35,752)
   Administrative expenses .....................       (47)         (273)        (1,868)
 Transfers (to)/from the Guarantee
   Account .....................................     1,547        23,451         31,866
 Interfund transfers ...........................    68,264       145,478         (9,854)
                                                    ------       -------        -------
Net increase (decrease) in units from
 capital transactions ..........................    75,662       170,692          5,595
                                                    ------       -------        -------
Units outstanding at December 31, 1996 .........    75,662       211,506        545,223
                                                    ------       -------        -------
 Net premiums ..................................    35,396        49,848          7,670
 Transfers (to) from the general account
   of Life of Virginia:
   Death benefits ..............................        --          (469)          (853)
   Surrenders ..................................    (1,961)      (14,353)       (38,555)
   Administrative expenses .....................      (502)         (718)        (1,375)
 Transfers (to)/from the Guarantee
   Account .....................................    24,074        50,940          9,699
 Interfund transfers ...........................   228,950       159,370        (36,477)
                                                   -------       -------        -------
Net increase (decrease) in units from
 capital transactions ..........................   285,957       244,618        (59,891)
                                                   -------       -------        -------
Units outstanding at December 31, 1997 .........   361,619       456,124        485,332
                                                   -------       -------        -------
 Net premiums ..................................    49,226       (16,663)        (2,080)
 Transfers (to) from the general account
   of Life of Virginia:
   Death benefits ..............................        --         1,444            816
   Surrenders ..................................   (38,733)       22,376          6,445
   Cost of insurance ...........................    (1,089)          466            179
 Transfers (to) from the Guarantee
   Account .....................................    23,362       (25,648)        (2,909)
 Interfund transfers ...........................    86,081        33,576         (9,318)
                                                   -------       -------        -------
Net increase (decrease) in units from
 capital transactions ..........................   118,847        15,551         (6,867)
                                                   -------       -------        -------
Units outstanding at December 31, 1998 .........   480,466       471,675        478,465
                                                   =======       =======        =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                        ALGER AMERICAN
                                                 -----------------------------
                                                    SMALL CAP        GROWTH
                                                    PORTFOLIO      PORTFOLIO
TYPE I UNITS                                     --------------- -------------
Units outstanding at December 31, 1995 .........       405,791       261,225
                                                       -------       -------
 Net premiums ..................................       260,309       140,387
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ..............................       (10,458)           --
   Surrenders ..................................       (35,446)      (31,027)
   Administrative expenses .....................        (2,659)       (2,129)
 Transfers (to)/from the Guarantee Account .....       150,713       122,150
 Interfund transfers ...........................       571,403       700,068
                                                       -------       -------
Net increase (decrease) in units from capital
 transactions ..................................       933,862       929,449
                                                       -------       -------
Units outstanding at December 31, 1996 .........     1,339,653     1,190,674
                                                     ---------     ---------
 Net premiums ..................................       694,521        66,490
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ..............................       (42,319)       (2,907)
   Surrenders ..................................    (1,148,701)      (80,029)
   Administrative expenses .....................       (36,907)       (3,546)
 Transfers (to)/from the Guarantee Account .....       749,029         2,066
 Interfund transfers ...........................      (230,206)     (150,234)
                                                    ----------     ---------
Net increase (decrease) in units from capital
 transactions ..................................       (14,583)     (168,160)
                                                    ----------     ---------
Units outstanding at December 31, 1997 .........     1,325,070     1,022,514
                                                    ----------     ---------
 Net premiums ..................................       429,477        25,796
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ..............................          (384)       (6,748)
   Surrenders ..................................       (28,813)     (101,948)
   Cost of insurance ...........................        (1,249)       (2,260)
 Transfers (to) from the Guarantee Account .....        27,106        20,996
 Interfund transfers ...........................       (17,778)      203,074
                                                    ----------     ---------
Net increase (decrease) in units from capital
 transactions ..................................       408,359       138,910
                                                    ----------     ---------
Units outstanding at December 31, 1998 .........     1,733,429     1,161,424
                                                    ==========     =========



                                                     PBHG INSURANCE
                                                       SERIES FUND            JANUS ASPEN SERIES
                                                 ----------------------- -----------------------------
                                                  LARGE CAP                AGGRESSIVE
                                                    GROWTH    GROWTH II      GROWTH         GROWTH
                                                  PORTFOLIO   PORTFOLIO    PORTFOLIO      PORTFOLIO
TYPE I UNITS                                     ----------- ----------- ------------- ---------------
Units outstanding at December 31, 1995 .........        --          --     1,965,737       4,432,726
                                                        --          --     ---------       ---------
 Net premiums ..................................        --          --         1,581       1,661,740
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ..............................        --          --            --        (181,059)
   Surrenders ..................................        --          --          (429)     (2,320,448)
   Administrative expenses .....................        --          --           (22)       (113,310)
 Transfers (to)/from the Guarantee Account .....        --          --         1,256       1,066,999
 Interfund transfers ...........................        --          --         7,695         217,761
                                                        --          --     ---------      ----------
Net increase (decrease) in units from capital
 transactions ..................................        --          --        10,081         331,683
                                                        --          --     ---------      ----------
Units outstanding at December 31, 1996 .........        --          --     1,975,818       4,764,409
                                                        --          --     ---------      ----------
 Net premiums ..................................     1,019      17,111        55,368         109,351
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ..............................        --          --        (1,972)        (66,404)
   Surrenders ..................................       (92)        (49)      (87,614)       (321,901)
   Administrative expenses .....................       (32)       (101)       (4,772)        (11,195)
 Transfers (to)/from the Guarantee Account .....     2,432       1,623        29,407          64,006
 Interfund transfers ...........................    52,670      58,027      (148,659)        (32,501)
                                                    ------      ------     ---------      ----------
Net increase (decrease) in units from capital
 transactions ..................................    55,997      76,611      (158,242)       (258,644)
                                                    ------      ------     ---------      ----------
Units outstanding at December 31, 1997 .........    55,997      76,611     1,817,576       4,505,765
                                                    ------      ------     ---------      ----------
 Net premiums ..................................    12,832      43,391        16,545          85,570
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ..............................        --          --        (8,425)        (16,960)
   Surrenders ..................................   (13,525)     (2,223)     (137,584)       (306,115)
   Cost of insurance ...........................      (192)       (222)       (3,687)        (10,854)
 Transfers (to) from the Guarantee Account .....     8,053       7,385        13,161          60,329
 Interfund transfers ...........................    34,878      (2,510)     (145,916)        (10,306)
                                                   -------      ------     ---------      ----------
Net increase (decrease) in units from capital
 transactions ..................................    42,046      45,821      (265,906)       (198,336)
                                                   -------      ------     ---------      ----------
Units outstanding at December 31, 1998 .........    98,043     122,432     1,551,670       4,307,429
                                                   =======     =======     =========      ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                        JANUS ASPEN SERIES (CONTINUED)
                                                     ---------------------------------------------------------------------
                                                                                   FLEXIBLE   INTERNATIONAL     CAPITAL
                                                       WORLDWIDE      BALANCED      INCOME        GROWTH      APPRECIATION
                                                       PORTFOLIO     PORTFOLIO    PORTFOLIO     PORTFOLIO      PORTFOLIO
TYPE I UNITS                                         ------------- ------------- ----------- --------------- -------------
Units outstanding at December 31, 1995 .............   2,757,216       111,972      39,079             --            --
                                                       ---------       -------      ------             --            --
 Net premiums ......................................     880,684        49,343       4,021         34,924            --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................     (51,566)       (2,953)         --             --            --
   Surrenders ......................................    (739,842)      (15,986)     (1,075)        (1,689)           --
   Administrative expenses .........................     (48,025)       (1,541)       (194)          (301)           --
 Transfers (to)/from the Guarantee Account .........     455,640        26,519      11,223         37,626            --
 Interfund transfers ...............................     916,700       191,453      64,966        403,878            --
                                                       ---------       -------      ------        -------            --
Net increase (decrease) in units from capital
 transactions ......................................   1,413,591       246,835      78,941        474,438            --
                                                       ---------       -------      ------        -------            --
Units outstanding at December 31, 1996 .............   4,170,807       358,807     118,020        474,438            --
                                                       ---------       -------     -------        -------            --
 Net premiums ......................................     257,478        32,492       8,506         99,898         2,452
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................      (7,323)           --          --             --            --
   Surrenders ......................................    (229,991)      (34,024)    (17,779)       (40,170)       (1,327)
   Administrative expenses .........................     (12,079)       (1,430)       (403)        (2,200)          (58)
 Transfers (to)/from the Guarantee Account .........     148,276        55,427      78,205         64,693           344
 Interfund transfers ...............................     611,104     2,070,280      94,329        408,010        47,846
                                                       ---------     ---------     -------        -------        ------
Net increase (decrease) in units from capital
 transactions ......................................     767,465     2,122,745     162,858        530,231        49,257
                                                       ---------     ---------     -------        -------        ------
Units outstanding at December 31, 1997 .............   4,938,272     2,481,552     280,878      1,004,669        49,257
                                                       ---------     ---------     -------      ---------        ------
 Net premiums ......................................     235,218       127,113      37,137         55,993       124,428
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................     (17,077)      (16,246)     (1,939)        (2,564)           --
   Surrenders ......................................    (371,035)     (424,576)    (20,362)       (67,352)       (9,789)
   Cost of insurance ...............................     (11,204)       (6,797)       (928)        (2,002)         (416)
 Transfers (to) from the Guarantee Account .........      69,943       102,984      62,318         28,874        11,707
 Interfund transfers ...............................      50,630       652,003     195,121         35,806       331,630
                                                       ---------     ---------     -------      ---------       -------
Net increase (decrease) in units from capital
 transactions ......................................     (43,525)      434,481     271,347         48,755       457,560
                                                       ---------     ---------     -------      ---------       -------
Units outstanding at December 31, 1998 .............   4,894,747     2,916,033     552,225      1,053,424       506,817
                                                       =========     =========     =======      =========       =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                        GOLDMAN SACHS VARIABLE              SALOMON BROTHERS
                                                         INSURANCE TRUST FUND             VARIABLE SERIES FUND
                                                       -------------------------   -----------------------------------
                                                        GROWTH AND      MID CAP
                                                          INCOME        EQUITY      STRATEGIC     INVESTORS     TOTAL
                                                           FUND          FUND          FUND          FUND       RETURN
                                                       ------------   ----------   -----------   -----------   -------
TYPE I UNITS
Units outstanding at December 31, 1995 .............          --            --          --              --         --
                                                              --            --          ----            --         --
 Net premiums ......................................          --            --          --              --         --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................          --            --          --              --         --
   Surrenders ......................................          --            --          --              --         --
   Administrative expenses .........................          --            --          --              --         --
 Transfers (to)/from the Guarantee Account .........          --            --          --              --         --
 Interfund transfers ...............................          --            --          --              --         --
                                                              --            --          ----            --         --
Net increase (decrease) in units from capital
 transactions ......................................          --            --          --              --         --
                                                              --            --          ----            --         --
Units outstanding at December 31, 1996 .............          --            --          --              --         --
                                                              --            --          ----            --         --
 Net premiums ......................................          --            --          --              --         --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................          --            --          --              --         --
   Surrenders ......................................          --            --          --              --         --
   Administrative expenses .........................          --            --          --              --         --
 Transfers (to)/from the Guarantee Account .........          --            --          --              --         --
 Interfund transfers ...............................          --            --          --              --         --
                                                              --            --          ----            --         --
Net increase (decrease) in units from capital
 transactions ......................................          --            --          --              --         --
                                                              --            --          ----            --         --
Units outstanding at December 31, 1997 .............          --            --          --              --         --
                                                              --            --          ----            --         --
 Net premiums ......................................      10,233         2,260        1,927          42            --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ..................................          --            --          --              --         --
   Surrenders ......................................        (273)         (720)         --              --         --
   Cost of insurance ...............................         (43)          (49)           (2)           --         --
 Transfers (to) from the Guarantee Account .........      22,381         5,400          --              --         --
 Interfund transfers ...............................      20,352        71,158         874              --      6,299
                                                          ------        ------        ------            --      -----
Net increase (decrease) in units from capital
 transactions ......................................      52,650        78,049        2,799          42         6,299
                                                          ------        ------        ------         --         -----
Units outstanding at December 31, 1998 .............      52,650        78,049        2,799          42         6,299
                                                          ======        ======        ======         ==         =====

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                           GE INVESTMENTS FUNDS, INC.
                                                      ---------------------------------------------------------------------
                                                         S&P 500     GOVERNMENT       MONEY         TOTAL     INTERNATIONAL
                                                          INDEX      SECURITIES      MARKET        RETURN        EQUITY
                                                           FUND         FUND          FUND          FUND          FUND
                                                      ------------- ------------ -------------- ------------ --------------
TYPE II UNITS
Units outstanding at December 31, 1995 ..............     400,009      153,756      1,508,360      252,584        47,044
                                                          -------      -------      ---------      -------        ------
 Net premiums .......................................     647,438      194,563     10,719,294      345,169       204,787
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ...................................      (1,638)      (4,586)       (41,657)        (930)         (313)
   Surrenders .......................................     (17,183)      (4,362)      (189,358)     (11,361)       (4,056)
   Administrative expenses ..........................        (290)        (130)          (792)        (196)          (80)
 Transfers (to) from the Guarantee Account ..........      78,749        3,809        (49,295)      38,959        26,698
 Interfund transfers ................................     155,417      (66,854)    (8,053,173)      35,026        58,323
                                                          -------      -------     ----------      -------       -------
Net increase (decrease) in units from capital
 transactions .......................................     862,493      122,440      2,385,019      406,667       285,359
                                                          -------      -------     ----------      -------       -------
Units outstanding at December 31, 1996 ..............   1,262,502      276,196      3,893,379      659,251       332,403
                                                        ---------      -------     ----------      -------       -------
 Net premiums .......................................   1,106,640       58,332      7,321,970      188,455       143,803
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ...................................     (46,669)          --        (31,824)      (4,811)         (188)
   Surrenders .......................................     (61,683)     (10,472)      (497,702)     (40,510)      (16,180)
   Loans ............................................          --           --             --           --            --
   Administrative expenses ..........................      (1,001)        (115)        (2,877)        (508)         (358)
 Transfers (to) from the Guarantee Account ..........     376,140       37,807        406,500       93,000        69,865
 Interfund transfers ................................     389,211     (361,748)    (6,108,959)      33,268        85,065
                                                        ---------     --------     ----------      -------       -------
Net increase (decrease) in units from capital
 transactions .......................................   1,762,638     (276,196)     1,087,108      268,894       282,007
                                                        ---------     --------     ----------      -------       -------
Units outstanding at December 31, 1997 ..............   3,025,140           --      4,980,487      928,145       614,410
                                                        ---------     --------     ----------      -------       -------
 Net premiums .......................................   1,191,108           --      4,686,359      224,832        71,002
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits ...................................     (18,705)          --       (269,042)      (8,405)       (4,372)
   Surrenders .......................................    (199,459)          --     (1,083,395)     (46,133)      (38,542)
   Cost of insurance ................................      (2,313)          --         (4,489)        (698)         (803)
 Transfers (to) from the Guarantee Account ..........     878,507           --      1,448,793      291,977       130,273
 Interfund transfers ................................     313,281           --       (525,766)      35,416      (130,050)
                                                        ---------     --------     ----------      -------      --------
 Net increase (decrease) in units from capital
   transactions .....................................   2,162,419           --      4,252,460      496,989        27,508
                                                        ---------     --------     ----------      -------      --------
 Units outstanding at December 31, 1998 .............   5,187,559           --      9,232,947    1,425,134       641,918
                                                        =========     ========     ==========    =========      ========


                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                 GE INVESTMENT FUNDS, INC.
                                                                ---------------------------
                                                                 REAL ESTATE      GLOBAL
                                                                  SECURITIES      INCOME
                                                                     FUND          FUND
                                                                ------------- -------------
TYPE II UNITS
Units outstanding at December 31, 1995 ........................      34,477          --
                                                                     ------          ----
 Net premiums .................................................     214,051          --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................          --          --
   Surrenders .................................................      (1,826)         --
   Administrative expenses ....................................         (43)         --
 Transfers (to) from the Guarantee Account ....................      19,914          --
 Interfund transfers ..........................................     162,396          --
                                                                    -------          ----
Net increase (decrease) in units from capital transactions ....     394,492          --
                                                                    -------          ----
Units outstanding at December 31, 1996 ........................     428,969          --
                                                                    -------          ----
 Net premiums .................................................     604,427      19,022
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (1,092)         --
   Surrenders .................................................     (24,343)       (487)
   Loans ......................................................          --          --
   Administrative expenses ....................................        (445)           (8)
 Transfers (to) from the Guarantee Account ....................     236,279      19,733
 Interfund transfers ..........................................     234,452      41,030
                                                                    -------      --------
Net increase (decrease) in units from capital transactions ....   1,049,278      79,290
                                                                  ---------      --------
Units outstanding at December 31, 1997 ........................   1,478,247      79,290
                                                                  ---------      --------
 Net premiums .................................................     242,837      52,447
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (9,506)         --
   Surrenders .................................................     (44,578)     (2,877)
   Cost of insurance ..........................................      (1,006)        (81)
 Transfers (to) from the Guarantee Account ....................     346,955      83,494
 Interfund transfers ..........................................    (259,466)     73,722
                                                                  ---------      --------
 Net increase (decrease) in units from capital transactions ...     275,236      206,705
                                                                  ---------      --------
 Units outstanding at December 31, 1998 .......................   1,753,483      285,995
                                                                  =========      ========



                                                                       GE INVESTMENT FUNDS, INC.
                                                                ----------------------------------------
                                                                                                  US
                                                                 VALUE EQUITY      INCOME       EQUITY
                                                                     FUND           FUND         FUND
                                                                -------------- ------------- -----------
TYPE II UNITS
Units outstanding at December 31, 1995 ........................          --             --          --
                                                                         --             --          --
 Net premiums .................................................          --        162,212          --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................          --             --          --
   Surrenders .................................................          --             --          --
   Administrative expenses ....................................          --             --          --
 Transfers (to) from the Guarantee Account ....................          --             --          --
 Interfund transfers ..........................................          --             --          --
                                                                         --        -------          --
Net increase (decrease) in units from capital transactions ....          --             --          --
                                                                         --        -------          --
Units outstanding at December 31, 1996 ........................          --             --          --
                                                                         --        -------          --
 Net premiums .................................................     242,987          1,357          --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................        (153)            --          --
   Surrenders .................................................      (5,196)          (415)         --
   Loans ......................................................          --             --          --
   Administrative expenses ....................................         (28)           (42)         --
 Transfers (to) from the Guarantee Account ....................     146,978          5,210          --
 Interfund transfers ..........................................     346,028        897,139          --
                                                                    -------        -------          --
Net increase (decrease) in units from capital transactions ....     730,616        903,249          --
                                                                    -------        -------          --
Units outstanding at December 31, 1997 ........................     730,616        903,249          --
                                                                    -------        -------          --
 Net premiums .................................................     651,133        162,212      86,729
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (1,696)        (5,856)         --
   Surrenders .................................................    (104,573)       (49,209)       (787)
   Cost of insurance ..........................................        (689)          (703)        (16)
 Transfers (to) from the Guarantee Account ....................     607,675        345,204      51,261
 Interfund transfers ..........................................     257,534        529,843      43,108
                                                                   --------        -------      ------
 Net increase (decrease) in units from capital transactions ...   1,409,384        981,491     180,295
                                                                  ---------        -------     -------
 Units outstanding at December 31, 1998 .......................   2,140,000      1,884,740     180,295
                                                                  =========      =========     =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                  OPPENHEIMER VARIABLE ACCOUNT
                                                             FUNDS
                                                  ----------------------------
                                                       MONEY          BOND
                                                        FUND          FUND
                                                  --------------- ------------
TYPE II UNITS
Units outstanding at December 31, 1995 ..........     58,163         275,480
                                                      --------       -------
 Net premiums ...................................         70         307,614
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................         --          (3,625)
   Surrenders ...................................     (1,020)        (13,875)
   Administrative expenses ......................           (6)         (160)
 Transfers (to) from the Guarantee Account ......       (156)         32,015
 Interfund transfers ............................    (33,183)        109,648
                                                     ---------       -------
Net increase (decrease) in units from
 capital transactions ...........................    (34,295)        431,617
                                                     ---------       -------
Units outstanding at December 31, 1996 ..........     23,868         707,097
                                                     ---------       -------
 Net premiums ...................................         30         167,289
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................         --          (8,306)
   Surrenders ...................................       (202)        (30,599)
   Loans ........................................         --              --
   Administrative expenses ......................           (5)         (513)
 Transfers (to) from the Guarantee Account ......         --         156,266
 Interfund transfers ............................    (23,691)          2,783
                                                     ---------       -------
Net increase (decrease) in units from capital
 transactions ...................................    (23,868)        286,920
                                                     ---------       -------
Units outstanding at December 31, 1997 ..........         --         994,017
                                                     ---------       -------
 Net premiums ...................................         --         270,558
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................         --         (14,333)
   Surrenders ...................................         --         (74,631)
   Cost of insurance ............................         --            (785)
 Transfers (to) from the Guarantee Account ......         --         382,347
 Interfund transfers ............................         --         419,337
                                                     ---------       -------
Net increase (decrease) in units from capital
 transactions ...................................         --         982,493
                                                     ---------       -------
Units outstanding at December 31, 1998 ..........         --       1,976,510
                                                     =========     =========



                                                             OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                                  --------------------------------------------------------
                                                      CAPITAL                       HIGH        MULTIPLE
                                                   APPRECIATION      GROWTH        INCOME      STRATEGIES
                                                       FUND           FUND          FUND          FUND
                                                  -------------- ------------- ------------- -------------
TYPE II UNITS
Units outstanding at December 31, 1995 ..........     582,579        423,764       561,144       256,681
                                                      -------        -------       -------       -------
 Net premiums ...................................   1,152,800        440,344       922,316       383,300
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................     (23,778)        (2,446)      (14,183)       (3,190)
   Surrenders ...................................     (34,224)        (9,335)      (24,799)      (11,252)
   Administrative expenses ......................        (668)          (213)         (520)         (329)
 Transfers (to) from the Guarantee Account ......     169,506         50,413        94,808        45,770
 Interfund transfers ............................     275,079        189,075       176,989        77,022
                                                    ---------        -------       -------       -------
Net increase (decrease) in units from
 capital transactions ...........................   1,538,715        667,838     1,154,611       491,321
                                                    ---------        -------     ---------       -------
Units outstanding at December 31, 1996 ..........   2,121,294      1,091,602     1,715,755       748,002
                                                    ---------      ---------     ---------       -------
 Net premiums ...................................     713,649        880,279       703,696       349,189
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................     (10,958)        (8,211)      (16,328)       (5,971)
   Surrenders ...................................     (79,872)       (48,836)     (109,043)      (55,647)
   Loans ........................................          --             --            --            --
   Administrative expenses ......................      (1,748)          (951)       (1,245)         (701)
 Transfers (to) from the Guarantee Account ......     369,347        337,722       379,179       151,804
 Interfund transfers ............................      64,736        210,754       262,960        13,450
                                                    ---------      ---------     ---------       -------
Net increase (decrease) in units from capital
 transactions ...................................   1,055,154      1,370,757     1,219,219       452,124
                                                    ---------      ---------     ---------       -------
Units outstanding at December 31, 1997 ..........   3,176,448      2,462,359     2,934,974     1,200,126
                                                    ---------      ---------     ---------     ---------
 Net premiums ...................................     267,347        407,290       416,094       182,920
 Transfers (to) from the general account of
   Life of Virginia:
   Death benefits ...............................     (18,426)       (19,533)      (24,017)      (11,769)
   Surrenders ...................................    (147,815)      (120,149)     (177,425)      (74,629)
   Cost of insurance ............................      (2,506)        (1,908)       (2,036)         (993)
 Transfers (to) from the Guarantee Account ......     343,625        410,907       621,713       292,547
 Interfund transfers ............................    (505,666)      (126,117)      (49,276)      (29,622)
                                                    ---------      ---------     ---------     ---------
Net increase (decrease) in units from capital
 transactions ...................................     (63,441)       550,490       785,053       358,454
                                                    ---------      ---------     ---------     ---------
Units outstanding at December 31, 1998 ..........   3,113,007      3,012,849     3,720,027     1,558,580
                                                    =========      =========     =========     =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                VARIABLE INSURANCE PRODUCTS
                                                                           FUND
                                                                ---------------------------
                                                                    MONEY          HIGH
                                                                    MARKET        INCOME
                                                                  PORTFOLIO     PORTFOLIO
                                                                ------------- -------------
TYPE II UNITS
Units outstanding at December 31, 1995 ........................     980,344       495,562
                                                                    -------       -------
 Net premiums .................................................         138            --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (5,285)       (1,518)
   Surrenders .................................................     (18,734)      (18,658)
   Administrative expenses ....................................        (323)         (228)
 Transfers (to) from the Guarantee Account ....................         (31)       (3,382)
 Interfund transfers ..........................................    (659,500)     (168,501)
                                                                   --------      --------
Net increase (decrease) in units from capital transactions ....    (683,735)     (192,287)
                                                                   --------      --------
Units outstanding at December 31, 1996 ........................     296,609       303,275
                                                                   --------      --------
 Net premiums .................................................         931           306
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (9,387)         (206)
   Surrenders .................................................      (6,379)      (17,828)
   Loans ......................................................          --            --
   Administrative expenses ....................................        (179)         (172)
 Transfers (to) from the Guarantee Account ....................          --          (595)
 Interfund transfers ..........................................    (281,595)     (284,780)
                                                                   --------      --------
Net increase (decrease) in units from capital transactions ....    (296,609)     (303,275)
                                                                   --------      --------
Units outstanding at December 31, 1997 ........................          --            --
                                                                   --------      --------
 Net premiums .................................................          --            --
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................          --            --
   Surrenders .................................................          --            --
   Cost of insurance ..........................................          --            --
 Transfers (to) from the Guarantee Account ....................          --            --
 Interfund transfers ..........................................          --            --
                                                                   --------      --------
Net increase (decrease) in units from capital transactions ....          --            --
                                                                   --------      --------
Units outstanding at December 31, 1998 ........................          --            --
                                                                   ========      ========



                                                                    VARIABLE INSURANCE PRODUCTS FUND
                                                                -----------------------------------------
                                                                    EQUITY-
                                                                    INCOME         GROWTH      OVERSEAS
                                                                   PORTFOLIO     PORTFOLIO     PORTFOLIO
                                                                -------------- ------------- ------------
TYPE II UNITS
Units outstanding at December 31, 1995 ........................    3,119,975     1,525,015      829,371
                                                                   ---------     ---------      -------
 Net premiums .................................................    3,158,538     1,222,269      521,600
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (43,181)      (21,919)     (11,961)
   Surrenders .................................................     (134,965)      (50,499)     (31,329)
   Administrative expenses ....................................       (2,658)       (1,349)        (733)
 Transfers (to) from the Guarantee Account ....................      402,673       186,018      127,385
 Interfund transfers ..........................................      541,485       167,039      123,110
                                                                   ---------     ---------      -------
Net increase (decrease) in units from capital transactions ....    3,921,892     1,501,559      728,072
                                                                   ---------     ---------      -------
Units outstanding at December 31, 1996 ........................    7,041,867     3,026,574    1,557,443
                                                                   ---------     ---------    ---------
 Net premiums .................................................    2,260,371       504,224      230,215
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (70,511)      (17,520)     (11,283)
   Surrenders .................................................     (310,722)     (121,652)     (59,094)
   Loans ......................................................           --            --           --
   Administrative expenses ....................................       (5,614)       (2,437)      (1,374)
 Transfers (to) from the Guarantee Account ....................      959,930       232,691      169,290
 Interfund transfers ..........................................      198,852        (7,282)    (122,609)
                                                                   ---------     ---------    ---------
Net increase (decrease) in units from capital transactions ....    3,032,306       588,024      205,145
                                                                   ---------     ---------    ---------
Units outstanding at December 31, 1997 ........................   10,074,173     3,614,598    1,762,588
                                                                  ----------     ---------    ---------
 Net premiums .................................................    1,114,775       299,241       60,690
 Transfers (to) from the general account of Life of
   Virginia:
   Death benefits .............................................      (77,675)      (28,379)     (10,651)
   Surrenders .................................................     (485,863)     (150,297)     (67,437)
   Cost of insurance ..........................................       (7,075)       (2,366)      (1,208)
 Transfers (to) from the Guarantee Account ....................    1,227,043       185,849       81,221
 Interfund transfers ..........................................     (509,932)     (100,385)    (208,247)
                                                                  ----------     ---------    ---------
Net increase (decrease) in units from capital transactions ....    1,261,273       203,663     (145,632)
                                                                  ----------     ---------    ---------
Units outstanding at December 31, 1998 ........................   11,335,446     3,818,261    1,616,956
                                                                  ==========     =========    =========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                              VARIABLE INSURANCE           VARIABLE INSURANCE
                                               PRODUCTS FUND II             PRODUCTS FUND III
                                          --------------------------- -----------------------------
                                              ASSET                      GROWTH &        GROWTH
                                             MANAGER      CONTRFUND       INCOME     OPPORTUNITIES
                                            PORTFOLIO     PORTFOLIO     PORTFOLIO      PORTFOLIO
                                          ------------- ------------- ------------- ---------------
TYPE II UNITS
Units outstanding at
 December 31, 1995 ......................   1,469,667     2,007,948            --             --
                                            ---------     ---------            --             --
 Net premiums ...........................     640,444     2,595,994            --             --
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................     (19,704)      (23,500)           --             --
   Surrenders ...........................     (67,829)      (72,281)           --             --
   Administrative expenses ..............      (1,135)       (2,159)           --             --
 Transfers (to) from the Guarantee
   Account ..............................     117,636       428,333            --             --
 Interfund transfers ....................     109,440       559,664            --             --
                                            ---------     ---------            --             --
Net increase (decrease) in units from
 capital transactions ...................     778,852     3,486,051            --             --
                                            ---------     ---------            --             --
Units outstanding at
 December 31, 1996 ......................   2,248,519     5,493,999            --             --
                                            ---------     ---------            --             --
 Net premiums ...........................     317,380     2,003,590       452,458        553,737
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................     (14,483)      (32,105)         (176)          (968)
   Surrenders ...........................    (101,528)     (196,054)       (9,166)        (9,539)
   Loans ................................          --            --            --             --
   Administrative expenses ..............      (1,272)       (4,990)          (79)           (66)
 Transfers (to) from the Guarantee
   Account ..............................     132,093     1,027,864       208,287        207,607
 Interfund transfers ....................      98,224       303,373       324,762        298,769
                                            ---------     ---------       -------        -------
Net increase (decrease) in units from
 capital transactions ...................     430,414     3,101,678       976,086      1,049,540
                                            ---------     ---------       -------      ---------
Units outstanding at
 December 31, 1997 ......................   2,678,933     8,595,677       976,086      1,049,540
                                            ---------     ---------       -------      ---------
 Net premiums ...........................     252,836     1,051,752       918,372        716,944
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................     (17,250)      (51,811)      (49,171)        (7,825)
   Surrenders ...........................    (134,438)     (317,883)      (60,159)       (69,582)
   Cost of insurance ....................      (1,548)       (6,665)       (1,024)        (1,197)
 Transfers (to) from the Guarantee
   Account ..............................     283,280     1,100,294       688,392        768,665
 Interfund transfers ....................     114,498      (285,564)      371,319        502,246
                                            ---------     ---------       -------      ---------
Net increase (decrease) in units from
 capital transactions ...................     497,378     1,490,123     1,867,729      1,909,251
                                            ---------     ---------     ---------      ---------
Units outstanding at December 31,
 1998 ...................................   3,176,311    10,085,800     2,843,815      2,958,791
                                            =========    ==========     =========      =========



                                                 ADVISERS MANAGEMENT TRUST
                                          ----------------------------------------
                                             BALANCED        BOND        GROWTH
                                            PORTFOLIO     PORTFOLIO     PORTFOLIO
                                          ------------- ------------- ------------
TYPE II UNITS
Units outstanding at
 December 31, 1995 ......................     191,438       398,276      209,909
                                              -------       -------      -------
 Net premiums ...........................          --          (252)          --
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................      (1,089)       (8,981)      (1,419)
   Surrenders ...........................      (2,814)       (3,959)      (6,733)
   Administrative expenses ..............        (103)         (315)        (174)
 Transfers (to) from the Guarantee
   Account ..............................          --           120           --
 Interfund transfers ....................     (44,480)     (127,260)     (46,447)
                                              -------      --------      -------
Net increase (decrease) in units from
 capital transactions ...................     (48,486)     (140,647)     (54,773)
                                              -------      --------      -------
Units outstanding at
 December 31, 1996 ......................     142,952       257,629      155,136
                                              -------      --------      -------
 Net premiums ...........................          25            --           --
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................      (2,194)       (1,620)          --
   Surrenders ...........................     (10,921)      (12,250)      (3,242)
   Loans ................................          --            --           --
   Administrative expenses ..............        (108)         (204)         (81)
 Transfers (to) from the Guarantee
   Account ..............................        (601)       (6,721)          --
 Interfund transfers ....................    (129,153)     (236,834)    (151,813)
                                             --------      --------     --------
Net increase (decrease) in units from
 capital transactions ...................    (142,952)     (257,629)    (155,136)
                                             --------      --------     --------
Units outstanding at
 December 31, 1997 ......................          --            --           --
                                             --------      --------     --------
 Net premiums ...........................          --            --           --
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................          --            --           --
   Surrenders ...........................          --            --           --
   Cost of insurance ....................          --            --           --
 Transfers (to) from the Guarantee
   Account ..............................          --            --           --
 Interfund transfers ....................          --            --           --
                                             --------      --------     --------
Net increase (decrease) in units from
 capital transactions ...................          --            --           --
                                             --------      --------     --------
Units outstanding at December 31,
 1998 ...................................          --            --           --
                                             ========      ========     ========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                 FEDERATED INVESTORS INSURANCE
                                                             SERIES
                                          --------------------------------------------
                                              AMERICAN          HIGH
                                               LEADERS         INCOME
                                              PORTFOLIO        BONDS        UTILITY
                                               FUND II        FUND II       FUND II
                                          ---------------- ------------- -------------
TYPE II UNITS
Units outstanding at
 December 31, 1995 ......................          --          123,152       463,476
                                                   ----        -------       -------
 Net premiums ...........................     208,871          343,618       543,077
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................          --           (1,859)       (3,067)
   Surrenders ...........................      (2,478)         (25,640)      (28,920)
   Administrative expenses ..............            (2)          (143)         (566)
 Transfers (to) from the Guarantee
   Account ..............................      12,459           29,882        81,126
 Interfund transfers ....................      46,982          340,979        75,307
                                              ---------        -------       -------
Net increase (decrease) in units from
 capital transactions ...................     265,832          686,837       666,957
                                              ---------        -------       -------
Units outstanding at
 December 31, 1996 ......................     265,832          809,989     1,130,433
                                              ---------        -------     ---------
 Net premiums ...........................     998,765          599,938       229,931
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................      (7,020)          (7,987)       (3,557)
   Surrenders ...........................     (30,390)         (46,149)      (62,619)
   Loans ................................          --               --            --
   Administrative expenses ..............        (399)            (579)         (981)
 Transfers (to) from the Guarantee
   Account ..............................     355,249          292,000        95,492
 Interfund transfers ....................     474,654          239,675       (62,998)
                                              ---------        -------     ---------
Net increase (decrease) in units from
 capital transactions ...................    1,790,859       1,076,898       195,268
                                             ----------      ---------     ---------
Units outstanding at
 December 31, 1997 ......................    2,056,691       1,886,887     1,325,701
                                             ----------      ---------     ---------
 Net premiums ...........................    1,050,794         473,760       292,385
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................     (44,621)         (24,952)      (12,603)
   Surrenders ...........................    (111,859)        (152,690)      (73,103)
   Cost of insurance ....................      (2,136)          (1,284)       (1,163)
 Transfers (to) from the Guarantee
   Account ..............................     942,089          803,434       316,103
 Interfund transfers ....................      64,125           (7,464)      103,595
                                             ----------      ---------     ---------
Net increase (decrease) in units from
 capital transactions ...................    1,898,392       1,090,804       625,214
                                             ----------      ---------     ---------
Units outstanding at December 31,
 1998 ...................................    3,955,083       2,977,691     1,950,915
                                             ==========      =========     =========



                                                                           PBHG INSURANCE
                                                ALGER AMERICAN              SERIES FUND
                                          --------------------------- ------------------------
                                                                       LARGE CAP
                                            SMALL CAP       GROWTH       GROWTH     GROWTH II
                                            PORTFOLIO     PORTFOLIO    PORTFOLIO    PORTFOLIO
                                          ------------- ------------- ----------- ------------
TYPE II UNITS
Units outstanding at
 December 31, 1995 ......................     401,258       312,011          --           --
                                              -------       -------          --           --
 Net premiums ...........................   2,385,857     1,979,744          --           --
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................      (6,505)       (2,249)         --           --
   Surrenders ...........................     (49,583)      (21,913)         --           --
   Administrative expenses ..............        (658)         (517)         --           --
 Transfers (to) from the Guarantee
   Account ..............................     364,980       234,626          --           --
 Interfund transfers ....................     472,803       460,475          --           --
                                            ---------     ---------          --           --
Net increase (decrease) in units from
 capital transactions ...................   3,166,894     2,650,166          --           --
                                            ---------     ---------          --           --
Units outstanding at
 December 31, 1996 ......................   3,568,152     2,962,177          --           --
                                            ---------     ---------          --           --
 Net premiums ...........................   1,139,813     1,030,593     108,061      306,146
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................     (25,827)      (23,277)        (63)          --
   Surrenders ...........................     (95,915)     (104,485)       (998)      (4,853)
   Loans ................................          --            --          --           --
   Administrative expenses ..............      (3,710)       (2,759)        (28)         (35)
 Transfers (to) from the Guarantee
   Account ..............................     865,037       527,894      51,297      100,624
 Interfund transfers ....................     197,908        (9,957)    188,564      174,128
                                            ---------     ---------     -------      -------
Net increase (decrease) in units from
 capital transactions ...................   2,077,306     1,418,009     346,833      576,010
                                            ---------     ---------     -------      -------
Units outstanding at
 December 31, 1997 ......................   5,645,458     4,380,186     346,833      576,010
                                            ---------     ---------     -------      -------
 Net premiums ...........................     543,439       690,044     168,982      126,932
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .......................     (35,528)      (33,911)     (3,311)     (11,165)
   Surrenders ...........................    (238,113)     (227,269)    (33,291)     (36,248)
   Cost of insurance ....................      (4,762)       (3,266)       (404)        (590)
 Transfers (to) from the Guarantee
   Account ..............................     719,382       587,070     148,909      227,092
 Interfund transfers ....................    (547,462)      212,429      68,319      (42,435)
                                            ---------     ---------     -------      -------
Net increase (decrease) in units from
 capital transactions ...................     436,956     1,225,097     349,204      263,586
                                            ---------     ---------     -------      -------
Units outstanding at December 31,
 1998 ...................................   6,082,414     5,605,283     696,037      839,596
                                            =========     =========     =======      =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                 JANUS ASPEN SERIES
                                    --------------------------------------------
                                       AGGRESSIVE
                                         GRWOTH         GROWTH       WORLDWIDE
                                       PORTFOLIO      PORTFOLIO      PORTFOLIO
                                    --------------- ------------- --------------
TYPE II UNITS
Units outstanding at
 December 31, 1995 ................     1,251,004     1,875,640      1,227,070
                                        ---------     ---------      ---------
 Net premiums .....................     1,109,539     1,939,884      2,853,570
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .................        (5,075)      (28,847)       (26,212)
   Surrenders .....................       (20,314)     (111,109)       (94,535)
   Administrative expenses ........          (141)       (2,321)        (2,275)
 Transfers (to) from the
   Guarantee Account ..............        99,771       288,072        475,568
 Interfund transfers ..............       227,267       921,603        713,001
                                        ---------     ---------      ---------
Net increase (decrease) in units
 from capital transactions ........     1,411,047     3,007,282      3,919,117
                                        ---------     ---------      ---------
Units outstanding at
 December 31, 1996 ................     2,662,051     4,882,922      5,146,187
                                        ---------     ---------      ---------
 Net premiums .....................       608,750     1,633,216      3,372,062
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .................       (22,328)      (36,365)       (35,456)
   Surrenders .....................       (80,725)     (180,611)      (228,974)
   Loans ..........................            --            --             --
   Administrative expenses ........        (1,935)       (4,325)        (4,300)
 Transfers (to) from the
   Guarantee Account ..............       253,985       867,094      1,289,775
 Interfund transfers ..............        22,869       108,967        572,391
                                        ---------     ---------      ---------
Net increase (decrease) in units
 from capital transactions ........       780,616     2,387,976      4,965,498
                                        ---------     ---------      ---------
Units outstanding at
 December 31, 1997 ................     3,442,667     7,270,898     10,111,685
                                        ---------     ---------     ----------
 Net premiums .....................     8,584,230       859,963      1,450,914
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .................    (1,210,219)      (49,261)       (36,063)
   Surrenders .....................    (5,336,460)     (293,814)      (402,150)
   Cost of insurance ..............       (83,426)       (5,694)        (7,564)
 Transfers (to) from the
   Guarantee Account ..............     8,351,873       854,937      1,487,450
 Interfund transfers ..............   (10,259,970)      190,192        (49,539)
                                      -----------     ---------     ----------
Net increase (decrease) in units
 from capital transactions ........        46,028     1,556,323      2,443,048
                                      -----------     ---------     ----------
Units outstanding at
 December 31, 1998 ................     3,488,695     8,827,221     12,554,733
                                      ===========     =========     ==========



                                                        JANUS ASPEN SERIES
                                    -----------------------------------------------------------
                                                     FLEXIBLE    INTERNATIONAL      CAPITAL
                                       BALANCED       INCOME         GROWTH       APPRECIATION
                                      PORTFOLIO     PORTFOLIO      PORTFOLIO       PORTFOLIO
                                    ------------- ------------- --------------- ---------------
TYPE II UNITS
Units outstanding at
 December 31, 1995 ................      73,538        36,272             --             --
                                         ------        ------             --             ----
 Net premiums .....................     547,525       240,317        388,753             --
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .................      (1,525)           --             --             --
   Surrenders .....................     (10,808)       (1,714)        (2,959)            --
   Administrative expenses ........        (267)          (63)           (11)            --
 Transfers (to) from the
   Guarantee Account ..............      75,940        21,420         47,466             --
 Interfund transfers ..............     308,093        28,937        249,356             --
                                        -------       -------        -------             ----
Net increase (decrease) in units
 from capital transactions ........     918,958       288,897        682,605             --
                                        -------       -------        -------             ----
Units outstanding at
 December 31, 1996 ................     992,496       325,169        682,605             --
                                        -------       -------        -------             ----
 Net premiums .....................   1,117,148       284,347      1,372,823         55,458
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .................      (7,246)       (4,723)       (15,267)            --
   Surrenders .....................     (78,945)      (17,933)       (60,571)        (1,630)
   Loans ..........................          --            --             --             --
   Administrative expenses ........      (1,005)         (342)          (863)            (7)
 Transfers (to) from the
   Guarantee Account ..............     423,506       175,029        576,462         35,560
 Interfund transfers ..............     358,481       107,542        446,411         74,169
                                      ---------       -------      ---------         --------
Net increase (decrease) in units
 from capital transactions ........   1,811,939       543,920      2,518,995        163,550
                                      ---------       -------      ---------        ---------
Units outstanding at
 December 31, 1997 ................   2,804,435       869,089      3,001,600        163,550
                                      ---------       -------      ---------        ---------
 Net premiums .....................   1,375,800       279,606        441,888        430,714
 Transfers (to) from the general
   account of Life of Virginia:
   Death benefits .................     (37,836)       (1,075)       (22,070)        (3,280)
   Surrenders .....................    (191,342)      (44,562)       (83,852)       (38,646)
   Cost of insurance ..............      (2,568)         (846)        (2,512)          (341)
 Transfers (to) from the
   Guarantee Account ..............   1,386,720       485,989        655,579        289,248
 Interfund transfers ..............     724,982       322,950       (134,423)       653,113
                                      ---------       -------      ---------        ---------
Net increase (decrease) in units
 from capital transactions ........   3,255,756     1,042,062        854,610       1,330,808
                                      ---------     ---------      ---------       ----------
Units outstanding at
 December 31, 1998 ................   6,060,191     1,911,151      3,856,210       1,494,358
                                      =========     =========      =========       ==========

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued



                                                                GOLDMAN SACHS VARIABLE             SALOMON BROTHERS
                                                                 INSURANCE TRUST FUND            VARIABLE SERIES FUND
                                                              -------------------------- ------------------------------------
                                                               GROWTH AND     MID CAP
                                                                 INCOME        EQUITY     STRATEGIC   INVESTORS      TOTAL
                                                                  FUND          FUND         FUND        FUND       RETURN
                                                              ------------ ------------- ----------- ----------- ------------
TYPE II UNITS
Units outstanding at December 31, 1995 ......................        --           --            --        --           --
                                                                     --           ----          --        --           ----
 Net premiums ...............................................        --           --            --        --           --
 Transfers (to) from the general account of Life of Virginia:
   Death benefits ...........................................        --           --            --        --           --
   Surrenders ...............................................        --           --            --        --           --
   Administrative expenses ..................................        --           --            --        --           --
 Transfers (to) from the Guarantee Account ..................        --           --            --        --           --
 Interfund transfers ........................................        --           --            --        --           --
                                                                     --           ----          --        --           ----
Net increase (decrease) in units from capital transactions ..        --           --            --        --           --
                                                                     --           ----          --        --           ----
Units outstanding at December 31, 1996 ......................        --           --            --        --           --
                                                                     --           ----          --        --           ----
 Net premiums ...............................................        --           --            --        --           --
 Transfers (to) from the general account of Life of Virginia:
   Death benefits ...........................................        --           --            --        --           --
   Surrenders ...............................................        --           --            --        --           --
   Loans ....................................................        --           --            --        --           --
   Administrative expenses ..................................        --           --            --        --           --
 Transfers (to) from the Guarantee Account ..................        --           --            --        --           --
 Interfund transfers ........................................        --           --            --        --           --
                                                                     --           ----          --        --           ----
Net increase (decrease) in units from capital transactions ..        --           --            --        --           --
                                                                     --           ----          --        --           ----
Units outstanding at December 31, 1997 ......................        --           --            --        --           --
                                                                     --           ----          --        --           ----
 Net premiums ...............................................   205,860       187,855           --       811        15,933
 Transfers (to) from the general account of Life of Virginia:
   Death benefits ...........................................        --           --            --        --           --
   Surrenders ...............................................    (4,646)      (4,160)           --        --             (2)
   Cost of insurance ........................................       (13)            (9)      1,466
 Transfers (to) from the Guarantee Account ..................   104,669       147,037        8,628        52        1,350
 Interfund transfers ........................................   123,066       14,810            --        --        8,634
                                                                -------       --------       -----       ---        -------
Net increase (decrease) in units from capital transactions ..   428,936       345,533       10,094       863        25,915
                                                                -------       --------      ------       ---        -------
Units outstanding at December 31, 1998 ......................   428,936       345,533       10,094       863        25,915
                                                                =======       ========      ======       ===        =======

                      LIFE OF VIRGINIA SEPARATE ACCOUNT 4

                         NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 -- CONTINUED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued


     (D) FEDERAL INCOME TAXES

     The Account is not taxed separately because the operations of the Account are part of the total operations of Life of Virginia. Life of Virginia is taxed as a life insurance company under the Internal Revenue Code (the Code). Life of Virginia is included in the General Electric Capital Assurance Company consolidated federal income tax return. Under existing federal income tax law, no taxes are payable on the investment income or on the capital gains of the Account.


     (E) USE OF ESTIMATES

     Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts and disclosures reported therein. Actual results could differ from those estimates.


(3) RELATED PARTY TRANSACTIONS

     Net premiums transferred from Life of Virginia to the Account represent gross premiums recorded by Life of Virginia on its flexible premium variable deferred annuity products, less deductions retained as compensation for premium taxes. For policies issued on or after May 1, 1993, the deduction for premium taxes will be deferred until surrender. For Type I policies, during the first ten years following a premium payment, a charge of .20% of the premium payment is deducted monthly from the policy Account values to reimburse Life of Virginia for certain distribution expenses. In addition, a charge is imposed on full and certain partial surrenders that occur within six years of any premium payment (seven years for certain Type II policies) to cover certain expenses relating to the sale of a policy. Subject to certain limitations, the charge equals 6% (or less) of the premium surrendered, depending on the time between premium payment and surrender.

     Life of Virginia will deduct a charge of $30 per year and $25 plus .15% per year from the policy account values for certain administrative expenses incurred for policy Type I and Type II, respectively. For Type II policies, the $25 charge may be waived if the account value is greater than $75,000. In addition, Life of Virginia charges the Account 1.15% and 1.25% on policy Type I and Type II, respectively, for the mortality and expense risk that Life of Virginia assumes. Administrative expenses as well as mortality and risk charges are deducted daily and reflect the effective annual rates.

     GE Investments Funds, Inc. (the Fund) is an open-end diversified management investment company.

     Capital Brokerage Corporation, an affiliate of Life of Virginia, is a Washington Corporation registered with the Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Capital Brokerage Corporation serves as principal underwriter for variable life insurance policies issued by Life of Virginia.

     GE Investment Management Incorporated (Investment Advisor), a wholly-owned subsidiary of GE, currently serves as investment advisor to GE Investments Funds, Inc. As compensation for its services, the Investment Advisor is paid an investment advisory fee by the Fund based on the average daily net assets at an effective annual rate of .35% for the S&P 500 Index Fund, .50% for the Money Market, Income Fund, and Total Return Funds, 1.00% for the International Equity Fund, .85% for the Real Estate Securities Fund, .60% for the Global Income Fund, .65% for the Value Equity Fund and .55% for the U.S. Equity Fund. Prior to May 1, 1997, Aon Advisors, Inc. served as investment advisor to the Fund and was subject to the same compensation arrangement as GE Investment Management Incorporated.

     Certain officers and directors of Life of Virginia are also officers and directors of Capital Brokerage Corporation.


(4) SUBSEQUENT EVENT

     Effective January 1, 1999 The Life Insurance Company of Virginia merged with The Harvest Life Insurance Company to form GE Life and Annuity Assurance Company. Concurrently, the Account changed its name to GE Life & Annuity Separate Account 4. Neither of these events have an impact on net assets or unit values.

             The Life Insurance Company of Virginia and Subsidiary

                              FINANCIAL STATEMENTS


                          Year Ended December 31, 1998
                  (With Independent Auditors' Report Thereon)

THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

Financial Statements

Year Ended December 31, 1998



                          Independent Auditors' Report


The Board of Directors
The Life Insurance Company of Virginia:


We have audited the accompanying consolidated balance sheets of The Life Insurance Company of Virginia (an indirect wholly-owned subsidiary of General Electric Capital Corporation) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, shareholders' interest, and cash flows for the years then ended, and the nine months ended December 31, 1996. We have also audited the pre-acquisition statements of income and comprehensive income, shareholders' interest and cash flows for the three months ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Life Insurance Company of Virginia and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, the nine months ended December 31, 1996 and the pre-acquisition three months ended March 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective April 1, 1996, General Electric Capital Corporation acquired all of the outstanding stock of The Life Insurance Company of Virginia in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                                 KPMG LLP


Richmond, Virginia
January 22, 1999


                   THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                   (Dollar amounts in millions, except per share amounts)

                                                                                                             December 31,
                                                                                                             ------------
ASSETS                                                                                                1998                 1997
------                                                                                              ----------           ----------
Investments:
    Fixed maturities available-for-sale, at fair value                                               $ 6,077.2            $ 5,622.6
    Equity securities available-for-sale, at fair value:
      Common stocks                                                                                        6.1                  9.6
      Preferred stocks, non-redeemable                                                                    48.3                 95.1
    Investment in subsidiary                                                                               2.6                  2.6
    Mortgage loans, net of valuation allowance of $20.0 and $17.2
      at December 31, 1998 and 1997, respectively                                                        528.1                496.2
    Policy loans                                                                                         198.3                188.4
    Real estate owned                                                                                      2.5                  6.9
    Other invested assets                                                                                130.8                 49.5
                                                                                                         -----                 ----
              Total investments                                                                        6,993.9              6,470.9
                                                                                                       -------              -------
Cash                                                                                                       9.6                  0.2
Accrued investment income                                                                                122.8                123.1
Deferred acquisition costs                                                                               242.0                165.0
Intangible assets                                                                                        390.0                449.7
Reinsurance recoverable                                                                                   15.3                  8.7
Deferred income tax asset                                                                                 41.1                 57.4
Other assets                                                                                              42.5                 23.3
Separate account assets                                                                                5,528.7              4,066.4
                                                                                                       -------              -------
              Total assets                                                                          $ 13,385.9           $ 11,364.7
                                                                                                    ==========           ===========

          See accompanying notes to consolidated financial statements.

                   THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                                CONSOLIDATED BALANCE SHEETS

                   (Dollar amounts in millions, except per share amounts)

                                                                                                            December 31,
                                                                                                            ------------
LIABILITIES AND SHAREHOLDERS' INTEREST                                                                 1998                 1997
                                                                                                       ----                 ----
Liabilities:
    Future annuity and contract benefits                                                             $ 6,455.3            $ 5,889.8
    Liability for policy and contract claims                                                             119.6                 83.0
    Other policyholder liabilities                                                                        86.4                 75.2
    Accounts payable and accrued expenses                                                                108.8                101.0
    Separate account liabilities                                                                       5,528.7              4,066.4
                                                                                                       -------              -------
              Total liabilities                                                                       12,298.8             10,215.4
                                                                                                      --------             --------


Shareholders' interest:

    Net unrealized investment gains                                                                       49.8                 74.3
                                                                                                      --------             --------
              Accumulated non-owner changes in equity                                                     49.8                 74.3
    Preferred stock, Series A ($1,000 par value,
      $1,000 redemption and liquidation value; 200,000
      authorized, 120,000 shares issued and outstanding)                                                 120.0                    -
    Common stock ($1,000 par value, 50,000
      authorized, 4,000 shares issued and outstanding)                                                     4.0                  4.0
    Common stock declared but not issued ($1,000
      par value, 18,641 shares declared, 50,000 authorized)                                               18.6                    -
    Additional paid-in capital                                                                           917.6                925.9
    Retained earnings                                                                                    (22.9)               145.1
                                                                                                         -----                -----
              Total shareholders' interest                                                             1,087.1              1,149.3
                                                                                                       -------              -------
              Total liabilities and shareholders' interest                                          $ 13,385.9           $ 11,364.7
                                                                                                    ===========          ===========


               See accompanying notes to consolidated financial statements.

              THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                          (Dollar amounts in millions)

                                                                                                                     Preacquisition
                                                                                                                     --------------
                                                                                                  Nine months         Three months
                                                          Year ended          Year ended             ended               ended
                                                         December 31,        December 31,        December 31,          March 31,
                                                             1998                1997                1996                 1996
                                                             ----                ----                ----                 ----
Revenues:
    Net investment income                                        $ 482.7             $ 472.5             $ 334.4            $ 112.0
    Net realized investment gains                                   26.3                13.3                 6.0                9.0
    Premiums                                                        99.9               104.4                65.4               60.0
    Cost of insurance                                              128.5               127.2                78.3               28.9
    Variable product fees                                           60.8                44.4                23.1                5.9
    Other income                                                    17.6                18.5                11.6                4.5
                                                                     ---                ----                ----                ---
           Total revenues                                          815.8               780.3               518.8              220.3
                                                                   -----               -----               -----              -----

Benefits and expenses:
    Interest credited                                              329.6               323.4               226.0               76.1
    Benefits & other changes in policy reserves                    172.4               160.8               100.4               89.9
    Commissions                                                     99.2               117.3                78.5               35.7
    General expenses                                                98.5                77.5                49.6               15.3
    Amortization of intangibles, net                                49.0                59.6                50.1                0.6
    Change in deferred acquisition costs, net                      (76.2)             (101.5)              (71.7)             (16.2)
    Interest expense                                                 2.0                   -                   -                  -
                                                                     ---               -----               -----               -----
           Total benefits and expenses                             674.5               637.1               432.9              201.4
                                                                   -----               -----               -----              -----
           Income before income taxes                              141.3               143.2                85.9               18.9
    Provision for income taxes                                      50.7                52.2                31.8                7.0
                                                                    ----                ----                ----                ---
           Net income                                               90.6                91.0                54.1               11.9
                                                                    ----                ----                ----               ----
Other comprehensive income, net of tax:
    Unrealized gains (losses) on securities, net                   (24.5)               54.9                19.4              (91.2)
                                                                   -----                ----                ----              -----
           Comprehensive income (loss)                            $ 66.1             $ 145.9              $ 73.5            $ (79.3)
                                                                  ======             =======              ======            =======

      See accompanying notes to consolidated financial statements.

              THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INTEREST

               (Dollar amounts in millions, except share amounts)

                                                                                                                    Common Stock
                                                                                                                      Declared
                                                                Preferred Stock          Common Stock              but not Issued
                                                                ---------------          ------------              --------------
                                                                Shares      Amount      Shares      Amount       Shares      Amount
                                                                ------      ------      ------      ------       ------      ------
BALANCES AT DECEMBER 31, 1995                                        -         $ -       4,000       $ 4.0            -         $ -
Comprehensive income:
    Net income                                                       -           -           -           -            -           -
    Other comprehensive income, net of tax
      Unrealized loss on securities, net                             -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------
Total comprehensive income                                           -           -           -           -            -           -
Capital contribution from parents                                    -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------

BALANCES AT MARCH 31, 1996                                           -           -       4,000         4.0            -           -
Comprehensive income:
    Net income                                                       -           -           -           -            -           -
    Other comprehensive income, net of tax
      Unrealized gain on securities, net                             -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------
Total comprehensive income                                           -           -           -           -            -           -
Adjustment to reflect purchase method                                -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------

BALANCES AT DECEMBER 31, 1996                                        -           -       4,000         4.0            -           -
Comprehensive income:
    Net income                                                       -           -           -           -            -           -
    Other comprehensive income, net of tax
      Unrealized gain on securities, net                             -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------
Total comprehensive income                                           -           -           -           -            -           -
Adjustment to reflect purchase method                                -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------

BALANCES AT DECEMBER 31, 1997                                        -           -       4,000         4.0            -           -
Comprehensive income:
    Net income                                                       -           -           -           -            -           -
    Other comprehensive income, net of tax
      Unrealized loss on securities, net                             -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------
Total comprehensive income                                           -           -           -           -            -           -
Cash dividend declared and paid                                      -           -           -           -            -           -
Preferred stock dividend                                       120,000       120.0           -           -            -           -
Common stock dividend declared but not issued                        -           -           -           -       18,641        18.6
Adjustment to reflect purchase method                                -           -           -           -            -           -
                                                                ------      ------      ------      ------       ------      ------
BALANCES AT DECEMBER 31, 1998                                  120,000      $120.0       4,000       $ 4.0       18,641      $ 18.6
                                                               =======      ======       =====       =====       ======      ======


                                                                             Accumulated
                                                              Additional       Non-owner        Retained             Total
                                                                 Paid-In         Changes        Earnings      Shareholders'
                                                                 Capital       in Equity        (Deficit)          Interest
                                                                 -------       ---------        ---------          --------
BALANCES AT DECEMBER 31, 1995                                     $749.1          $103.1          $(34.3)           $ 821.9
Comprehensive income:
    Net income                                                         -               -            11.9               11.9
    Other comprehensive income, net of tax
      Unrealized loss on securities, net                               -           (91.2)              -              (91.2)
                                                                 -------       ---------        --------           --------
Total comprehensive income                                             -           (91.2)           11.9              (79.3)
Capital contribution from parents                                   69.3               -               -               69.3
                                                                 -------       ---------        --------           ---------

BALANCES AT MARCH 31, 1996                                         818.4            11.9           (22.4)             811.9
Comprehensive income:
    Net income                                                         -               -            54.1               54.1
    Other comprehensive income, net of tax
      Unrealized gain on securities, net                               -            19.4               -               19.4
                                                                 -------       ---------        --------           --------
Total comprehensive income                                             -            19.4            54.1               73.5
Adjustment to reflect purchase method                              109.7           (11.9)           22.4              120.2
                                                                 -------       ---------        --------           ---------

BALANCES AT DECEMBER 31, 1996                                      928.1            19.4            54.1            1,005.6
Comprehensive income:
    Net income                                                         -               -            91.0               91.0
    Other comprehensive income, net of tax
      Unrealized gain on securities, net                               -            54.9               -               54.9
                                                                 -------       ---------        --------            -------
Total comprehensive income                                             -            54.9            91.0              145.9
Adjustment to reflect purchase method                               (2.2)              -               -               (2.2)
                                                                 -------       ---------        --------           ---------
BALANCES AT DECEMBER 31, 1997                                      925.9            74.3           145.1            1,149.3
Comprehensive income:
    Net income                                                         -               -            90.6               90.6
    Other comprehensive income, net of tax
      Unrealized loss on securities, net                               -           (24.5)              -              (24.5)
                                                                 -------       ---------        --------            -------
Total comprehensive income                                             -           (24.5)           90.6               66.1
Cash dividend declared and paid                                        -               -          (120.0)            (120.0)
Preferred stock dividend                                               -               -          (120.0)                 -
Common stock dividend declared but not issued                          -               -           (18.6)                 -
Adjustment to reflect purchase method                               (8.3)              -               -               (8.3)
                                                                 -------       ---------        --------           --------
BALANCES AT DECEMBER 31, 1998                                   $  917.6         $  49.8        $  (22.9)          $1,087.1
                                                                ========       =========        ========           ========

          See accompanying notes to consolidated financial statements.


              THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollar amounts in millions)

                                                                                                                      Preacquisition
                                                                                                                      --------------
                                                                                                         Nine months    Three months
                                                                                                            ended           ended
                                                                           Years ended December 31,      December 31,      March 31,
                                                                           1998                 1997         1996            1996
                                                                           ----                 ----         ----            ----


Cash flows from operating activities:
    Net income                                                               $ 90.6           $ 91.0       $ 54.1          $ 11.9
                                                                             ------           ------       ------          ------
    Adjustments to reconcile net income to net cash by
      operating activities:
        Cost of insurance and surrender fees                                 (169.6)          (168.8)       (89.3)          (32.5)
        Increase in future policy benefits                                    420.4            405.0        277.8            (4.9)
        Net realized investment gains                                         (26.3)           (13.3)        (6.0)           (9.0)
        Amortization of investment premiums and discounts                       1.9              7.2          6.5             0.7
        Amortization of intangibles                                            49.5             59.6         50.1             0.6
        Deferred income tax expense (benefit)                                  29.5            (12.6)        (7.9)           10.8
        Change in certain assets and liabilities:
           Decrease (increase) in:
             Accrued investment income                                          0.3             (5.3)       (37.6)            4.1
             Deferred acquisition costs                                       (76.2)          (101.5)       (71.7)          (16.2)
             Other assets, net                                                (19.2)            (9.3)        28.5           (55.9)
           Increase (decrease) in:
             Policy and contract claims                                        30.8             37.0         29.9             4.6
             Other policyholder liabilites                                     11.3             (3.6)        71.4             9.8
             Accounts payable and accrued expenses                             24.7            (99.9)       (15.7)           87.5
                                                                               ----            -----        -----            ----

                      Total adjustments                                       277.1             94.5        236.0            (0.4)
                                                                              -----             ----        -----            ----
                      Net cash provided by operating activities               367.7            185.5        290.1            11.5
                                                                              -----            -----        -----            ----

Cash flows from investing activities:
    Proceeds from investment securities and other invested assets           1,901.6            788.6      1,123.1           299.5
    Principal collected on mortgage loans                                     116.5             87.1         46.4             8.3
    Purchase of investment securities and other invested assets            (2,410.4)        (1,115.7)    (1,280.5)         (169.2)
    Mortgage loan originations and increase in policy loan balance           (161.0)           (13.7)       (23.7)          (40.4)
                                                                             ------            -----        -----           -----
                      Net cash provided by (used in) investing activities    (553.3)          (253.7)      (134.7)           98.2
                                                                             ------           ------       ------            ----

Cash flows from financing activities:
    Proceeds from issue of investment contracts                             2,224.8          1,894.2      1,098.5           301.9
    Redemption and benefit payments on investment contracts                (1,909.8)        (1,874.6)    (1,304.0)         (358.8)
    Cash dividend to shareholders                                            (120.0)               -            -           (40.0)
    Capital contribution                                                          -                             -             2.8
                                                                                ---              ---          ---             ---
                      Net cash provided by (used in) financing activities     195.0             19.6       (205.5)          (94.1)
                                                                              -----             ----       ------           -----

                      Net increase (decrease) in cash and cash equivalents      9.4            (48.6)       (50.1)           15.6
Cash and cash equivalents at beginning of year                                  0.2             48.8         98.9            83.3
                                                                                ---             ----         ----            ----

Cash and cash equivalents at end of year                                      $ 9.6            $ 0.2       $ 48.8          $ 98.9
                                                                              =====            =====       ======          ======

          See accompanying notes to consolidated financial statements.

              THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


(1)      Summary of Significant Accounting Policies
         (a)      Principles of Consolidation
         The accompanying consolidated financial statements include the historical operations and accounts of The Life Insurance Company of Virginia and its subsidiary, Assigned Settlements Inc. (collectively the "Company" or "Life of Virginia"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         Prior to April 1, 1996, Combined Insurance Company of America ("CICA") owned 100% or 4,000 shares of Life of Virginia. CICA is a wholly-owned subsidiary of AON Corporation ("AON"). On April 1, 1996, CICA sold 100% of the issued and outstanding shares of Life of Virginia to General Electric Capital Corporation ("GE Capital"). Immediately thereafter, 80% was contributed to General Electric Capital Assurance Company (the "Parent" or "GECA"). On December 31, 1996, the remaining 20% was contributed to GE Financial Assurance Holdings, Inc. ("GEFAHI"). GECA is an indirect wholly-owned subsidiary of GEFAHI.

         (b)      Basis of Presentation
         The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") for insurance companies, which vary in several respects from accounting practices prescribed or permitted by the Insurance Commissioner of the state where the Company is domiciled. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

         Certain prior year amounts have been reclassified to conform to current year presentation.

         (c)      Products

         The Company primarily sells variable annuities and universal life insurance to customers throughout most of the United States. The Company distributes variable annuities primarily through intermediaries such as stockbrokers and universal life insurance primarily through career agents and independent brokers. The Company is also engaged in the sale of traditional individual and group life products and guaranteed investment contracts. Approximately 21%, 29%, and 31% of premium and annuity consideration collected, in 1998, 1997, and 1996, respectively, came from customers residing in the South Atlantic region of the United States, and approximately 28%, 13%, and 9% of premium and annuity consideration collected, in 1998, 1997, and 1996, respectively, came from customers residing in the Mid-Atlantic region of the United States.

         Although the Company markets its products through numerous distributors, approximately 23%, 22%, and 21% of the Company's sales in 1998, 1997, and 1996,

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)

respectively, have been through two specific national stockbrokerage firms. Loss of all or a substantial portion of the business provided by these stockbrokerage firms could have a material adverse effect on the business and operations of the Company. The Company does not believe, however, that the loss of such business would have a long-term adverse effect because of the Company's competitive position in the marketplace and the availability of business from other distributors.

         (d)      Purchase Accounting Method

         Upon acquisition of Life of Virginia by GE Capital, Life of Virginia restated its financial statements in accordance with the purchase method of accounting. The net purchase price for Life of Virginia and its subsidiary of $921.6 was allocated according to the fair values of the acquired assets and liabilities, including the estimated present value of future profits. These allocated values were dependent upon policies in force and market conditions at the time of closing.

         In addition to revaluing all material tangible assets and liabilities to their respective estimated fair values as of the closing date of the sale, Life of Virginia also recorded in its consolidated financial statements the excess of cost over fair value of net assets acquired (goodwill) as well as the present value of future profits to be derived from the purchased business. These amounts were determined in accordance with the purchase method of accounting. This new basis of accounting resulted in an increase in shareholders' equity of $109.7 (net of purchase accounting adjustments of $8.3 and $2.2 in 1998 and 1997, respectively), reflecting the application of the purchase method of accounting. The Company's consolidated financial statements subsequent to April 1, 1996 reflect this new basis of accounting.

         All amounts for periods ended before April 1, 1996 are labeled "Preacquisition" and are based on the preacquisition historical costs in accordance with generally accepted accounting principles. The periods ending after such date are based on fair values at April 1, 1996 (which becomes the new cost basis) and subsequent costs in accordance with the purchase method of accounting.

         (e)      Revenues

         Investment income is recorded when earned. Realized investment gains and losses are calculated on the basis of specific identification. Premiums on long-duration insurance products are recognized as earned when due or, in the case of life contingent immediate annuities, when the contracts are issued. Premiums received under annuity contracts without significant mortality risk and premiums received on universal life products are not reported as revenues but as future annuity and contract benefits. Cost of insurance is charged to universal life policyholders based upon at risk amounts, and is recognized as revenue when due. Variable product fees are charged to variable annuity and variable life policyholders based upon the daily net assets of the policyholders' account values, and are recognized as revenue when charged.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)

Other income consists primarily of surrender charges on certain policies. Surrender charges are recognized as income when the policy is surrendered.

         (f)      Statements of Cash Flows

         Certificates and other time deposits are classified as short-term investments on the consolidated balance sheets and considered cash equivalents on the consolidated statements of cash flows.

         (g)      Investments

         The Company has designated its fixed maturities (bonds, notes, mortgage-backed securities, and redeemable preferred stock) and equity securities (common and non-redeemable preferred stock) as available-for-sale. The fair value for fixed maturities and equity securities is based on individual quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the credit quality, call features and maturity of the investments, as applicable.

         Changes in the market values of investments available-for-sale, net of the effect on deferred policy acquisition costs, present value of future profits and deferred federal income taxes are reflected as unrealized investment gains or losses in a separate component of shareholders' interest and, accordingly, have no effect on net income but are shown as a component of other comprehensive income (loss). Unrealized losses that are considered other than temporary are recognized in earnings through an adjustment to the amortized cost basis of the underlying securities. Additionally, reserves for mortgage loans and certain other long-term investments are established based on an evaluation of the respective investment portfolio, past credit loss experience, and current economic conditions. Writedowns and the change in reserves are included in realized investment gains and losses in the consolidated statements of income and comprehensive income. In general, the Company ceases to accrue investment income when interest or dividend payments are in arrears.

         Investment income on mortgage-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective method, whereby the amortized cost of the securities is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to investment income. Realized gains and losses are accounted for on the specific identification method.

         Mortgage loans and policy loans are carried at their unpaid principal balance, net of allowances for estimated uncollectible amounts. Short-term investments are carried at amortized cost which approximates fair value. Equity securities are carried at fair value. Investments in limited partnerships are accounted for under the equity method of accounting. Real estate is

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)

carried generally at cost less accumulated depreciation. Other long-term investments are carried generally at amortized cost.

         Under certain securities lending transactions, the Company requires the borrower provide collateral, consisting primarily of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the market value of the applicable securities loaned.

          (h)     Deferred Acquisition Costs

         Acquisition costs include costs and expenses which vary with and are primarily related to the acquisition of insurance and investment contracts.

         Deferred acquisition costs include first-year commissions in excess of recurring renewal commissions, certain solicitation and printing costs, and certain support costs such as underwriting and policy issue expenses. For investments and universal life type contracts, amortization is based on the present value of anticipated gross profits from investments, interest credited, surrender and other policy charges, and mortality and maintenance expenses. Amortization is adjusted retroactively when current or estimates of future gross profits to be realized are revised. For other long-duration insurance contracts, the acquisition costs are amortized in relation to the estimated benefit payments or the present value of expected future premiums.

         Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not considered recoverable, are charged to expense.

         (i)      Intangible Assets

         Present Value of Future Profits-In conjunction with the acquisition of the Company, a portion of the purchase price was assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called present value of future profits (PVFP), represents the actuarially determined present value of the projected future cash flows from the acquired policies.

         Goodwill-Goodwill is amortized over a period of 20 years on the straight-line method. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value. No such write-downs have occurred.

         (j)      Federal Income Taxes

         Pursuant to the acquisition on April 1, 1996, GE Capital, and AON, the Company's previous ultimate parent, agreed to file an election to treat the acquisition of Life of Virginia as an asset acquisition under the provisions of Internal Revenue Code Section 338(h)(10). As a result of that election, the tax basis of the Company's assets as of the date of acquisition were revalued based upon fair market values. The principal effect of the election was to establish a tax basis of intangibles for the value of the business acquired that is amortizable for tax purposes over 10-15 years.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)

         Deferred income taxes have been provided for the effects of temporary differences between financial reporting and tax bases of assets and liabilities and have been measured using the enacted marginal tax rates and laws that are currently in effect.

         (k)      Reinsurance

         Premium revenue, benefits, underwriting, acquisition and insurance expenses are reported net of the amounts relating to reinsurance ceded to other companies. Amounts due from reinsurers for incurred future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

         (l)      Future Annuity and Contract Benefits

         Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder's current account value. The liability for insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate.

         (m)      Liability for Policy and Contract Claims

         The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of (a) claims that have been reported to the insurer, and (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated.

         (n)      Separate Account Assets and Liabilities

         The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life contract owners. The Company receives mortality risk fees and administration charges from the variable mutual fund portfolios. The separate account assets are carried at fair value and are equivalent to the liabilities that represent the policyholders' equity in those assets.

         The Company has periodically transferred capital to the separate accounts to provide for the initial purchase of investments in new mutual fund portfolios. As of December 31, 1998, approximately $41.8 of the Company's other invested assets related to its capital investments in the separate accounts.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)

         (o)      INTEREST RATE RISK MANAGEMENT

         As a matter of policy, the Company does not engage in derivatives trading, market-making or other speculative activities.

         The Company uses interest rate floors primarily to minimize risk on investment contracts with minimum guaranteed interest rates. The Company requires all interest rate floors to be designated and accounted for as hedges of specific assets, liabilities or committed transactions; resulting payments and receipts are recognized contemporaneously with effects of hedged transactions. A payment or receipt arising from early termination of an effective hedge is accounted for as an adjustment to the basis of the hedged transaction.

         Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedged instruments must be highly correlated with changes in market values of underlying hedges items both at inception of the hedge and over the life of the hedge contract. Any instrument designated but ineffective as a hedge is marked to market and recognized in operations immediately.

 (2)     INVESTMENTS

         (a)      General

         The sources of investment income of the Company were as follows:

                                                                                              Preacquisition
                                                                                              --------------
                                                                              Nine months     Three months
                                               Year ended     Year ended         ended            ended
                                              December 31,   December 31,    December 31,       March 31,
                                                  1998           1997            1996             1996
                                              -------------  -------------   --------------   --------------

Fixed maturities                                   $ 415.3        $ 399.5          $ 276.9           $ 93.6
Equity securities                                      4.9            7.3              8.7              4.2
Mortgage loans                                        46.5           48.3             41.3             13.5
Policy loan interest                                  14.0           13.3              9.6              2.9
Other investments                                      6.7            9.0              3.3              0.1
                                              -------------  -------------   --------------   --------------

Gross investment income                              487.4          477.4            339.8            114.3
Investment expenses                                   (4.7)          (4.9)            (5.4)            (2.3)
                                              -------------  -------------   --------------   --------------

Net investment income                              $ 482.7        $ 472.5          $ 334.4          $ 112.0
                                              =============  =============   ==============   ==============

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         Sales proceeds and gross realized investment gains and losses resulting from the sales of investment securities available-for-sale were as follows:

                                                                                            Preacquisition
                                                                                            --------------
                                                                            Nine months     Three months
                                           Year ended       Year ended         ended            ended
                                          December 31,     December 31,    December 31,       March 31,
                                              1998             1997            1996             1996
                                          --------------  ---------------  --------------   --------------
Sales proceeds                                $ 1,232.5          $ 387.1         $ 818.4          $ 262.9
                                          ==============  ===============  ==============   ==============

Gross realized investment:
    Gains                                          40.0             18.2            10.0             10.8
    Losses                                        (13.7)            (4.9)           (4.0)            (1.8)
                                          --------------  ---------------  --------------   --------------

Net realized investment gains                    $ 26.3           $ 13.3           $ 6.0            $ 9.0
                                          ==============  ===============  ==============   ==============




         The additional proceeds from the investments presented in the consolidated statements of cash flows result from principal collected on mortgage-backed securities, maturities, calls and sinking payments.

         Net unrealized gains and losses on investment securities classified as available-for-sale are reduced by deferred income taxes and adjustments to the present value of future profits and deferred policy acquisition costs that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of shareholders' interest as of December 31, are summarized as follows:

                                                                                     1998           1997
                                                                                 -------------  --------------
Net unrealized gains on available-for-sale investment securities before adjustments:
      Fixed maturities                                                                $ 112.5         $ 154.5
      Equity securities                                                                   5.5            14.6
      Other invested assets                                                               2.3             6.4
                                                                                 -------------  --------------

          Subtotal                                                                      120.3           175.5
                                                                                 -------------  --------------


Adjustments to the present value of future profits and deferred acquisition costs:      (43.7)          (61.2)
Deferred income taxes                                                                   (26.8)          (40.0)
                                                                                 -------------  --------------

          Net unrealized gains on available-for-sale investment securities:            $ 49.8          $ 74.3
                                                                                 =============  ==============

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         Under purchase accounting, the fair value of Life of Virginia's fixed maturity investments as of April 1, 1996, became Life of Virginia's new cost basis in such investments. The difference between the new cost basis and original par is then amortized against investment income over the remaining effective lives of the fixed maturity investments.

         At December 31, the amortized cost, gross unrealized gains and losses, and fair values of the Company's fixed maturities and equity securities available-for-sale were as follows:

                                                                      Gross        Gross
   1998                                                Amortized    unrealized   unrealized      Fair
-------------
                                                          cost        gains       losses        value
                                                      -----------  -----------  ----------   -----------
Fixed maturities:
U.S. government and agencies                              $ 36.7        $ 1.3      $ (0.1)       $ 37.9
States and municipal                                         1.6          0.4           -           2.0
Non-U.S.  government                                         3.0            -        (0.4)          2.6
U.S. corporate                                           3,765.9        126.7       (51.8)      3,840.8
Non-U.S. corporate                                         291.6          5.9        (7.2)        290.3
Mortgage-backed                                          1,865.9         47.3        (9.6)      1,903.6
                                                      -----------  -----------  ----------   -----------

         Total fixed maturities                          5,964.7        181.6       (69.1)      6,077.2

Common stocks and non-redeemable preferred stocks           48.9          5.8        (0.3)         54.4
                                                      -----------  -----------  ----------   -----------

Total available-for-sale securities                    $ 6,013.6      $ 187.4     $ (69.4)    $ 6,131.6
                                                      ===========  ===========  ==========   ===========




                                                                      Gross        Gross
   1997                                                 Amortized    unrealized   unrealized      Fair
------------
                                                          cost         gains        losses       value
                                                       ------------  ----------   ----------  ------------

Fixed maturites:
U.S. government and agencies                                $ 44.3       $ 1.3          $ -        $ 45.6
State and municipal                                            1.8         0.3            -           2.1
Non-U.S.  government                                             -           -            -             -
U.S. corporate                                             3,362.1       120.6         (8.1)      3,474.6
Non-U.S.  corporate                                          200.1         6.5         (0.3)        206.3
Mortgage-backed                                            1,859.8        39.6         (5.4)      1,894.0
                                                       ------------  ----------   ----------  ------------

         Total fixed maturities                            5,468.1       168.3        (13.8)      5,622.6

Common stocks and non-redeemable preferred stocks             90.1        14.6            -         104.7
                                                       ------------  ----------   ----------  ------------

Total available-for-sale securities                       $5,558.2     $ 182.9      $ (13.8)    $ 5,727.3
                                                       ============  ==========   ==========  ============

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         The scheduled maturity distribution of the fixed maturity portfolio at December 31 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                 1998
                                                       -------------------------
                                                        Amortized       Fair
                                                          Cost          Value
                                                       -----------  ------------

Due in one year or less                                  $ 119.6       $ 120.2
Due one year through five years                          1,895.0       1,941.1
Due five years through ten years                         1,299.4       1,304.5
Due after ten years                                        784.8         807.8
                                                       -----------  ------------

            Subtotals                                    4,098.8       4,173.6

Mortgage-backed securities                               1,865.9       1,903.6
                                                       -----------  ------------

            Totals                                     $ 5,964.7     $ 6,077.2
                                                     ===========  ============



         As required by law, the Company has investments on deposit with governmental authorities and banks for the protection of policyholders of $4.0 and $4.7 as of December 31, 1998 and 1997, respectively.

         As of December 31, 1998, approximately 26.6% and 14.8% of the Company's investment portfolio is comprised of securities issued by the manufacturing and financial industries, respectively, the vast majority of which are rated investment grade, and which are senior secured bonds. No other industry group comprises more than 10% of the Company's investment portfolio. This portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.

         As of December 31, 1998, the Company did not hold any fixed maturity securities which exceeded 10% of shareholders' interest.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         The credit quality of the fixed maturity portfolio at December 31, follows. The categories are based on the higher of the ratings published by Standard & Poors or Moody's.

                                                             1998                           1997
                                                  -------------------------      --------------------------
                                                     Fair                           Fair
                                                     value        Percent           value        Percent
                                                  ------------   ----------      ------------   -----------

Agencies and treasuries                               $ 270.5          4.5 %         $ 308.4           5.5 %
AAA/Aaa                                               1,518.7         25.0           1,464.5          26.0
AA/Aa                                                   376.6          6.2             320.4           5.7
A/A                                                   1,201.4         19.8           1,101.4          19.6
BBB/Baa                                               1,762.2         29.0           1,862.3          33.1
BB/Ba                                                   378.3          6.2             306.8           5.5
B/B                                                     187.4          3.1              76.7           1.4
Not rated                                               382.1          6.2             182.1           3.2
                                                  ------------   ----------      ------------   -----------

Totals                                              $ 6,077.2        100.0 %       $ 5,622.6         100.0 %
                                                  ============   ==========      ============   ===========





         Bonds with ratings ranging from AAA/Aaa to BBB-/Baa3 are generally regarded as investment grade securities. Some agencies and treasuries (that is, those securities issued by the United States government or an agency thereof) are not rated, but all are considered to be investment grade securities. Finally, some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the value of the security.

         (b) Mortgage and Real Estate Portfolio

         The Company's mortgage and real estate portfolio is distributed by geographic location and type. However, the Company has concentration exposures in certain regions and in certain types as shown in the following two tables.

         Geographic distribution as of December 31, 1998:

                                                    Mortgage        Real Estate
                                                ------------       ------------

South Atlantic                                        38.4 %            100.0 %
Pacific                                               16.3                -
East North Central                                    14.7                -
West South Central                                    10.8                -
Mountain                                              10.5                -
Other                                                  9.3                -
                                               ------------       ------------

Totals                                               100.0 %            100.0 %
                                               ============       ============

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         Type distribution as of December 31, 1998:

                                                 Mortgage          Real Estate
                                              -------------       ------------

Office Building                                       23.6 %              -   %
Retail                                                23.3              100.0
Industrial                                            22.4                -
Apartments                                            21.2                -
Other                                                  9.5                -
                                              -------------       ------------

Totals                                               100.0 %            100.0 %
                                              =============       ============



         "Impaired" loans are defined under generally accepted accounting principles as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans, and therefore applies principally to the Company's commercial loans.

         Under these definitions, the Company has two types of "impaired" loans as of December 31, 1998 and 1997: loans requiring allowances for losses and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral at income recognition ($11.3 and $23.0, respectively). There was no allowance for losses on these loans as of December 31, 1998 and 1997. Average investment in impaired loans during 1998 and 1997 was $20.0 and $23.0 and interest income earned on these loans while they were considered impaired was $1.8 and $2.0 for the years ended 1998 and 1997, respectively. There were no impaired loans nor related interest income earned on such loans in 1996.

         The following table shows the activity in the allowance for losses during the years ended December 31:

                                                     1998             1997
                                                ---------------  ---------------

Balance on January 1                                    $ 17.2           $ 20.8
Provision charged to operations                            1.1              1.1
Amounts written off, net of recoveries                     1.7             (4.7)
                                                ---------------  ---------------

Balance at December 31                                  $ 20.0           $ 17.2
                                                ===============  ===============

         The allowance for losses on mortgage loans at December 31, 1998 and 1997 represented 3.6% and 3.4% of gross mortgage loans, respectively.

         The Company had $5.6 and $6.4 of non-income producing mortgage loan investments as of December 31, 1998 and December 31, 1997, respectively.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


(3)      Deferred Acquisition Costs

         Activity impacting deferred policy acquisition costs was as follows:

                                                                                                    Preacquisition
                                                                                                    ----------------
                                                                                     Nine months       Three months
                                                    Year ended       Year ended            ended              ended
                                                  December 31,     December 31,     December 31,          March 31,
                                                          1998             1997             1996               1996
                                                ---------------  ---------------  ---------------   ----------------
Unamortized balance - beginning of period              $ 173.2           $ 71.7              $ -            $ 363.9
Costs deferred                                            93.6            112.3             74.9               22.2
Amortization, net                                        (17.4)           (10.8)            (3.2)              (6.0)
                                                ---------------  ---------------  ---------------   ----------------

Unamortized balance - end of period                      249.4            173.2             71.7              380.1
Cumulative effect of net unrealized
    investment (gains) losses                             (7.4)            (8.2)            (1.4)              17.9
                                                ---------------  ---------------  ---------------   ----------------

Recorded balance                                       $ 242.0          $ 165.0           $ 70.3            $ 398.0
                                                ===============  ===============  ===============   ================



(4)      Intangibles

         (a)      Present Value of Future Profits (PVFP)

         As of April 1, 1996, Life of Virginia established an intangible asset that represents the present value of future profits ("PVFP"). PVFP reflects the estimated fair value of the Company's life insurance business in-force and represents the portion of the cost to acquire the Company that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the present value of the actuarially determined projected cash flows for the acquired policies discounted at an appropriate rate.

         PVFP is amortized, net of accreted interest, in a manner similar to the amortization of deferred acquisition costs. Interest accretes at rates credited to policyholders on underlying contracts. Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits to the unamortized asset balance. If such a comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense.

         Prior to April 1, 1996, Life of Virginia's PVFP was calculated in a similar manner as the PVFP discussed above and related to policies in-force on April 30, 1986, the date the Company was acquired by AON. Under purchase accounting this PVFP was removed.

         PVFP is further adjusted to reflect the impact of unrealized gains or losses on fixed maturities classified as available for sale in the investment portfolios. Such adjustments are not recorded in the Company's net income but rather as a credit or charge to shareholders' interest, net of applicable income tax. The components of PVFP are as follows:

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)




                                                                                                Preacquisition
                                                                                                ----------------
                                                                                 Nine months     Three months
                                                   Year ended      Year ended       ended            ended
                                                   December 31,   December 31,   December 31,      March 31,
                                                      1998            1997           1996            1996
                                                   ------------   -------------  -------------  ----------------

Unamortized bal. - beginning of period                 $ 385.7         $ 438.9            $ -            $ 32.6
Purchase accounting adjustments                              -               -          484.0                 -
Interest accrued at 6.25%, 6.75% and 6.25%
       for 1998, 1997, and 1996, respectively             24.0            28.4           22.4               0.5
Amortization                                             (70.4)          (81.6)         (67.5)             (1.1)
                                                   ------------   -------------  -------------  ----------------

Unamortized balance - end of period                      339.3           385.7          438.9              32.0
Cumulative effect of net unrealized
    investment (gains) losses                            (36.3)          (53.1)         (19.7)                -
                                                   ------------   -------------  -------------  ----------------

Recorded balance                                       $ 303.0         $ 332.6        $ 419.2            $ 32.0
                                                   ============   =============  =============  ================




         The estimated percentage of the December 31, 1998 balance, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

         1999                                            11.4 %
         2000                                             8.3
         2001                                             7.3
         2002                                             6.0
         2003                                             5.0



         (b)      Goodwill

         At December 31, 1998 and 1997, total unamortized goodwill was $87.0 and $117.1, respectively, which is shown net of accumulated amortization and adjustments of $41.4 and $13.2 for the years ended December 31, 1998 and 1997, respectively. Goodwill amortization was $2.6, $6.4, and $5.0 for the years ending December 31, 1998 and 1997, and for the nine month period ending December 31, 1996, respectively. Cumulative adjustments to goodwill totaled $(27.6), ($1.9) and $11.2 for the years ending December 31, 1998 and 1997, and for the nine month period ending December 31, 1996, respectively. Adjustments relate primarily to the settlement of purchase price with AON.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)

(5)       Reinsurance and Claim Reserves

         Life of Virginia is involved in both the cession and assumption of reinsurance with other companies. Life of Virginia's reinsurance consists primarily of long-duration contracts that are entered into with financial institutions and related party reinsurance. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the Company from its primary liabilities and the Company remains liable to the extent that the reinsuring companies are unable to meet their obligations.

         In order to limit to amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum of individual ordinary life insurance normally retained by the Company on any one life policy is $1. The Company does not have significant reinsurance contracts with any one reinsurer that could have a material impact on its results of operations.

         A summary of reinsurance activity is as follows:

                                                                                           Preacquisition
                                                                                           ---------------
                                                                             Nine months     Three months
                                           Year ended       Year ended             ended            ended
                                         December 31,     December 31,      December 31,        March 31,
                                                 1998             1997              1996             1996
                                       ---------------  ---------------   ---------------  ---------------
Direct                                        $ 333.0          $ 321.3            $ 94.7           $ 73.7
Assumed                                          19.2             20.7              59.0             35.0
Ceded                                          (123.8)          (110.4)            (10.0)           (19.8)
                                       ---------------  ---------------   ---------------  ---------------
Net premiums earned                           $ 228.4          $ 231.6           $ 143.7           $ 88.9
                                       ---------------  ---------------   ---------------  ---------------
Percentage of amount assumed to net                8%               9%               41%              39%
                                       ===============  ===============   ===============  ===============

         Due to the nature of the Company's reinsurance contracts, premiums earned approximate premiums written. The above premium amounts include cost of insurance charges on universal life policies.

         A significant portion of Life of Virginia's ceded premiums relates to group life and health premiums. Life of Virginia is the primary carrier for the State of Virginia employees group life and health plan. By statute, Life of Virginia must reinsure these risks with other Virginia domiciled companies who wish to participate.

         Incurred losses and loss adjustment expenses are net of reinsurance of $82.3, $72.7, $60.5, and $17.2 for the years ended December 31, 1998 and 1997, the nine months ended December 31, 1996, and the three months ended March 31, 1996, respectively.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         In connection with the sale of the Company, the following transactions occurred effective January 1, 1996: single premium deferred annuity liabilities reinsured with CICA in 1995 were recaptured, guaranteed investment contract liabilities reinsured with CICA in 1994 were recaptured, other lines of CICA insurance business inforce were assumed, and other related liabilities of CICA were assumed. In conjunction with the recapture and assumption, CICA transferred to Life of Virginia assets with a fair value totaling $842.6. For the three months ended March 31, 1996, premiums of $33.9, benefits of $46.7, commission expense of $10.2 and a capital contribution of $69.3 as a result of various reinsurance transactions.

(6)      Future Annuity and Contract Benefits

         (a)      Investment Contracts

         Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder's contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

         (b)      Insurance Contracts

         Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits based on mortality, morbidity, and other assumptions which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential premium deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported, and claims in the process of settlement. This estimate is based on the experience of the insurance industry and the Company, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

         The following chart summarizes the major assumptions underlying the Company's recorded liabilities for future annuity and contract benefits:

                                                                  Mortality/
                                                  Withdrawal       Morbidity  Interest Rate                   December 31,
                                                                                                 ----------------------------
                                                  Assumption      Assumption     Assumption             1998            1997
                                               -------------- --------------- --------------     ------------   -------------
Investment Contracts                                N/A            N/A             N/A             $ 4,463.3       $ 3,951.4
Limited-payment Contracts                          None            (a)          3.8-9.3%                14.4            14.0
Traditional life insurance contracts              Company          (b)            7.2%                 369.0           363.7
                                                Experience
Universal life-type contracts                       N/A            N/A             N/A               1,605.7         1,557.4
Accident & Health                                 Company          (c)            7.2%                   2.9             3.3
                                                Experience
                                                                                                 ------------   -------------

Total future annuity and contract benefits                                                         $ 6,455.3       $ 5,889.8
                                                                                                 ============   =============

a) Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuitant Mortality Table.
b)  Principally modifications of the 1965-70 or 1975-80 Select and Ultimate
    Tables.
c) The 1958 Commissioner's Standard Ordinary Table and 1964 modified and 1987 Commissioner's Disability Tables.

(7)      Income Taxes

         Beginning April 1, 1996, Life of Virginia and its subsidiary have been included in the life insurance company consolidated federal income tax return of GECA and are also subject to a separate tax-sharing agreement, as approved by state insurance regulators, the provisions of which are substantially the same as the tax-sharing agreement with GE Capital. Prior to April 1, 1996, Life of Virginia was included in the consolidated federal income tax return of AON and its principal domestic subsidiaries and in accordance with intercompany policy, provided taxes on income based on a separate company basis. Amounts payable or recoverable related to periods before April 1, 1996, are subject to an indemnification agreement with AON. As such the Company is not at risk for income taxes nor entitled to recoveries related to those periods.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         The total provision for income taxes consisted of the following components:

                                                                                                 Preacquisition
                                                                                                 ---------------
                                                                                   Nine months     Three months
                                                  Year ended      Year ended             ended            ended
                                                  December 31,  December 31,      December 31,        March 31,
                                                        1998            1997              1996             1996
                                                -------------  --------------   ---------------  ---------------
Current federal income tax provision (benefit)        $ 19.9          $ 62.4            $ 38.1           $ (3.6)
Deferred federal income tax provision (benefit)         28.7           (12.4)             (7.6)            10.3
                                                -------------  --------------   ---------------  ---------------
    Subtotal-federal provision                          48.6            50.0              30.5              6.7
Current state income tax provision (benefit)             1.3             2.4               1.6             (0.2)
Deferred state income tax provision (benefit)            0.8            (0.2)             (0.3)             0.5
                                                -------------  --------------   ---------------  ---------------
    Subtotal-state provision                             2.1             2.2               1.3              0.3
                                                -------------  --------------   ---------------  ---------------
    Total income tax provision                        $ 50.7          $ 52.2            $ 31.8            $ 7.0
                                                =============  ==============   ===============  ===============

         The reconciliation of the federal statutory rate to the effective income tax rate is as follows:

                                                                                              Preacquisition
                                                                                             -----------------
                                                                               Nine months     Three months
                                              Year ended       Year ended            ended            ended
                                            December 31,     December 31,     December 31,        March 31,
                                                    1998             1997             1996             1996
                                            -------------  ---------------  ---------------  ---------------
Statutory U.S. federal income tax rate              35.0 %           35.0 %           35.0 %           35.0 %
State income tax                                     0.5              0.5              0.5              0.5
Non-deductible goodwill amortization                 0.7              1.6              2.0              0.0
Other, net                                          (0.3)            (0.6)            (0.5)             1.5
                                            -------------  ---------------  ---------------  ---------------

    Effective rate                                  35.9 %           36.5 %           37.0 %           37.0 %
                                            =============  ===============  ===============  ===============

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         The components of the net deferred income tax asset (liability) at December 31 are as follows:

                                                                            December 31,        December 31,
                                                                                    1998                1997
                                                                        -----------------   -----------------
Assets:
     Insurance reserve amounts                                                   $ 147.1             $ 142.9
     Deferred acquisition costs                                                        -                11.8
     Other                                                                           5.9                24.5
                                                                        -----------------   -----------------
         Total deferred tax assets                                                 153.0               179.2
                                                                        -----------------   -----------------

Liabilities:
     Net unrealized investment gains on investment securities                       26.8                40.0
     Investments                                                                     3.5                 2.7
     Present value of future profits                                                67.1                79.1
     Deferred acquisition costs                                                     14.5                   -
                                                                        -----------------   -----------------
         Total deferred tax liabilities                                            111.9               121.8
                                                                        -----------------   -----------------
         Net deferred income tax asset                                            $ 41.1              $ 57.4
                                                                        =================   =================





         Based on an analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income enabling the Company to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

         The Company paid (refunded) $19.2, $64.4, $38.6, and $(2.4), for federal and state income taxes for the year ended December 31, 1998, 1997, the nine months ended December 31, 1996, and three months ended March 31, 1996, respectively.

(8)      Related Party Transactions

         Life of Virginia pays investment advisory fees and other fees to affiliates. Amounts incurred for these items aggregated $11.5, $11.9, $3.2, and $3.5 for the years ended December 31, 1998 and 1997, the nine months ended December 31, 1996, and the three months ended March 31, 1996, respectively. Life of Virginia charges affiliates for certain services and for the use of facilities and equipment which aggregated $19.1, $4.6, $2.0, and $1.0, for the years ended December 31, 1998 and 1997, the nine months ended December 31, 1996, and the three months ended March 31, 1996, respectively.

         Life of Virginia pays interest on outstanding amounts under a credit funding agreement with GNA Corporation, the parent company of GECA. Interest expense under this agreement was $2.0 and $0.0 with outstanding borrowings of $53.9 and $0.0 as of December 31, 1998 and 1997, respectively.

         At December 31, 1998 and 1997, Life of Virginia held investments in securities of certain affiliates amounting to $2.6. Amounts included in net investment income related to these holdings totaled $0.1, $0.1, $0.1, and $0.2 for the years ended December 31, 1998 and 1997, for the nine months ended December 31, 1996, and the three months ended March 31, 1996, respectively.

         During 1998, Life of Virginia sold $18.5 of third-party preferred stock investments to an affiliate. This resulted in a gain on sale of $3.9, which is included in net realized investment gains.

(9)      Commitments and Contingencies

         (a)      Mortgage Loan Commitments

         Life of Virginia has certain investment commitments to provide fixed-rate loans. The investment commitments, which would be collateralized by related properties of the underlying investments, involve varying elements of credit and market risk. Investment commitments outstanding as of December 31, 1998 and 1997, totaled $72.0 and $16.7, respectively.

(B)      Guaranty Association Assessments

         The Company is required by law to participate in the guaranty associations of the various states in which they do business. The state guaranty associations ensure payment of guaranteed benefits, with certain restrictions, to policyholders of impaired or insolvent insurance companies by assessing all other companies involved in similar lines of business.

         There are currently several unrelated insurance companies which had substantial amounts of annuity business in the process of liquidation or rehabilitation. The Company paid assessments of $2.9, $3.8, $0.2 and $1.4 to various state guaranty associations during 1998, 1997, the nine month period ended December 31, 1996, and the three month period ended March 31, 1996, respectively. At December 31, 1998 and 1997, accounts payable and accrued expenses include $15.4 and $18.2, respectively, related to estimated future payments.

         (c)      Leases

         The Company has noncancelable operating leases for certain office space, equipment and automobiles. Rental expense for all operating leases for the years ended December 31, 1998 and 1997, for the nine months ended December 31, 1996, and the three months ended March 31, 1996 amounted to $1.4, $1.3, $2.5, and $0.8, respectively.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         Future minimum commitments under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998 are summarized as follows:

                                                         Minimum lease payments

         1999                                                           $   1.2
         2000                                                               0.8
         2001                                                               0.5
         2002                                                               0.3
         2003                                                                -
         Later years                                                         -
                                                                          -----

         Total minimum payments required                                $   2.8
                                                                          =====



         (d)      Litigation

         There is no pending litigation to which the Company is a party or of which any of the Company's property is the subject which management believes will have an adverse material impact on the Company's financial condition or results of operations. In addition, there are no legal proceedings contemplated by any governmental authorities against the Company of which management has any knowledge.

(10)     Fair Value of Financial Instruments

         The Company has adopted SFAS No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments. This statement requires disclosures about the amounts, nature and terms of derivative financial instruments and modifies existing disclosure requirements for other financial instruments.

         The Company has no derivative financial instruments as defined by SFAS No. 119 as of December 31, 1998 other than mortgage loan commitments of $77.2 and interest rate floors of $17.2. The notional value of the interest rate floors at December 31, 1998 was $1,800 and the floors expire from September 2003 to October 2003.

         The fair values of financial instruments presented in the applicable notes to the Company's consolidated financial statements are estimates of the fair values at a specific point in time using available market information and valuation methodologies considered appropriate by management. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

     Financial instruments that, as a mater of accounting policy, are reflected in the accompanying consolidated financial statements at fair value are not included in the following disclosures. Such items include fixed maturities, equity securities and certain other invested assets. The carrying value of policy loans and short-term investments approximate fair value at both
December 31, 1998 and 1997.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
             (Dollar amounts in millions, except per share amounts)




         At December 31, the carrying amounts and fair value of the Company's financial instruments were as follows:

                                             1998                        1997
                                        ------------------   -------------------

                                        Carrying      Fair   Carrying       Fair
                                         amount      value    amount       value
                                        ------------------   -------------------

Mortgage Loans                           $528.1     $590.1    $496.2      $532.2
Investment type insurance contracts     4,463.3    4,462.6   3,951.4     3,909.0
Interest rate floors                       17.2       12.5       --          --



         The fair value of mortgage loans is estimated by discounting the estimated future cash flows using interest rates applicable to current loan origination, adjusted for credit risk.

         The estimated fair value of investment contracts is the amount payable on demand (cash surrender value) for deferred annuities and the net present value based on interest rates currently offered on similar contracts for non-life contingent immediate annuities. Fair value disclosures are not required for insurance contracts.

(11)     Restrictions On Dividends

         Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on 10% of the prior year surplus (net of adjustments in some cases) and prior year statutory income (net gain from operations, net income adjusted for realized capital gains, or net investment income). Dividends in excess of the prescribed limits or the Company's earned surplus require formal state insurance commission approval. The maximum dividend payout which may be made without prior approval in 1999 is $47.9.

         On December 3, 1998, the Company received approval from the Commonwealth of Virginia for, and declared, a dividend payable in cash, preferred stock and/or common stock at the election of each shareholder. GEFAHI elected to receive cash and preferred stock and GECA elected to receive common stock. A cash dividend of $120 was paid and a Series A preferred stock dividend of $120 was issued to GEFAHI on December 15, 1998. The Series A preferred stock has a par value of $1,000 per share, is redeemable at par at the Company's election, and is not subject to call penalties. Dividends on the preferred stock are cumulative and payable semi-annually at the annual rate of 8.0% of the par value. The Series A preferred stock is not convertible into any other security of the Company, and the holders thereof have no voting rights except with respect to any proposed changes in the preferences and special rights of such stock. GECA will receive its dividend in the form of 18,641 shares of newly issued common stock in 1999.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


(12)     Supplementary Financial Data

         The Company files financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners (NAIC) that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from generally accepted accounting principles (GAAP) in several respects, causing differences in reported net income and shareholders' interest. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. The Company has no significant permitted accounting practices.

         Statutory net income and statutory capital and surplus is summarized below:

                                                                                            Preacquisition
                                                                              Nine months    Three months
                                               Year ended      Year ended           ended           ended
                                             December 31,    December 31,    December 31,       March 31,
                                                     1998            1997            1996            1996
                                             -------------  --------------   -------------  --------------
Statutory net income                               $ 52.2          $ 73.9          $ 69.7          $ (8.3)
Statutory capital and surplus                     $ 481.1         $ 522.5         $ 419.1         $ 360.5


         The NAIC adopted Risk Based Capital (RBC) requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with
(i) asset quality, (ii) insurance risk, (iii) interest rate risk, and (iv) other business factors. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, the Company periodically monitors its RBC level. At December 31, 1998 and 1997, the Company exceeded the minimum required RBC levels.

(13)     Operating Segment Information

         At year-end 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures About Segments of an Enterprise and Related Information, which requires segment data to be measured and analyzed on a basis that is consistent with how business activities are reported internally to management. Life of Virginia and its affiliated companies, which are subsidiaries of GEFAHI, conduct operations through two business segments: (1) Wealth Accumulation and Transfer, comprised of products intended to increase the policyholder's wealth, transfer wealth to beneficiaries or provide a means for replacing the income of the insured in the event of premature death, and (2) Wealth and Lifestyle Protection, comprised of products intended to protect accumulated wealth and income from the financial drain of unforeseen events. As Life of Virginia sells primarily variable annuity and universal life policies, it operates in the Wealth Accumulation and Transfer Segment. Accordingly, no segment data is provided.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


(14)     Accounting Pronouncements Not Yet Adopted

         During 1998, The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires that, upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged items; effects of certain changes in fair value are recorded in equity pending recognition in earnings. As required in SFAS No. 133, the Company will adopt the Statement by January 1, 2000. The impact of adoption will be determined by several factors, including the specific hedging instruments in place and their relationships to hedged items, as well as market conditions. Management has not estimated the effects of adoption as it believes that such determination will not be meaningful until closer to the adoption date.

          In December 1997, the American Institute of Certified Public Accountants issued a new Statement of Position (SOP) 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. This SOP provides guidance on accounting by insurance and other enterprises for guaranty-fund and certain other insurance related assessments. The SOP requires enterprises to recognize (1) a liability for assessments when (a) an assessment has been asserted or information available prior to issuance of the financial statements indicates it is probable that an assessment will be asserted, (b) the underlying cause of the asserted or probable assessment has occurred on or before the date of the financial statements, and (c) the amount of the loss can be reasonably estimated and (2) an asset for an amount when it is probable that a paid or accrued assessment will result in an amount that is recoverable from premium tax offsets or policy surcharges from in-force policies. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998 and will be reported in a manner similar to a cumulative effect of a change in accounting principle in the initial year of adoption. As a result of the adoption of this SOP, the Company expects to record an asset of approximately $4, net of tax.

(15)     Comprehensive Income

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes all changes in equity from non-owner sources, investments by and distributions to owners are excluded. Prior year consolidated financial statements have been restated to conform to the requirements of SFAS 130.

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


         Components of other comprehensive income and related tax effects are shown below:

                                                                            Year Ended
                                                                            ----------

                                                            December 31, 1998                          December 31, 1997
                                                       ----------------------------             ------------------------------
                                                  Before-Tax       Tax       Net-of-Tax     Before-Tax       Tax       Net-of-Tax
                                                    Amount        Effect       Amount         Amount       Effect        Amount
                                                    ------        ------       ------         ------       ------        ------
Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising
      during period                                   $ (11.4)      $ 4.0         $ (7.4)        $ 97.7     $ (34.2)        $ 63.5
    Less: reclassification adjustment for gains
      realized in net income                            (26.3)        9.2          (17.1)         (13.3)        4.7           (8.6)
                                                        -----         ---          -----          -----         ---           ----
    Net unrealized gains (losses) on securities         (37.7)       13.2          (24.5)          84.4       (29.5)          54.9
                                                        -----        ----          -----           ----       -----           ----
Total other comprehensive income (loss)               $ (37.7)     $ 13.2        $ (24.5)        $ 84.4     $ (29.5)        $ 54.9
                                                      =======      ======        =======         ======     =======         ======





                                                                                                        Preacquisition
                                                                                                        --------------
                                                               Nine Months Ended                      Three Months Ended
                                                               -----------------                      ------------------
                                                               December 31, 1996                        March 31, 1996
                                                  -------------------------------------    --------------------------------------
                                                  Before-Tax       Tax       Net-of-Tax     Before-Tax       Tax       Net-of-Tax
                                                    Amount        Effect       Amount         Amount       Effect        Amount
                                                    ------        ------       ------         ------       ------        ------
Unrealized gains (losses) on securities:

    Unrealized holding gains (losses) arising
      during period                                    $ 35.8     $ (12.5)        $ 23.3       $ (131.3)     $ 46.0        $ (85.3)
    Less: reclassification adjustment for gains
      realized in net income                             (6.0)        2.1           (3.9)          (9.0)        3.1           (5.9)
                                                         ----         ---           ----           ----         ---           ----
    Net unrealized gains (losses) on securities          29.8       (10.4)          19.4         (140.3)       49.1          (91.2)
                                                         ----       -----           ----         ------        ----          -----
Total other comprehensive income (loss)                $ 29.8     $ (10.4)        $ 19.4       $ (140.3)     $ 49.1        $ (91.2)
                                                       ======     =======         ======       ========      ======        =======

             THE LIFE INSURANCE COMPANY OF VIRGINIA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996
                          (Dollar amounts in millions)


        Components of accumulated non-owner changes in equity are shown below:

                                                                          Adjustment      Accumulated
                                                        Unrealized       To Reflect        Non-owner
                                                      Gains (losses)      Purchase        Changes in
                                                      on Securities        Method           Equity
                                                      ---------------   -------------   ----------------
Preacquisition
---------------
Balance December 31, 1995                              $       103.1    $         -      $       103.1
Changes for the three months ended March 31, 1996              (91.2)             -              (91.2)
                                                      ---------------   -------------   ----------------
Balance March 31, 1996                                          11.9              -               11.9

Postacquisition
---------------
Changes for the nine months ended December 31, 1996             19.4           (11.9)              7.5
                                                      ---------------   -------------   ----------------
Balance December 31, 1996                                       31.3           (11.9)             19.4
Changes for the year ended December 31, 1997                    54.9              -               54.9
                                                      ---------------   -------------   ----------------
Balance December 31, 1997                                       86.2           (11.9)             74.3
Changes for the year ended December 31, 1998                   (24.5)             -              (24.5)
                                                      ---------------   -------------   ----------------
Balance December 31, 1998                              $        61.7     $     (11.9)    $        49.8
                                                      ===============   =============   ================



(16)     Subsequent Event

         Effective January 1, 1999, The Harvest Life Insurance Company ("Harvest") merged into The Life Insurance Company of Virginia with the merged Company renamed GE Life and Annuity Assurance Company ("GELAAC"). Harvest's former parent, Federal Home Life Insurance Company ("FHLIC"), will receive common stock of GELAAC in exchange for its interest in Harvest. FHLIC is an indirect wholly-owned subsidiary of GEFAHI. Following are the proforma results of operations for the Company for the year ended December 31, 1998 and 1997 as if Harvest had been a part of Life of Virginia as of January 1, 1997.


                                              Proforma Results
                                  ------------------------------------------
                                   as of or for the year ending December 31,
                                  ------------------------------------------
                                          1998                1997
                                  --------------------  --------------------

Total assets                               $ 14,785.4          $ 12,735.2
Revenues                                        939.1               974.4
Net income                                      105.8               107.3

                                     PART C

                                OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements

All required financial statements are included in Part B of this Registration Statement.

(b)  Exhibits

     (1)(a) Resolution of Board of Directors of Life of Virginia authorizing the establishment of Separate Account 4. 12/

     (1)(b) Resolution of Board of Directors of Life of Virginia authorizing the establishment of twenty-two (22) additional subdivisions of Separate Account 4, investing in shares of Money Market Portfolio, High Income Portfolio, Equity-Income Portfolio, Growth Portfolio and Overseas Portfolio of the Fidelity Variable Insurance Products Fund; Asset Manager Portfolio of the Fidelity Variable Insurance Products Fund II; Money Market Portfolio, Government Securities Portfolio, Common Stock Index Portfolio, Total Return Portfolio of the Life of Virginia Series Fund, Inc.; Limited Maturity Bond Portfolio, Growth Portfolio and Balanced Portfolio of the Neuberger & Berman Advisers Management Trust; Growth Portfolio, Aggressive Growth Portfolio, and Worldwide Growth Portfolio of the Janus Aspen Series; Money Fund, High Income Fund, Bond Fund, Capital Appreciation Fund, Growth Fund, Multiple Strategies Fund of the Oppenheimer Variable Account Funds. 12/

     (1)(c) Resolution of Board of Directors of Life of Virginia authorizing the establishment of two additional investment subdivisions of Separate Account 4, investing in shares of the International Equity Portfolio and the Real Estate Securities Portfolio of Life of Virginia Series Fund. 12/

     (1)(d) Resolution of Board of Directors of Life of Virginia authorizing the establishment of four additional investment subdivisions of Separate Account 4, investing in shares of the American Growth Portfolio and the American Small Capitalization Portfolio of The Alger American Fund, and the Growth Portfolio and Flexible Income Portfolio of the Janus Aspen Series. 8/

     (1)(e) Resolution of Board of Directors of Life of Virginia authorizing the establishment of twelve additional investment subdivisions of Separate Account 4, investing in shares of the Growth & Income Portfolio and Growth Opportunities Portfolio of Variable Insurance Products Fund III; Growth II Portfolio and Large Cap Growth Portfolio of the PBHG Insurance Series Fund, Inc.; Global Income Fund and Value Equity Fund of GE Investments Funds,
                Inc. 11/

     (1)(f) Resolution of Board of Directors of Life of Virginia authorizing the establishment of two additional investment subdivisions of Separate Account 4, investing in shares of the Capital Appreciation Portfolio of the Janus Aspen Series. 11/

     (1)(g) Resolution of Board of Directors of Life of Virginia authorizing the establishment of twenty-two (22) additional subdivisions of Separate Account 4. 12/

     (1)(h) Resolution of Board of Directors of Life of Virginia authorizing the establishment of six additional investment subdivisions of Separate Account 4, investing in shares of the U.S. Equity Fund of the GE Investments Funds, Inc., Growth and Income Fund of the Goldman Sachs Variable Insurance Trust Fund and Mid Cap Equity Fund of Goldman Sachs Variable Insurance Trust. Further a name change for Oppenheimer Variable Account Fund Capital Appreciation Fund to Oppenheimer Variable Account Fund Aggressive Growth Fund. 12/

     (1)(i) Resolution of Board of Directors of GE Life & Annuity authorizing the establishment of an additional Investment Subdivision investing in shares of GE Premier Growth Equity Fund of GE Investments Funds, Inc.15/

     (1)(j) Resolution of Board of Directors of GE Life & Annuity authorizing the establishment of seven additional investment subdivisions of Separate Account 4, investing in shares of AIM V.I. Capital Appreciation Fund, AIM V.I. Capital Development Fund, AIM V.I.. Telecommunications Fund, AIM V.I. Growth & Income Fund, AIM V.I. Global Utilites Fund, AIM V.I. Aggressive Growth Fund and AIM V.I. Government Securities Fund of AIM Variable Insurance Funds, Inc. 16/

     (1)(k) Resolution of Board of Directors of GE Life & Annuity authorizing the establishment of two additional investment subdivisions of Separate Account 4, investing in shares of Delaware Group Social Awareness Series and Delaware Group Devon Series of Delaware Group Premium Fund, Inc. 16/

     (2)        Not Applicable.

     (3)(a) Underwriting Agreement dated December 12, 1997 between The Life Insurance Company of Virginia and Capital Brokerage Corporation. 12/

        (b)     Dealer Sales Agreement dated December 13, 1997.12/

     (4)(a)     Form of Contract
        (a)(i)  Original Form of Contract 16/

     (5)(a)     Form of Application. 16/

     (6)(a) Certificate of Incorporation of The Life Insurance Company of Virginia. 12/

       (b)      By-Laws of The Life Insurance Company of Virginia. 12/

    (7)         Not Applicable.

    (8)(a) Stock Sale Agreement between The Life Insurance Company of Virginia and The Life of Virginia Series Fund, Inc. 12/

       (b) Participation Agreement among Variable Insurance Products Fund, Fidelity Distributors Corporation, and The Life Insurance Company of Virginia. 12/

       (b)(i) Amendment to Participation Agreement Referencing Policy Form Numbers. 12/

       (b)(ii) Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity Distributors Corporation, and The Life Insurance Company of Virginia. 9/

       (b)(iii) Amendment to Participation Agreement among Variable Insurance Products Fund, Fidelity Distributors Corporation, and GE Life and Annuity Assurance Company. 16/

       (c) Participation Agreement between Janus Capital Corporation and The Life Insurance Company of Virginia. 12/

       (c)(i) Amendment to Participation Agreement between Janus Capital Corporation and GE Life and Annuity Assurance Company. 16/

       (d) Participation Agreement between Variable Insurance Products Fund III and The Life Insurance Company of Virginia. 11/

       (e) Participation Agreement between GE Investments Funds, Inc. and GE Life and Annuity Assurance Company.15/

       (f) Participation Agreement between AIM Variable Insurance Funds, Inc. and GE Life and Annuity Assurance Company. 16/

       (g) Participation Agreement between Delaware Group Premium Fund, Inc. and GE Life and Annuity Assurance Company. 16/

    (9)         Opinion and Consent of Counsel. 16/

    (10)(a)     Consent of Counsel. 16/

        (b)     Consent of Independent Auditors. 16/

    (11)        Not Applicable.

     (12)       Not Applicable.

     (13)       Schedule showing computation for Performance Data 16/

     (14)   (i) Power of Attorney dated April 16, 1997.11/
           (ii) Power of Attorney dated April 15, 1999 15/
          (iii) Power of Attorney dated December 20, 1999 16/


                           --------------------------


8/ Incorporated herein by reference to post-effective amendment number 3 to the Registrant's registration statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on September 28, 1995.

9/ Incorporated herein by reference to post-effective amendment number 4 to the Registrant's registration statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on April 30, 1996.

10/ Incorporated herein by reference to post-effective amendment number 6 to the Registrant's registration statement on Form N-4, File No. 33-76334, filed with the Securities and Exchange Commission on March 24, 1997.

11/ Incorporated herein by reference to post-effective amendment number 7 to the Registrant's registration statement on Form N-4, File No. 33-76334 filed with the Securities and Exchange Commission on May 1, 1997.

12/ Incorporated herein by reference to post-effective amendment number 9 to the Registrant's registration statement on Form N-4, File No. 33-76334 filed with the Securities and Exchange Commission on May 1, 1998.

13/ Incorporated herein by reference to post-effective amendment number 11 to the Registrant's registration statement on Form N-4, File No. 33-76334 filed with the Securities and Exchange Commission on July 17, 1998.

14/ Incorporated herein by reference to pre-effective amendment number 11 to the Registrant's registration statement on Form N-4, File No. 333-62695 filed with the Securities and Exchange Commission on December 18, 1998.

15/ Incorporated herein by reference to pre-effective amendment number 16 to the Registrant's registration statement on Form N-4, File No. 33-76334 filed with the Securities and Exchange Commission on April 30, 1999.

16/  To be filed in a pre-effective amendment.

ITEM 25.  DIRECTORS AND OFFICERS OF GE LIFE & ANNUITY


                                                                             Positions and Offices
Name                                   Address                               with Depositor
Michael G. Fraizer                     GE Financial Assurance                Director and Chairman of
                                       6604 W. Broad Street                  the Board
                                       Richmond, VA  23230

Pamela S. Schutz                       GE Life & Annuity                     Director and President
                                       6610 W. Broad Street
                                       Richmond, VA  23230

Selwyn L. Flournoy, Jr                 GE Life & Annuity                     Director and Senior Vice
                                       6610 W. Broad Street                  President
                                       Richmond, VA 23230

Robert D. Chinn                        GE Life & Annuity                     Director and Senior Vice
                                       6610 W. Broad Street                  President - Agency
                                       Richmond, VA 23230

Elliot Rosenthal                       GE Life & Annuity                     Senior Vice President -
                                       6610 W. Broad Street                  Investment Products
                                       Richmond, VA 23230

Victor C. Moses                        GE Financial Assurance                Director
                                       601 Union Street, Ste. 5600
                                       Seattle, WA 98101

Geoffrey S. Stiff                      GE Life & Annuity                     Director
                                       6610 W. Broad Street
                                       Richmond, VA 23230


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT


                              ORGANIZATIONAL CHART

                -----------      GENERAL ELECTRIC
                |                      COMPANY
          OTHER SUBSIDIARIES              |
                                       (100%)
                                          |
                                   GENERAL ELECTRIC
                                  CAPITAL SERVICES, INC.
                                          |
                                       (100%)
                                          |
                                   GENERAL ELECTRIC
                                  CAPITAL CORPORATION

                                          |
                                       (100%)
                                          |
                                  GE FINANCIAL ASSURANCE----------------
                                      HOLDINGS, INC.                    |
                                          |                             |
                                       (100%)                           |
                                          |                             |
                                    GNA CORPORATION                     |
                                          |                             |
                                       (100%)                          20%
                                          |                             |
                                   GENERAL ELECTRIC                     |
                                CAPITAL ASSURANCE COMPANY               |
                                          |                             |
                                        (80%)                           |
                                          |                             |
                                   GE LIFE AND ANNUITY------------------
                                    ASSURANCE COMPANY

ITEM 27.  NUMBER OF POLICYOWNERS

Not applicable.

ITEM 28.  INDEMNIFICATION

Section 13.1-698 and 13.1-702 of the Code of Virginia, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of Virginia in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 5 of the By-Laws of GE Life & Annuity further provides that:

   (a) The Corporation shall indemnify each director, officer and employee of this Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements [sic], fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation, and with respect to any criminal action, had no cause to believe his conduct unlawful. The termination of any action, suit or proceeding by judgement [sic], order, settlement, conviction, or upon a plea of nolo contendere, shall not of itself create a presumption that the person did not act in good faith, or in a manner opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, believed his conduct unlawful.

   (b) The Corporation shall indemnify each director, officer or employee of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgement [sic] in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

   (c) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of the directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

   (d) Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in subsection (c) upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount to the Corporation unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

   (e) The Corporation shall have the power to make any other or further indemnity to any person referred to in this section except an indemnity against gross negligence or willful misconduct.

   (f) Every reference herein to director, officer or employee shall include every director, officer or employee, or former director, officer or employee of the Corporation and its subsidiaries and shall enure to the benefit of the heirs, executors and administrators of such person.

   (g) The foregoing rights and indemnification shall not be exclusive of any other rights and indemnification to which the directors, officers and employees of the Corporation may be entitled according to law.

                                      * * *

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the depositor pursuant to the foregoing provisions, or otherwise, the depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the depositor of expenses incurred or paid by a director, officer or controlling person of the depositor in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29.  PRINCIPAL UNDERWRITERS

   (a) Capital Brokerage Corporation is the principal underwriter of the Contracts as defined in the Investment Company Act of 1940, and is also the principal underwriter for flexible premium variable life insurance policies issued through GE Life & Annuity Separate Accounts I, II, III and V.

   (b)

                                                                                  Positions and Offices
Name                                   Address                                    with Depositor
Scott A. Curtis                        GE Financial Assurance                     President and Chief
                                       6610 W. Broad St.                          Executive Officer
                                       Richmond, VA 23230

Charles A. Kaminski                    GE Financial Assurance                     Senior Vice President
                                       601 Union St., Ste. 5600
                                       Seattle, WA 98101

Victor C. Moses                        GE Financial Assurance                     Senior Vice President
                                       601 Union St., Ste. 5600
                                       Seattle, WA 98101

Geoffrey S. Stiff                      First Colony Life                          Senior Vice President
                                       700 Main St.
                                       Lynchburg, VA 23219

Mary Catherine Yeagley                 GE Financial Assurance                     Senior Vice President
                                       601 Union St., Ste. 5600
                                       Seattle, WA 98101

Jeffrey I. Hugunin                     GE Financial Assurance                     Treasurer
                                       6604 W. Broad St.
                                       Richmond, VA 23230

John W. Attey                          GE Financial Assurance                     Vice President, Counsel
                                       7125 W. Jefferson Ave., Ste. 200           & Assistant Secretary
                                       Lakewood, CO 80235

Thomas W. Casey                        GE Financial Assurance                     Vice President & Chief
                                       6604 W. Broad St.                          Financial Officer
                                       Richmond, VA 23230

Stephen N. DeVos                       GE Financial Assurance                     Vice President &
                                       6604 W. Broad St.                          Controller
                                       Richmond, VA 23230

Scott A. Reeks                         GE Financial Assurance                     Vice President &
                                       6610 W. Broad St.                          Assistant Treasurer
                                       Richmond, VA 23230

Edward J. Wiles, Jr.                   GE Financial Assurance                     Vice President, Counsel
                                       777 Long Ridge Rd., Bldg. "B"              & Secretary
                                       Stamford, CT 06927

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS

All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules under it are maintained by GE Life & Annuity at its administrative offices.

ITEM 31.  MANAGEMENT SERVICES

All management contracts are discussed in Part A or Part B of this Registration Statement.

ITEM 32.  UNDERTAKINGS

   (a) Registrant undertakes that it will file a post-effective amendment to this Registration Statement as frequently as necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

   (b) Registrant undertakes that it will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

   (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to GE Life & Annuity at the address or phone number listed in the Prospectus.

   SECTION 26(f) REPRESENTATION

   GE Life & Annuity hereby represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by GE Life & Annuity.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the registrant, GE Life & Annuity Separate Account 4, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, in the County of Henrico in the Commonwealth of Virginia, on the _________of December, 1999.

GE Life & Annuity  Separate Account 4
(Registrant)

    By:
       ----------------------------
        Selwyn L. Flournoy, Jr.
        Senior Vice President
        GE Life and Annuity Assurance Company



GE Life and Annuity Assurance Company
(Depositor)

    By:
       ----------------------------
        Selwyn L. Flournoy, Jr.
        Senior Vice President
           GE Life and Annuity Assurance Company

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title                                   Date


/s/                               Director, Chairman of the Board
---------------------
Michael Fraizer

/s/PAMELA S. SCHUTZ               Director and President
---------------------
Pamela S. Schutz


----------------------
Selwyn L. Flournoy, Jr.           Director, Senior Vice President

/s/ROBERT D. CHINN                Director, Senior Vice President
----------------------
Robert D. Chinn

/s/VICTOR C. MOSES                Director
----------------------
Victor C. Moses

/s/GEOFFREY S. STIFF              Director, Senior Vice President
----------------------
Geoffrey S. Stiff


By                                  , pursuant to Power of Attorney executed on
  ----------------------------------